AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996



                                             REGISTRATION STATEMENT NO. 333-2724

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                             COBB THEATRES, L.L.C.
             (Exact Name of Registrant as Specified in its Charter)

             ALABAMA                             7830                            63-1161322
  (State or Other Jurisdiction             (Primary Standard                  (I.R.S. Employer
of Incorporation or Organization)       Industrial Code Number)            Identification Number)

                               COBB FINANCE CORP.
             (Exact Name of Registrant as Specified in its Charter)

             ALABAMA                             7830                            63-1161888
  (State or Other Jurisdiction             (Primary Standard                  (I.R.S. Employer
of Incorporation or Organization)       Industrial Code Number)            Identification Number)

                           COBB THEATRES II, INC
            (Exact Name of Registrant as Specified in its Charter)

         Alabama                        7830                    63-1111323
 (State or Other Jurisdication     (Primary Standard        (I.R.S. Employer
of Incorporation or Organization) Industrial Code Number) Identification Number)

                                 R. C. COBB, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Alabama                        7830                    63-0376608
 (State or Other Jurisdication     (Primary Standard        (I.R.S. Employer
of Incorporation or Organization) Industrial Code Number) Identification Number)


                               924 MONTCLAIR ROAD
                           BIRMINGHAM, ALABAMA 35213
                                 (205) 591-2323
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrants' Principal Executive Offices)
                              -------------------

                                 ROBERT M. COBB
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               924 MONTCLAIR ROAD
                           BIRMINGHAM, ALABAMA 35213
                              TEL: (205) 591-2323
                              FAX: (205) 595-2120
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                              -------------------

                          COPIES OF COMMUNICATIONS TO:


                         J. BROOKE JOHNSTON, JR., ESQ.
                              MARK E. EZELL, ESQ.
                         F. HAMPTON MCFADDEN, JR., ESQ.
                        HASKELL SLAUGHTER & YOUNG L.L.C.
                           1200 AMSOUTH/HARBERT PLAZA
                            1901 SIXTH AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                              TEL: (205) 251-1000
                              FAX: (205) 324-1133


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.


    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /


                              -------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
      CLASS OF SECURITIES            AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
        TO BE REGISTERED              REGISTERED           PER NOTE              PRICE          REGISTRATION FEE
 10 5/8% New Senior Secured
 Notes due 2003                      $85,000,000             100%             $85,000,000          $29,310.34
 Subsidiary Guarantees
 of Senior Secured Notes             $85,000,000             100%             $85,000,000          (1)

(1) No separate registration fee is required pursuant to Rule 457(n).

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             COBB THEATRES, L.L.C.
                               COBB FINANCE CORP.
                             CROSS-REFERENCE SHEET


           Items in Part I of the Registration Statement on Form S-4 and Prospectus Pursuant to Item 501(b) of Regulation S-K.



 ITEM
NUMBER    REGISTRATION STATEMENT ITEM AND HEADING       CAPTION OR LOCATION IN PROSPECTUS
- ------   -----------------------------------------  -----------------------------------------
 1.      Forepart of the Registration Statement
           and Outside Front Cover Page of
         Prospectus...............................  Facing Page of the Registration
                                                    Statement; Outside Front Cover Page of
                                                    Prospectus
 2.      Inside Front and Outside Back Cover Pages
         of Prospectus............................  Inside Front and Outside Back Cover Pages
                                                    of Prospectus; Available Information
 3.      Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information............  Prospectus Summary; Risk Factors
 4.      Terms of the Transaction.................  Prospectus Summary; The Exchange Offer
 5.      Pro Forma Financial Information..........  Not Applicable
 6.      Material Contracts with the Company Being
         Acquired.................................  Not Applicable
 7.      Additional Information Required for
           Reoffering by Persons and Parties
         Deemed to be Underwriters................  Not Applicable
  8.     Interests of Named Experts and Counsel...  Not Applicable
 9.      Disclosure of Commission Position on
           Indemnification for Securities Act
         Liabilities..............................  Not Applicable
 10.     Information with Respect to S-3
         Registrants..............................  Not Applicable
 11.     Incorporation of Certain Information by
         Reference................................  Not Applicable
 12.     Information with Respect to S-2 or S-3
         Registrants..............................  Not Applicable
 13.     Incorporation of Certain Information by
         Reference................................  Not Applicable
 14.     Information with Respect to Registrants
         Other than S-3 or S-2 Registrants........  Prospectus Summary; The Issuers; Risk
                                                    Factors; Capitalization; Selected
                                                    Combined Financial and Operating Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management; Certain
                                                    Relationships and Related Transactions;
                                                    Principal Equityholders; Combined
                                                    Financial Statements
 15.     Information with Respect to S-3
         Companies................................  Not Applicable
 16.     Information with Respect to S-2 or S-3
         Companies................................  Not Applicable
 17.     Information with Respect to Companies
         Other than S-2 or S-3 Companies..........  Not Applicable
 18.     Information if Proxies, Consents or
         Authorizations are to be Solicited.......  Not Applicable
 19.     Information if Proxies, Consents or
           Authorizations are not to be Solicited
           or in an Exchange Offer................  Prospectus Summary; The Exchange Offer;
                                                    The Issuers; Risk Factors;
                                                    Capitalization; Selected Combined
                                                    Financial and Operating Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management; Certain
                                                    Relationships and Related Transactions;
                                                    Principal Equityholders; Combined
                                                    Financial Statements

                   SUBJECT TO COMPLETION, DATED JUNE 7, 1996

PROSPECTUS

                               OFFER TO EXCHANGE
                   10 5/8% NEW SENIOR SECURED NOTES DUE 2003
           FOR ALL OUTSTANDING 10 5/8% SENIOR SECURED NOTES DUE 2003
                                       OF
                             COBB THEATRES, L.L.C.
                               COBB FINANCE CORP.
                            ------------------------

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME ON      , 1996
                                UNLESS EXTENDED.


   Cobb Theatres, L.L.C., an Alabama limited liability company (the "Company" or "Cobb") and Cobb Finance Corp., an Alabama corporation and a wholly owned subsidiary of the Company ("Finance Corp." and, together with the Company, the "Issuers"), jointly and severally hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 5/8% New Senior Secured Notes due 2003 (the "New Senior Secured Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10 5/8% Senior Secured Notes due 2003 (the "Original Senior Secured Notes"), of which $85.0 million in aggregate principal amount are outstanding as of the date hereof. The
Exchange offer will remain open only until            , 1996.



                            ------------------------

NEW SENIOR SECURED NOTES SAME AS ORIGINAL SENIOR SECURED NOTES.



   The form and terms of the New Senior Secured Notes are the same as the form and terms of the Original Senior Secured Notes except that (i) the exchange will have been registered under the Securities Act and hence the New Senior Secured Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Senior Secured Notes will not be entitled to certain rights of holders of the Original Senior Secured Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The New Senior Secured Notes will evidence the same debt as the Original Senior Secured Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of March 6, 1996 governing the Original Senior Secured Notes and the New Senior Secured Notes (the "Indenture"). The Original Senior Secured Notes and the New Senior Secured Notes are sometimes referred to herein collectively as the "Senior Secured Notes," where appropriate. See "The Exchange Offer" and "Description of New Senior Secured Notes."

                            ------------------------



   The New Senior Secured Notes will bear interest at the same rate and on the same terms as the Original Senior Secured Notes. Consequently, the New Senior Secured Notes will bear interest at the rate of 10 5/8% per annum and the interest will be payable semi-annually on March 1 and September 1 of each year commencing on September 1, 1996. The New Senior Secured Notes will bear interest from and including the date of issuance of the Original Senior Secured Notes (March 6, 1996). Holders whose Original Senior Secured Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Senior Secured Notes.


   The Senior Secured Notes are secured obligations of the Company and rank pari passu with Indebtedness under the New Credit Facility (as defined herein), future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to all future subordinated Indebtedness of the Company. See "Description of New Senior Secured Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Interests" for a description of the restrictions on the ability of the Company and its subsidiaries to incur additional indebtedness. On March 6, 1996, the Company entered into a Credit Agreement with First Union National Bank of North Carolina, as Agent for the Lenders, pursuant to which the Company under certain conditions may borrow up to $25.0 million (the "New Credit Facility"). The Company's obligations under the New Credit Facility are secured pari passu by a security interest on all of the assets of the Company or any of its subsidiaries other than real property. As of March 6, 1996, the Company had availability under the New Credit Facility of approximately $11.0 million. As of March 6, 1996, no amount was outstanding under the New Credit Facility. The Company also had capital leases outstanding in the approximate amount of $1.8 million.



   The payment, when due, of the principal of and interest on the Senior Secured Notes has been unconditionally guaranteed, jointly and severally, by the two operating companies, R.C. Cobb, Inc., an Alabama corporation and Cobb Theatres II, Inc., an Alabama corporation, (each a "Guarantor" and collectively, the "Guarantors"),both of which are wholly owned subsidiaries of the Company.



   The New Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, on or after March 1, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, through the date of redemption. Upon a Change of Control (as defined in the Indenture), the Company will make an offer to purchase the Senior Secured Notes, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. There can be no assurance the Company will have the financial resources necessary to purchase the Senior Secured Notes upon a Change of Control.


   The Company will accept for exchange any and all validly tendered Original Senior Secured Notes not withdrawn prior to 5:00 p.m., New York City time, on
     , 1996 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Original Senior Secured Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions to the Exchange Offer." Original Senior Secured Notes may be tendered only in integral multiples of $1,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   SEE "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE SENIOR SECURED NOTES.

                            ------------------------

                The date of this Prospectus is           , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Senior Secured Notes issued pursuant to this Exchange Offer in exchange for Original Senior Secured Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Senior Secured Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Senior Secured Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the New Senior Secured Notes. Holders of Original Senior Secured Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Senior Secured Notes for its own account in exchange for the Original Senior Secured Notes, where such Original Senior Secured Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes. The Company believes that none of the registered holders of the Original Senior Secured Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

    Prior to this Exchange Offer, there has been no public market for the Senior Secured Notes. The Company does not intend to list the Senior Secured Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Senior Secured Notes will develop. To the extent that a market for the Senior Secured Notes does develop, the market value of the Senior Secured Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Senior Secured Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market for the Senior Secured Notes; Restrictions on Transfer."

    Each broker-dealer that receives New Senior Secured Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Secured Notes received in exchange for Original Senior Secured Notes where such Original Senior Secured Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 120 days after the Expiration Date. See "Plan of Distribution."

    The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to bear the expenses of this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL SENIOR SECURED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL,

AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UNTIL       , 1996 (90 DAYS AFTER THE DATE OF THIS EXCHANGE OFFER), ALL
DEALERS OFFERING TRANSACTIONS IN THE NEW SENIOR SECURED NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    The New Senior Secured Notes will be available initially only in book-entry form. The Company expects that the New Senior Secured Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary (as defined herein) and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global note representing the New Senior Secured Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, New Senior Secured Notes in certificated form will be issued in exchange for the global note only as set forth in the Indenture. See "Description of New Senior Secured Notes--Book Entry--Delivery and Form."

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. All financial and other information assumes completion of the acquisition of R.C. Cobb, Inc., Cobb Theatres II, Inc. and R&J Concessions, Inc. (collectively, the "Cobb Theatres Group") by Cobb Theatres, L.L.C., a newly organized Alabama limited liability company, which occurred March 6, 1996 as discussed below and under "Formation Transactions." Unless the context otherwise requires, the term the "Company" or "Cobb" used herein shall mean the Cobb Theatres Group prior to the Formation Transactions and shall mean Cobb Theatres, L.L.C. and its consolidated subsidiaries after the completion of the Offering (as defined herein). The Company's fiscal year ends on August 31. References to fiscal years herein are to the twelve-month period ending on August 31 of the year indicated.



FORMATION TRANSACTIONS



    Concurrently with the closing of the offering of the Original Senior Secured Notes, (i) R.C. Cobb, Inc. acquired all right, title and interest in and to all of the outstanding equity securities of R & J Concessions, Inc., (ii) R & J Concessions, Inc. was merged into its sole shareholder, R.C. Cobb, Inc. with R.C. Cobb, Inc. being the surviving corporation, and (iii) Cobb Theaters, L.L.C. acquired all right, title and interest in and to all of the outstanding equity securities of R.C. Cobb, Inc. and Cobb Theaters II, Inc., which had previously been held by members of the Cobb family. R & J Concessions, Inc. went out of existance in this transaction. All of the outstanding equity interests of the Company initially will be held by members of the Cobb family and by two revocable trusts for the benefit of certain members of the Cobb family. See "Principal Equityholders." As a result of the foregoing Formation Transactions, each of R.C. Cobb, Inc. and Cobb Theaters II, Inc. became, together with Finance Corp., the sole subsidiaries of the Company.



    Finance Corp. is a wholly owned subsidiary of the Company and was formed to serve as a co-issuer of the Senior Secured Notes in order to facilitate the offering (as herein defined), whereby the Original Senior Secured Notes were sold to Lehman Brothers, Inc. and First Union Capital Markets Corp. (the "Initial Purchasers"). Cobb Finance Corp. will not have any operations or material assets of any kind and will not have any revenues.



Cobb Theatres, L.L.C. has no significant assets or operations separate from its investment in its subsidiaries. R.C. Cobb, Inc. and Cobb Theaters II, Inc. the operating companies, have jointly and severally guaranteed the Issuers' obligations under the Senior Secured Notes. See "Description of Senior Secured Notes--Subsidiary Guarantees." Cobb Theatres, L.L.C. was recently formed as a holding company to create a consolidated entity to facilitate the Offering.


GENERAL


    The Company is the eleventh largest motion picture exhibitor in the United States and the largest exhibitor in Florida, based on the number of screens operated. At February 29, 1996, the Company operated 70 theatres with an aggregate of 581 screens in Florida, Alabama, Arkansas and Mississippi, including 54 theatres and 437 screens in Florida. The Company and its predecessors have been involved in the motion picture exhibition industry since 1921 and have been owned and managed by members of the Cobb family throughout this period. Moreover, the Company's six top executives have an average of over 28 years of experience in the industry. For the twelve months ended February 29, 1996, the Company's revenues and EBITDA (as defined herein) were $111.9 million and $15.4 million, respectively.


    Movie theatres are the primary initial distribution channel for new motion picture releases. Management believes that the success of a movie in other "downstream" delivery systems, such as home video and network, syndicated and pay television, is largely dependent on its successful release in movie theatres in the United States. In addition, management believes that, to date, the proliferation of these other distribution channels, home video in particular, has enhanced the value of film product, resulting in additional film product for exhibition. Management further believes that the emergence of new forms of delivery systems has not adversely affected attendance at movie theatres and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theatre.


STRATEGY

    The Company's strategy is to continue to grow revenues and EBITDA primarily by expanding its theatre circuit. Key elements of the Company's operating strategy include the following:


    Maintain Market Leadership in Florida. Cobb is the largest motion picture exhibitor in Florida based on number of theatres and screens operated. Cobb has concentrated, and plans to continue to concentrate, its expansion efforts in Florida. Management believes Florida is one of the more attractive theatre markets in the United States due to its favorable demographic profile and economic outlook. Florida's population is projected to grow at more than twice the rate of the United States population through the end of the decade. Moreover, approximately 25% of Florida's population consists of persons under 20 years of age. Industry data shows that nationally the 20 and under age group represents approximately 15% of the total population but approximately 24% of annual theatre admission revenues. This segment of the population is also projected to grow in Florida at a rate that is more than twice that of the United States as a whole. In addition, management believes that during the winter months, Florida's relatively warm weather attracts a seasonal inflow of tourists, which serves to increase the potential movie-going population. Florida's economy is growing strongly, with GDP and income per capita expected to increase at average annual rates of 3.3% and 1.7%, respectively, through the balance of the decade, compared to 2.4% and 1.5%, respectively, for the entire United States.



    Target Non-Competitive Zones. The Company's strategy is to locate its theatres in given areas or "zones" where it is the sole or a leading exhibitor in order to strengthen its ability to negotiate more advantageous film licensing terms. At February 29, 1996, approximately 76% of the Company's theatres were located in zones where the Company is the sole exhibitor, and approximately one-half of the Company's remaining theatres were located in zones where management believes the Company is the leading exhibitor.



    Maximize Revenue and Profitability with Multi-Screen Theatres. All of Cobb's theatres are multi-screen facilities and 86% of its theatres have six or more screens. Multi-screen theatres allow for a variety of films with differing audience appeal to be shown simultaneously, or, alternatively, allow for an increased number of showings of more popular films in multiple auditoriums. In addition, the ability to shift films from larger auditoriums to smaller auditoriums in a multi-screen theatre enables the Company to exhibit films for a longer period of time, thereby taking advantage of lower licensing fees during the latter part of a film's release period and reducing film rental costs as a percentage of admission revenues. Operating efficiencies are also realized in multi-screen theatres through the economies of having common box office, concession, projection, lobby and restroom facilities, which enable the Company to spread certain costs over a higher revenue base. Management believes that the Company's average number of screens per theatre of 8.3 at February 29, 1996 is the second highest among major theatre exhibitors and is considerably higher than the 5.7 average number of screens per theatre for the top ten motion picture exhibitors as of May 1, 1995.



    Operate Attractive, High Quality Theatres. Cobb's management believes that maintaining high quality theatres provides significant competitive advantages because theatre patrons and, therefore, film distributors generally seek clean, conveniently located, modern facilities with state-of-the-art equipment. As of February 29, 1996, more than 72% of the Company's first-run theatres had one or more auditoriums equipped with digital sound capabilities. Additionally, to enhance its theatre patrons' comfort and enjoyment, the seats in all new Cobb theatres are specially designed for the Company, with wider cushions, higher backs and more spacing between rows than is standard in the theatre industry.

    Focus on Cost Controls. Cobb seeks to be an efficient exhibitor through careful control of operating expenses. The Company pursues a regional strategy in operating its theatres in order to profitably serve its markets and minimize corporate overhead costs. The grouping of theatres primarily along the Florida coasts and in central Alabama has minimized the Company's need for branch offices, thereby enabling the Company to acquire or develop additional theatres without incurring substantial incremental corporate overhead. The Company also controls costs and realizes operating efficiencies as a result of its focus on multi-screen theatres. Cobb's high percentage of theatres in non-competitive zones enables the Company to negotiate aggressively film licensing terms and thereby minimize film rental costs. As a result of this strategy, the Company believes, based on available data, that its film rental costs as a percentage of admission revenues are among the lowest in the motion picture exhibition industry.

FUTURE EXPANSION

    Cobb continually evaluates existing and potential theatre locations in order to increase profitability and maintain the Company's leadership position in certain of its markets. Cobb generally seeks to develop or acquire theatres in zones that are underscreened as a result of changing demographic trends or that are served by aging theatre facilities. The Company targets theatre locations with high visibility, proximity to retail establishments or entertainment venues and convenient roadway access.

    Cobb intends to continue to develop new theatres primarily with 16 to 24 screens in zones where the Company can be the sole or a leading exhibitor. Management expects that Cobb's expansion for the foreseeable future will remain focused primarily in Florida, where management believes it has extensive knowledge of the grossing potential of film zones and the competitive environment.

FINANCE CORP.


    Finance Corp. is a wholly owned subsidiary of the Company that was incorporated in Alabama for the purpose of serving as a co-issuer of the Senior Secured Notes in order to facilitate the offering whereby the Original Senior Secured Notes were sold to the Initial Purchasers who subsequently resold the Original Senior Secured Notes in transactions exempt from the registration requirements of the Securities Act under Rule 144A promulgated by the Commission thereunder (the "Offering"). The Company believes that certain prospective purchasers of Senior Secured Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. Finance Corp. will not have any operations or material assets of any kind and will not have any revenues. As a result, prospective purchasers of Senior Secured Notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the Senior Secured Notes. See "Description of New Senior Secured Notes--Certain Covenants."

                               THE EXCHANGE OFFER


The Exchange Offer:............  The Company is offering to exchange $1,000 principal amount of New Senior Secured Notes for each $1,000
                                 principal amount of Original Senior Secured Notes that are properly tendered and accepted. The Company will issue New
                                 Senior Secured Notes on or promptly after the Expiration
                                 Date. There is $85.0 million aggregate principal amount of
                                 Original Senior Secured Notes outstanding. See "The
                                 Exchange Offer."

                                 Based on an interpretation by the staff of the Commission
                                 set forth in no-action letters issued to third parties,
                                 the Company believes that the New Senior Secured Notes
                                 issued pursuant to this Exchange Offer in exchange for
                                 Original Senior Secured Notes may be offered for resale,
                                 resold and otherwise transferred by a holder thereof
                                 (other than (i) a broker-dealer who purchases such New
                                 Senior Secured Notes directly from the Company to resell
                                 pursuant to Rule 144A or any other available exemption
                                 under the Securities Act or (ii) a person that is an
                                 affiliate of the Company within the meaning of Rule 405
                                 under the Securities Act), without compliance with the
                                 registration and prospectus delivery provisions of the
                                 Securities Act, provided that the holder is acquiring the
                                 New Senior Secured Notes in the ordinary course of its
                                 business and is not participating, and had no arrangement
                                 or understanding with any person to participate, in the
                                 distribution of the New Senior Secured Notes. Each broker-
                                 dealer that receives the New Senior Secured Notes for its
                                 own account in exchange for the Original Senior Secured
                                 Notes, where such Original Senior Secured Notes were
                                 acquired by such broker-dealer as a result of
                                 market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in
                                 connection with any resale of such New Senior Secured
                                 Notes.

Registration Rights
Agreement:.....................  The Original Senior Secured Notes were sold by the Company on March 6, 1996 in the Offering to Lehman Brothers Inc.
                                 and First Union Capital Markets Corp., the Initial
                                 Purchasers, pursuant to a Purchase Agreement dated
                                 February 29, 1996, by and among the Company, Finance Corp.
                                 and the Initial Purchasers (the "Purchase Agreement").
                                 Pursuant to the Purchase Agreement, the Company, Finance
                                 Corp., the Guarantors and the Initial Purchasers entered
                                 into a Registration Rights Agreement dated as of March 6,
                                 1996 (the "Registration Rights Agreement"), which grants
                                 the holders of the Original Senior Secured Notes certain
                                 exchange and registration rights. See "The Exchange
                                 Offer--Termination of Certain Rights." This Exchange Offer
                                 is intended to satisfy such rights, which terminate upon
                                 the consummation of the Exchange Offer. The holders of the
                                 New Senior Secured Notes are not entitled to any exchange
                                 or registration rights with respect to the New Senior
                                 Secured Notes.

Expiration Date:...............  The Exchange Offer will expire at 5:00 p.m., New York City
                                 time, on       , 1996, unless the Exchange Offer is
                                 extended by the Company in its sole discretion, in which
                                 case the term

                                 "Expiration Date" shall mean the latest date and time to
                                 which the Exchange Offer is extended.
Accrued Interest on the New
  Senior Secured Notes and
Original Senior Secured
Notes:.........................  The New Senior Secured Notes will bear interest from and including the date of issuance of the Original Senior
                                 Secured Notes (March 6, 1996). Holders whose Original
                                 Senior Secured Notes are accepted for exchange will be
                                 deemed to have waived the right to receive any interest
                                 accrued on the Original Senior Secured Notes.
Conditions to the Exchange
Offer:.........................  The Exchange Offer is subject to the general condition that it shall not be undertaken or completed in a manner
                                 that violates any applicable law, rule or regulation or
                                 any applicable interpretation of the staff of the
                                 Commission. See "The Exchange Offer--Conditions." The
                                 Exchange Offer is not conditioned upon any minimum
                                 aggregate principal amount of Original Senior Secured
                                 Notes being tendered for exchange.
Procedures for Tendering
  Original Senior Secured
Notes:.........................  Each holder of Original Senior Secured Notes wishing to accept the Exchange Offer must complete, sign and date the
                                 Letter of Transmittal, or a facsimile thereof, in
                                 accordance with the instructions contained herein and
                                 therein, and mail or otherwise deliver such Letter of
                                 Transmittal, or such facsimile, together with such
                                 Original Senior Secured Notes and any other required
                                 documentation to IBJ Schroder Bank & Trust Company, as
                                 Exchange Agent, at the address set forth herein. By
                                 executing the Letter of Transmittal, each holder will
                                 represent to the Company that, among other things, (i) the
                                 New Senior Secured Notes to be acquired by the holder of
                                 the Original Senior Secured Notes in connection with the
                                 Exchange Offer are being acquired by the holder in the
                                 ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to
                                 participate in the distribution of New Senior Secured
                                 Notes, (iii) the holder acknowledges and agrees that any
                                 person who is a broker-dealer registered under the
                                 Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Senior Secured Notes
                                 must comply with the registration and prospectus delivery
                                 requirements of the Securities Act in connection with a
                                 secondary resale transaction of the New Senior Secured
                                 Notes acquired by such person and cannot rely on the
                                 position of the staff of the Commission set forth in
                                 no-action letters (See "The Exchange Offer--Resale of New
                                 Senior Secured Notes") (iv) the holder understands that a
                                 secondary resale transaction described in clause (iii)
                                 above and any resales of New Senior Secured Notes obtained by such holder in exchange for Original Senior Secured
                                 Notes acquired by such holder directly from the Company
                                 should be covered by an effective registration statement
                                 containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K
                                 of the Commission, and (v) the holder is not an
                                 "affiliate," as defined in Rule 405 under the Securities
                                 Act, of the Company. If the holder is a broker-dealer

                                 that will receive New Senior Secured Notes for its own
                                 account in exchange for Original Senior Secured Notes that were acquired as a result of market-making activities or
                                 other trading activities, the holder is required to
                                 acknowledge in the Letter of Transmittal that it will
                                 deliver a prospectus in connection with any resale of such
                                 New Senior Secured Notes; however, by so acknowledging and by delivering a prospectus, the holder will not deemed to
                                 admit that it is an "underwriter" within the meaning of
                                 the Securities Act. See "The Exchange Offer--Procedures
                                 for Tendering."
Special Procedures for
  Beneficial Owners:...........  Any beneficial owner whose Original Senior Secured Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to
                                 tender such Original Senior Secured Notes in the Exchange
                                 Offer should contact such registered holder promptly and
                                 instruct such registered holder to tender on such
                                 beneficial owner's behalf. See "The Exchange
                                 Offer--Procedures for Tendering." If such beneficial owner wishes to tender on such owner's own behalf, such owner
                                 must, prior to completing and executing the Letter of
                                 Transmittal and delivering his Original Senior Secured
                                 Notes, either make appropriate arrangements to register
                                 ownership of the Original Senior Secured Notes in such
                                 owner's name or obtain a properly completed bond power
                                 from the registered holder. The transfer of registered
                                 ownership may take considerable time and may not be able
                                 to be completed prior to the Expiration Date.
Guaranteed Delivery
Procedures:....................  Holders of Original Senior Secured Notes who wish to tender their Original Senior Secured Notes and whose
                                 Original Senior Secured Notes are not immediately
                                 available or who cannot deliver their Original Senior
                                 Secured Notes, the Letter of Transmittal or any other
                                 documents required by the Letter of Transmittal to IBJ
                                 Schroder Bank & Trust Company, as Exchange Agent, prior to the Expiration Date, must tender their Original Senior
                                 Secured Notes according to the guaranteed delivery
                                 procedures set forth in "The Exchange Offer-- Guaranteed
                                 Delivery Procedures."
Acceptance of the Original
  Senior Secured Notes and
  Delivery of the New Senior
Secured Notes:.................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange
                                 any and all Original Senior Secured Notes which are
                                 properly tendered in the Exchange Offer prior to the
                                 Expiration Date. The New Senior Secured Notes issued
                                 pursuant to the Exchange Offer will be delivered on or
                                 before the date that is     days after the Expiration
                                 Date. See "The Exchange Offer--Terms of the Exchange
                                 Offer."

Withdrawal Rights:.............  Tenders of Original Senior Secured Notes may be withdrawn at any time prior to the Expiration Date. See "The
                                 Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
Considerations:................  For a discussion of certain federal income tax considerations

                                 relating to the exchange of the New Senior Secured Notes
                                 for the Original Senior Secured Notes, see "Certain
                                 Federal Income Tax Considerations."

Exchange Agent:................  IBJ Schroder Bank & Trust Company is serving as the exchange agent (the "Exchange Agent") in connection with
                                 the Exchange Offer.

Failure to Exchange Original
Senior Secured Notes...........  Original Senior Secured Notes that are not tendered or are tendered but not accepted will, following consummation of
                                 the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, including but not
                                 limited to the fact that the Original Senior Secured Notes may only be offered or sold pursuant to an exemption from
                                 the registration requirements of the Securities Act and
                                 applicable state securities laws or pursuant to an
                                 effective registration statement under the Securities Act
                                 and applicable state securities laws. See "The Exchange
                                 Offer" and "Plan of Distribution." The Original Senior
                                 Secured Notes will continue to benefit from and be bound
                                 by the terms and conditions set forth in the Indenture. To the extent that Original Senior Secured Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Senior
                                 Secured Notes could be adversely affected. See "The
                                 Exchange Offer."


                          THE NEW SENIOR SECURED NOTES

    The Exchange Offer applies to $85.0 million aggregate principal amount of the Original Senior Secured Notes. The form and terms of the New Senior Secured Notes are the same as the form and terms of the Original Senior Secured Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the New Senior Secured Notes will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) holders of the New Senior Secured Notes will not be entitled to certain rights of holders of the Original Senior Secured Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The New Senior Secured Notes will evidence the same debt as the Original Senior Secured Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of New Senior Secured Notes" for further information and for definitions of certain capitalized terms used below.


The New Senior Secured Notes:

Maturity.......................  March 1, 2003

Interest.......................  The New Senior Secured Notes will bear interest at the rate of 10 5/8% per annum, payable semiannually on March 1 and September 1, commencing September 1, 1996.

Optional Redemption............  The New Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, on or after March 1,
                                 2000, at the redemption prices set forth herein, plus
                                 accrued and unpaid interest, if any, through the
                                 redemption date.

Change of Control..............  In the event of a Change of Control (as hereinafter defined; see "Description of New Senior Secured
                                 Notes--Repurchase at the Option of Holders--Change of
                                 Control"), the Company will make an offer to purchase the
                                 New Senior Secured Notes at a

                                 price equal to 101% of the aggregate principal amount
                                 thereof, plus accrued and unpaid interest, if any, to the
                                 date of purchase.

Subsidiary Guarantees..........  The Company's payment obligations under the Senior Secured
                                 Notes are jointly and severally guaranteed by the
                                 Guarantors. See "Description of Senior Secured
                                 Notes--Subsidiary Guarantees."

Ranking........................  The Senior Secured Notes rank pari passu in right of payment with all existing and future senior Indebtedness
                                 of the Issuers and senior in right of payment to all
                                 future subordinated Indebtedness of the Issuers. As of
                                 April 30, 1996, the aggregate principal amount of
                                 outstanding senior Indebtedness of the Company and its
                                 subsidiaries was approximately $86.9 million.

Security.......................  The Senior Secured Notes are secured on an equal and ratable basis with all obligations under the New Credit
                                 Facility by a first priority pledge of the equity
                                 interests of the subsidiaries of the Company and all
                                 intercompany notes held by the Company or any of its
                                 subsidiaries, and the Subsidiary Guarantees are secured by a security interest in all of the assets (other than real
                                 property) of the Company's subsidiaries. See "Description
                                 of Senior Secured Notes--Security" and "Description of
                                 Certain Indebtedness--Other Indebtedness--New Credit
                                 Facility."

Covenants......................  The Indenture, dated as of March 6, 1996, pursuant to which the Senior Secured Notes are issued contains certain covenants that, among other things, limit the ability of
                                 the Company and its subsidiaries to incur additional
                                 Indebtedness and issue preferred stock, pay dividends or
                                 make other distributions, repurchase Equity Interests or
                                 subordinated Indebtedness, create certain liens, enter
                                 into certain transactions with affiliates, sell assets of
                                 the Company or its subsidiaries, issue or sell Equity
                                 Interests of the Company's subsidiaries or enter into
                                 certain mergers and consolidations. The Company
                                 does not retain the ability to incur additional
                                 indebtedness that is senior to the New Senior
                                 Secured Notes. See "Description of
                                 New Senior Secured Notes-- Certain Covenants." In
                                 addition, in the event that at any time the Net Proceeds
                                 from Asset Sales which have not been applied to reduce
                                 commitments under the New Credit Facility, to acquire
                                 another business or film exhibition facility, to make
                                 capital expenditures or to acquire other long term assets
                                 exceeds $5 million, the Company shall be required to make
                                 an offer (the "Asset Sale Offer") to all Holders of Senior
                                 Secured Notes to purchase the maximum principal amount of
                                 Senior Secured Notes that may be purchased out of the
                                 Excess Proceeds in an amount equal to 100% of the
                                 principal amount thereof plus accrued and unpaid interest
                                 and Liquidated Damages, if any, thereon to the date of
                                 purchase. See "Description of Senior Secured
                                 Notes--Repurchase at the Option of Holders--Asset Sales."

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA

                                                                                            SIX MONTHS
                                                                                               ENDED        Twelve Months
                                                  YEARS ENDED AUGUST 31,                -------------------     Ended
                                     ------------------------------------------------   FEB. 28,   FEB. 29,  February 29,
                                      1991      1992     1993(A)   1994(B)     1995       1995       1996        1996
                                     -------   -------   -------   -------   --------   --------   --------  ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT TICKET PRICES AND CONCESSION REVENUES PER PATRON)
INCOME STATEMENT DATA:
 Revenues..........................  $56,942   $68,878   $83,712   $94,097   $105,608   $ 45,916   $ 52,254     $111,946
 Gross profit......................   33,932    40,961    50,503    58,234     65,496     28,656     32,214       69,054
 Other theatre operating costs.....   24,643    30,278    34,936    39,062     43,943     20,788     23,201       46,356
 General and administrative
expense............................    3,081     4,661     5,124     6,739      7,088      3,258      3,765        7,595
 Depreciation and amortization.....    3,653     3,963     4,216     5,374      8,062      3,730      4,468        8,800
 Operating income (loss)...........    2,555     2,059     6,227     7,059      6,403        880        780        6,303
 Interest expense, net.............    2,638     1,858     1,904     2,736      4,992      2,415      3,708        6,285
 Net income (loss).................     (105)     (679)    1,622     2,456        216       (990)    (1,877)        (671)

OTHER FINANCIAL DATA:
 Net cash provided (used) by
   operating activities............  $ 6,341   $ 5,133   $ 9,195   $11,432   $  7,423   $  2,682   $   (636)    $  4,105
 Net cash (used) in investing
activities.........................   (6,647)   (3,875)   (3,462)  (44,667)   (24,730)    (5,244)    (6,768)     (26,254)
 Net cash provided (used) in
   financing activities............      519    (1,140)   (4,188)   32,601     16,643      1,515      6,863       21,991
 Capital expenditures and
acquisitions(c)....................    7,581     6,820     5,087    46,895     25,380      5,242      6,444       26,582
 Ratio of earnings to fixed
charges(d).........................       --        --     1.35x     1.42x         --         --         --           --
 Deficit of earnings to fixed
charges(d).........................  $    74   $   596        --        --   $    253   $  1,560   $  3,407     $  2,100
 Pro forma deficit of earnings to
   fixed charges(e)................                                             4,896      4,007      4,437        5,326
 EBITDA(f).........................  $ 6,661   $ 6,546   $10,685   $12,647   $ 14,716   $  4,718   $  5,357     $ 15,355

OPERATING DATA:
 Number of theatres operated
   (at period end).................       46        56        56        68         71         70         70           70
 Number of screens operated
   (at period end).................      335       409       411       525        575        545        581          581
 Average screens per location
   (at period end)(g)..............      7.3       7.3       7.3       7.7        8.1        7.8        8.3          8.3
 Attendance (in thousands).........   10,565    13,456    15,841    18,311     20,484      8,853     10,151       21,782
 Average first-run ticket prices...  $  3.93   $  3.92   $  3.98   $  4.07   $   4.04   $   4.17   $   4.09     $   4.04
 Average first-run concession
   revenues per patron.............  $  1.32   $  1.29   $  1.40   $  1.46   $   1.53   $   1.47   $   1.47     $   1.52
                                                        AUGUST 31,                                    FEBRUARY 29, 1996
                                     ------------------------------------------------              -----------------------
                                      1991      1992      1993      1994       1995                 ACTUAL    PRO FORMA(H)
                                     -------   -------   -------   -------   --------              --------   ------------
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and equivalents..............  $   877   $   994   $ 2,539   $ 1,905   $  1,241              $    700     $  3,830
 Property and equipment, net.......   29,335    30,326    29,300    56,306     75,427                78,674       78,674
 Total assets......................   38,640    38,473    37,879    79,445     98,140               102,595      110,064
 Total indebtedness................   22,794    22,119    22,289    55,275     72,754                78,931       86,936
 Stockholders' equity..............    3,633     2,954       535     3,992      4,208                 2,331        1,613

- ------------

 (a)  Net income for 1993 includes a $444,000 charge (net of tax) for the cumulative effect on prior years of adopting a change in an accounting principle for income taxes.

 (b)  In March 1994, the Company acquired 8 theatres (63 screens) from Wometco Theatres (as defined herein) for approximately $22.0 million. Income statement data includes the operating results of such theatres since the date of acquisition.

 (c)  Capital expenditures and acquisitions include assets acquired under capital leases and
      $22.0 million for the Wometco Acquisition (as defined herein) in fiscal 1994.

 (d)  For the purpose of calculating the ratio of earnings to fixed charges and deficit of earnings to fixed charges, (i) earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges less interest capitalized and (ii) fixed charges consist of interest expense, interest capitalized, amortization of debt issuance costs and the interest factor in rental expense.

 (e)  On a pro forma basis, after giving effect to the Formation Transactions and the
      Offering as if each had occurred on September 1, 1994. The unaudited pro forma financial information of the Company for the year ended August 31, 1995 and the twelve months ended February 29, 1996 does not purport to represent what the Company's actual results of operations would have been had such transactions occurred on the dates presented or to project the Company's financial position or results of operations for any future period.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (f)  EBITDA is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, changes in deferred rent liability and other non-cash or non-recurring items. EBITDA for fiscal 1995 and for the twelve months ended February
      29, 1996 excludes $1.2 million of non-recurring charges related to unconsummated financing transactions. Changes in deferred rent liability for the years ended August
      31, 1991 through 1995, the six months ended February 28, 1995 and February 29, 1996 and the twelve months ended February 29, 1996 amounted to approximately $453,000, $524,000,
      $242,000, $214,000, $251,000, $108,000, $108,000 and $251,000, respectively. The
      Company has included EBITDA (which is not a measure of financial performance under generally accepted accounting principles) because it is a measure that will be used in determining compliance with certain covenants in the Indenture. EBITDA should not be construed as an alternative to operating income or cash flows from operations (as determined in accordance with generally accepted accounting principles). EBITDA does not represent cash flows available to the Company as it does not consider debt service, income taxes or other operating cash flows. Additionally, actual cash expenditures for various long-term assets and operating expenses have been, and will be, incurred which are not reflected in EBITDA.
 (g)  Average screens per location is determined by dividing the number of screens operated by the number of theatres operated at the end of the period.
 (h)  Pro forma information gives effect to the Formation Transactions and the Offering as if each had occurred on February 29, 1996. See "Formation Transactions," "Use of Proceeds"
      and "Capitalization."

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Exchange Offer and an investment in the New Senior Secured Notes offered by this Prospectus.


FAILURE TO EXCHANGE ORIGINAL SENIOR SECURED NOTES--CONTINUATION OF EXISTING TRANSFER RESTRICTIONS



    The New Senior Secured Notes will be issued in exchange for Original Senior Secured Notes only after timely receipt by the Exchange Agent of such Original Senior Secured Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Senior Secured Notes desiring to tender such Original Senior Secured Notes in exchange for New Senior Secured Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Senior Secured Notes for exchange. Original Senior Secured Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Accordingly, such Original Senior Secured Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.


    In addition, any holder of Original Senior Secured Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Senior Secured Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Secured Notes for its own account in exchange for Original Senior Secured Notes, where such Original Senior Secured Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes. See "Plan of Distribution." To the extent that Original Senior Secured Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Senior Secured Notes could be adversely affected. See "The Exchange Offer."


HIGHLY LEVERAGED CONDITION OF COMPANY; POTENTIAL ADVERSE EFFECTS UPON ABILITY TO SERVICE INDEBTEDNESS; POTENTIAL NEED TO REFINANCE SENIOR SECURED NOTES



    The Company is, and will continue to be after the issuance of the New Senior Secured Notes offered hereby, highly leveraged. On February 29, 1996, after giving pro forma effect to the Offering, the Formation Transactions and the establishment of the New Credit Facility, the Company would have had total Indebtedness of approximately $86.9 million (of which $85.0 million would have consisted of the Senior Secured Notes and the balance would have consisted of capitalized lease obligations) and owners' equity of approximately $1.6 million. Also after giving pro forma effect to such transactions, the Company's earnings as computed for the ratio of earnings to fixed charges would have been insufficient to cover its fixed charges by approximately $4.9 million and $4.4 million for fiscal 1995 and for the six months ended February 29, 1996, respectively. A substantial number of the Company's facilities are leased pursuant to operating leases. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the New Credit Facility, and may enter into additional operating leases with respect to its facilities. See "Capitalization" and "Selected Combined Financial and Operating Data."

    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Senior Secured Notes) and to satisfy its obligations under operating leases will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled lease payments and scheduled payments of interest on its indebtedness, including the Senior Secured Notes. The Company may, however, need to refinance all or a portion of the principal of the Senior Secured Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Senior Secured Notes, or make anticipated capital expenditures and lease payments. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


POTENTIAL EFFECTS UPON COMPANY OPERATIONS AND EXPANSION



    The degree to which the Company will be leveraged following the Offering and the Exchange Offer could have important consequences to holders of the Senior Secured Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture and the New Credit Facility will contain financial and restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.



POTENTIAL INABILITY TO EFFECT REQUIRED PURCHASE OF SENIOR SECURED NOTES



    The degree to which the Company is leveraged could prevent it from repurchasing all Senior Secured Notes tendered to it upon the occurrence of a Change of Control. See "Description of Senior Secured Notes--Repurchase at Option of Holder--Change of Control" and "Description of Certain
Indebtedness--Other Indebtedness--New Credit Facility."



COMPANY DEPENDENT UPON SUBSIDIARY OPERATIONS



    The Company is a holding company, the only assets of which, after giving effect to the Formation Transactions, will be the capital stock of R.C. Cobb, Inc., Cobb Theatres II, Inc. and Cobb Finance Corp. All of the operations of the Company will be conducted through R.C. Cobb, Inc. and Cobb Theatres II, Inc. Accordingly, the Company's ability to service its indebtedness, including the Senior Secured Notes, will be dependent upon (i) earnings and cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends and otherwise, and/or (ii) the Company's ability to effect an offering of its capital stock, or to otherwise refinance the Senior Secured Notes prior to maturity.



    The Indenture provides that neither the Company nor any of its Subsidiaries will create or cause or suffer to exist any restriction on the ability of any Subsidiary to pay dividends, make distributions, pay indebtedness, make loans or transfer properties or assets to the Company. See "Description of New

Senior Secured Notes--Certain Covenants--Dividend and Other Repayment Restrictions Affecting Subsidiaries."



    The Company currently expects that interest payments and principal repayments to it on the intercompany loans made to its subsidiaries in connection with the Offering, together with borrowings available under the New Credit Facility, will be sufficient to enable the Company to service the interest on its indebtedness. There can be no assurance, however, that such intercompany interest payments and principal repayments will be made in accordance with their terms or in an amount that will be sufficient to service the Company's indebtedness.


UNCERTAINTIES RELATING TO FUTURE EXPANSION PLANS

    Historically, theatre acquisitions and new theatre openings have greatly expanded the operations of the Company. The Company intends to continue to pursue a strategy of expansion that will emphasize the development of new theatres. While the Company's future expansion may involve acquisitions of existing theatres and theatre circuits, possibly to provide initial entry into a new market, management does not anticipate that such transactions will be a material part of Cobb's strategy. The Company will endeavor to develop new theatres in new markets or to strengthen Cobb's position in existing markets and has budgeted substantial capital expenditures for such purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company anticipates that all of its development activity during the next 12 months will be funded by cash generated from operations, a portion of the net proceeds derived from the sale of the Senior Secured Notes and borrowings under the New Credit Facility. There can be no assurance that the Company will be able to develop and acquire suitable theatres in the future or that the Company's expansion strategy will result in improvements to the business, financial condition or profitability of the Company. There is significant competition for potential site locations. As a result of such competition, the Company may be unable to secure attractive site locations on terms it considers acceptable. Further, the Company's expansion programs may require financing in addition to cash generated from operations, the proceeds from the sale of the Senior Secured Notes and borrowings under the New Credit Facility. There can be no assurance that such additional financing will be available to the Company on acceptable terms. See "Business--Future Expansion."

    Development of theatres involves certain risks, including the possibility of construction cost overruns and delays, uncertainty of site acquisition costs and availability, uncertainties as to market potential, market deterioration after commencement of development and the emergence of market competition from unanticipated sources. Although the Company manages its development projects so as to minimize these risks, the Company may determine not to proceed with any of its planned development projects and, accordingly, no assurance can be given that any of the projects in the Company's development plans will open or will perform in accordance with the Company's expectations.

COMPETITION

    Cobb's operations are subject to varying degrees of competition with other theatre circuits and individual theatres with respect to, among other things, licensing films, attracting patrons and obtaining new theatre sites. Cobb competes against both local and national exhibitors, many of whom have substantially greater financial resources than the Company. Management believes that the principal competitive factors with respect to film licensing include acceptable licensing terms, seating capacity, prestige and location of an exhibitor's theatres, the quality of a theatre in general, especially of projection and sound equipment, and the exhibitor's ability and willingness to promote films. Management also believes that ongoing relationships with film distribution and production companies are important in continuously obtaining the best mix of available films.

    The competition for patrons is dependent upon factors such as the availability of popular films, the location of the theatres, the comfort and quality of the theatres and ticket prices. Film patrons are not necessarily "brand" conscious. Based on these factors, the Company believes that it competes effectively for patrons with other motion picture exhibitors.

    Other motion picture distribution methods include video cassette rentals, pay-per-view, pay television, other basic cable television services and broadcast and syndicated television. Despite the proliferation of these other distribution systems, theatre admission revenues have increased during each of the last four years, although there can be no assurance that such trend will continue in the future. Theatrical distribution remains the focal distribution window for the public's evaluation of films and for motion picture promotions. The full extent, however, to which such other entertainment media and other forms of home entertainment will compete with the business of Cobb may not be known for several years. There can be no assurance that the development of such alternative media will not materially adversely affect the business or financial condition of Cobb in the future. See "Business-- Competition."


BUSINESS DEPENDENT UPON AVAILABILITY OF MOTION PICTURES


    Cobb's business is dependent upon the availability and quality of motion pictures. Accordingly, poorly performing motion pictures and/or any significant disruption in the production of popular motion pictures by the major motion picture production companies or independent producers may have an adverse effect on the Company's financial position and results of operations.

DEPENDENCE ON KEY PERSONNEL


    Cobb's success will depend, in large part, on the efforts, abilities and experience of its executive officers and other key employees, including Robert
M. Cobb, who is President and Chief Executive Officer. The loss of the services of such individuals, particularly Robert M. Cobb, could have a material adverse effect on the Company's business. See "Management."


FRAUDULENT CONVEYANCE CONSIDERATIONS

    The incurrence by the Issuers of indebtedness such as the Senior Secured Notes and indebtedness under the New Credit Facility, or by the Guarantors of indebtedness such as the Subsidiary Guarantees, may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of unpaid creditors of the Issuers or Guarantors. Under these laws, if a court were to find that, at the time the Senior Secured Notes were issued, (a) the Issuers or the Guarantors either incurred indebtedness represented by the Senior Secured Notes with the intent of hindering, delaying or defrauding creditors or received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) the Issuers and the Guarantors (i) were insolvent or were rendered insolvent by reason of such transaction, (ii) were engaged in a business or transaction for which the assets remaining with them constituted unreasonably small capital or
(iii) intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, such court may subordinate the Senior Secured Notes or the Subsidiary Guarantees to presently existing and future indebtedness of such entities, void the issuance of the Senior Secured Notes or the Subsidiary Guarantees and direct the repayment of any amounts paid thereunder to the Issuers or the Guarantors or a fund for the benefit of their creditors or take other action detrimental to the holders of the Senior Secured Notes. The Company has not obtained an opinion of counsel related to these issues.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

    Based upon financial and other information currently available to management of the Company, it is believed that the Issuers will receive equivalent value at the time the indebtedness represented by the Senior Secured Notes and the Subsidiary Guarantees is incurred. In addition, management believes that neither the Issuers nor the Guarantors, as a result of the issuance of the Senior Secured Notes and the Subsidiary Guarantees, (i) will be insolvent or rendered insolvent under the foregoing standards, (ii) will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital or (iii) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on Cobb's operating history, the Issuers' net worth and management's analysis of internal cash flow projections and estimated values of assets and liabilities of the Issuers at the time of the Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.


TAX CLASSIFICATION OF LIMITED LIABILITY COMPANY; CONSEQUENCE OF ALTERNATIVE TAX TREATMENT OF COMPANY



    Concurrently with the closing of the Offering, the Company received an opinion of counsel that, based on certain representations by the holders of ownership interests in the Company (i.e. the Members), under current law the Company will be classified as a partnership for federal income tax purposes. No ruling has been requested from the Internal Revenue Service ("IRS") with respect to the classification of the Company as a partnership for federal income tax purposes and there can be no assurance that the IRS will not challenge this position or that a court will not sustain such a challenge. In addition, the continued applicability of counsel's opinion is conditioned upon continued compliance by the Company with certain representations by its Members. The Company does not believe that there is a substantial risk that it will be unable to comply continuously with such representations.



    If the Company were treated as an association or otherwise taxable as a corporation in any taxable year, its items of income, gain, loss, deduction and credit would be reflected only on its tax return rather than being passed through to the Members, and the Company would be taxable on its net income at corporate rates.



REQUIRED REPURCHASE OF SENIOR SECURED NOTES UPON A CHANGE OF CONTROL; POTENTIAL ADVERSE EFFECT UPON COMPANY'S ABILITY TO PAY OTHER INDEBTEDNESS



    The Indenture relating to the Senior Secured Notes provides that promptly upon the occurrence of a Change of Control (as defined herein), the holders of the Senior Secured Notes will have the right to require the Issuers to repurchase any and all of the Senior Secured Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Senior Secured Notes--Repurchase at the Option of Holders--Change of Control." "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) in a transaction or series of related transactions in which the Equity Interests of the Company are converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Equity Interests of the Company are converted into or exchanged for Equity Interests (other than Disqualified Interests) of the surviving or transferee entity and (B) either (1) the "beneficial owners" (as such term is defined in Rule 13d-3 and 13d-5 under the Exchange Act) of the voting power of the Equity Interests of the Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the total voting power of the Equity Interests of the surviving or transferee entity immediately after such transaction or (2) if immediately prior to such transaction the

Company is a direct or indirect Subsidiary of any other Person (the "Holding Company"), then the "beneficial owners" (as defined above) of the Equity Interests of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the voting power of the Equity Interests of the surviving or transferee entity immediately after such transaction; (iv) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as defined above), directly or indirectly, of (a) more than 35% of the voting stock of the Company and (b) more of the voting stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate, or
(v) the first day on which a majority of the members of the Board of the Company are not Continuing Board Members (as defined in the Indenture). "Principals" means Rowland C. Cobb, Jr., Robert M. Cobb and Jefferson R. Cobb. "Related Party" with respect to any Principal means (A)(1) any spouse, parent or child of such Principal or (2) the estate of any Principal during any period in which such estate holds Equity Interests of the Company for the benefit of any person referred to in clause (A)(1) or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (A).



    The Company's other senior Indebtedness prohibits certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Secured Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Secured Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of Senior Secured Notes--Repurchase at the Option of Holders--Change of Control." The use by the Company of available resources to purchase Senior Secured Notes could result in a default by the Company in the due and timely payment of other senior Indebtedness; any such payment default with respect to other senior Indebtedness could trigger or result in a default under the Indenture. See "Description of New Senior Secured Notes--Events of Default and Remedies."


ABSENCE OF PUBLIC MARKET FOR THE SENIOR SECURED NOTES; RESTRICTIONS ON TRANSFER

    Prior to the Offering, there has been no market for the Senior Secured Notes, and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The New Senior Secured Notes will not be listed on any securities exchange but are expected to be eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. If the Senior Secured Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Senior Secured Notes after consummation of the Offering, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for the Senior Secured Notes or the New Senior Secured Notes will develop. Pursuant to the Registration Rights Agreement, the Company is required to commence the Exchange Offer for the Senior Secured Notes or file the Shelf Registration Statement covering resales of the Senior Secured Notes. Until the Company performs its obligations under the Registration Rights Agreement, the Senior Secured Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. See "The Exchange Offer" and "Plan of Distribution."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Original Senior Secured Notes were sold by the Company on March 6, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Original Senior Secured Notes with qualified institutional buyers and "accredited investors" in reliance on Rule 144A under the Securities Act. As a condition to the sale of the Original Senior Secured Notes, the Issuers, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on March 6, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Senior Secured Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date and (iii) upon effectiveness of the Registration Statement, to commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent New Senior Secured Notes in the same aggregate principal amount as the Original Senior Secured Notes that were tendered by holders thereof pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE NEW SENIOR SECURED NOTES

    With respect to the New Senior Secured Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such New Senior Secured Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Original Senior Secured Notes for the New Senior Secured Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Senior Secured Notes, will be allowed to resell the New Senior Secured Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Senior Secured Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the New Senior Secured Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Senior Secured Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Senior Secured Notes for its own account in exchange for Original Senior Secured Notes, where such Original Senior Secured Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Secured Notes received in exchange for Original Senior Secured Notes where such Original Senior Secured Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 120 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Senior Secured Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Senior Secured Notes in exchange for each $1,000 principal amount of outstanding Original Senior Secured Notes surrendered pursuant to the Exchange Offer. Original Senior Secured Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Senior Secured Notes are the same as the form and terms of the Original Senior Secured Notes except that (i) the exchange will be registered under the Securities Act and hence the New Notes will not bear legends restricting their transfer and (ii) holders of the New Notes will not be entitled to the certain rights of holders of Original Senior Secured Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Senior Secured Notes will evidence the same debt as the Original Senior Secured Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Senior Secured Notes, such that both series will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $85.0 million aggregate principal amount of the Original Senior Secured Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depositary"). Only a registered holder of the Original Senior Secured Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Senior Secured Notes entitled to participate in the Exchange Offer.

    Holders of the Original Senior Secured Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Original Senior Secured Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Senior Secured Notes for the purposes of receiving the New Senior Secured Notes from the Issuers.

    Holders who tender Original Senior Secured Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Senior Secured Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
      , 1996 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In no event shall the Expiration
Date be later than          , 1996.

    In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) will mail to the registered holders an announcement thereof, (iii) will issue a press release or other public announcement which shall include disclosure of the approximate number of Original Senior Secured Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Senior Secured Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "The Exchange Offer--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

INTEREST ON THE NEW SENIOR SECURED NOTES

    The New Senior Secured Notes bear interest at a rate equal to 10-5/8% per annum. Interest on the New Senior Secured Notes is payable semi-annually on each March 1 and September 1, commencing on the first such date following their date of issuance. Holders of New Senior Secured Notes will receive interest on September 1, 1996 from the date of initial issuance of the New Senior Secured Notes, plus an amount equal to the accrued interest on the Original Senior Secured Notes from the date of initial delivery to the date of exchange thereof for New Senior Secured Notes. Holders of Original Senior Secured Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Senior Secured Notes.

PROCEDURES FOR TENDERING

    Only a registered holder of Original Senior Secured Notes may tender such Original Senior Secured Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Original Senior Secured Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Senior Secured Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ORIGINAL SENIOR SECURED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL SENIOR SECURED NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Original Senior Secured Notes whose Original Senior Secured Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Senior Secured Notes, either make appropriate arrangements to register ownership of the Original Senior Secured Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Senior Secured Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Original Senior Secured Notes listed therein, such Original Senior Secured Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Senior Secured Notes.

    If the Letter of Transmittal or any Original Senior Secured Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Original Senior Secured Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Senior Secured Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Senior Secured Notes not properly tendered or any Original Senior Secured Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Senior Secured Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Senior Secured Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Senior Secured Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Senior Secured Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Original Senior Secured Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Senior Secured Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Senior Secured Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Senior Secured Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (i) the New Senior Secured Notes to be acquired by the holder of the Original Senior Secured Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Senior Secured Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Senior Secured Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Senior Secured Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Senior Secured Notes obtained by such holder in exchange for Original Senior Secured Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Senior Secured Notes for its own account in exchange for Original Senior Secured Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF ORIGINAL SENIOR SECURED NOTES

    If any tendered Original Senior Secured Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Senior Secured Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Senior Secured Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Senior Secured Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Original Senior Secured Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Original Senior Secured Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Original Senior Secured Notes by causing the Depositary to transfer such Original Senior Secured Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Original Senior Secured Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Original Senior Secured Notes and (i) whose Original Senior Secured Notes are not immediately available or (ii) who cannot deliver their Original Senior Secured Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Senior Secured Notes and the principal amount of Original Senior Secured Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Senior Secured Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Senior Secured Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Senior Secured Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Original Senior Secured Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Original Senior Secured Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Senior Secured Notes to be withdrawn (the "Depositor"),
(ii) identify the Original Senior Secured Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Senior Secured Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Senior Secured Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Senior Secured Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Senior Secured Notes will be issued with respect thereto unless the Original Senior Secured Notes so withdrawn are validly retendered. Properly withdrawn Original Senior Secured Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the New Senior Secured Notes for any Original Senior Secured Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Original Senior Secured Notes, if the Exchange Offer violates applicable law, rule or regulation or an applicable interpretation of the staff of the Commission.


    If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Senior Secured Notes and return all tendered Original Senior Secured Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Senior Secured Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Senior Secured Notes (see "The Exchange Offer-- Withdrawal of Tenders") or (iii) waive, to the extent that it may lawfully do so, such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Senior Secured Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Senior Secured Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.


TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Original Senior Secured Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Senior Secured Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Senior Secured Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Original Senior Secured Notes by broker-dealers for a period of 120 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 120 days from the date on which the Registration Statement is declared effective.

LIQUIDATED DAMAGES


    In the event of a failure to have the registration statement for the
Exchange Offer declared effective by no later than          , 1996, or upon the
occurrence of any other Registration Default under and as defined in the Registration Rights Agreement (see "Description of New Senior Secured

Notes--Registration Rights; Liquidated Damages"), the Company is required to pay liquidated damages to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Original Senior Secured Notes constituting Transfer Restricted Securities held by such holder. Transfer Restricted Securities shall mean each Senior Secured Note until (i) the date on which such Senior Secured Note has been exchanged for a New Senior Secured Note in the Exchange Offer,
(ii) the date on which such Senior Secured Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or
(iii) the date on which such Senior Secured Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Senior Secured Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount of Senior Secured Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the payment of liquidated damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Original Senior Secured Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.


EXCHANGE AGENT

    IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      BY REGISTERED OR CERTIFIED MAIL:           BY OVERNIGHT COURIER OR BY HAND DELIVERY:

      IBJ SCHRODER BANK & TRUST COMPANY              IBJ SCHRODER BANK & TRUST COMPANY
    ATTENTION: REORGANIZATION DEPARTMENT                     ONE STATE STREET
                 P.O. BOX 84                           SECURITIES PROCESSING WINDOW
            BOWLING GREEN STATION                               FLOOR SC-1
        NEW YORK, NEW YORK 10274-0084                    NEW YORK, NEW YORK 10004
                                                   ATTENTION: REORGANIZATION DEPARTMENT

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Original Senior Secured Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Senior Secured Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Original Senior Secured Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The Original Senior Secured Notes which are not exchanged for the New Senior Secured Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Senior Secured Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Senior Secured Notes.

                                  THE ISSUERS

COBB THEATRES, L.L.C.

    The Company is an Alabama limited liability company recently formed to acquire and operate the business of Cobb Theatres Group, a privately-held group of companies based in Birmingham, Alabama, which, prior to the completion of the Formation Transactions and the Offering, consisted of R.C. Cobb, Inc., Cobb Theatres II, Inc. and R & J Concessions, Inc. The Company was formed to create a consolidated entity to facilitate the Offering and the establishment of the New Credit Facility.


    R.C. Cobb, Inc. was incorporated in 1957 to operate the theatre business of the Cobb family and, as of February 29, 1996, operated 59 theatres (470 screens) in Florida, Alabama, Arkansas and Mississippi. R & J Concessions, Inc. was incorporated in March 1990 by Robert M. Cobb and Jefferson R. Cobb to acquire certain concession assets from a company that had previously provided concession services to R.C. Cobb, Inc. and provided all of the concession services required by R.C. Cobb, Inc. until March 6, 1996, the date of the Formation Transactions. Cobb Theatres II, Inc. was organized in March 1994 to facilitate the acquisition (the "Wometco Acquisition") of certain theatre properties from Theater Acquisitions, Inc. d/b/a Wometco Theatres ("Wometco"). As of February 29, 1996, Cobb Theatres II, Inc. operated 11 theatres (111 screens) in Florida. As part of the Formation Transactions, R&J Concessions, Inc. was acquired by and merged into R.C. Cobb, Inc. in a stock exchange transaction followed by a statutory merger. See "Formation Transactions."


COBB FINANCE CORP.

    Finance Corp., a wholly owned subsidiary of the Company, was incorporated in Alabama for the purpose of serving as a co-issuer of the Senior Secured Notes in order to facilitate the Offering. The Company believes that certain prospective purchasers of Senior Secured Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. Finance Corp. will not have any substantial operations or assets of any kind and will not have any revenues. As a result, prospective purchasers of Senior Secured Notes should not expect Finance Corp. to participate in servicing the interest and principal obligations of the Senior Secured Notes. The Indenture imposes substantial restrictions on the activities of Finance Corp. See "Description of New Senior Secured Notes--Certain Covenants-- Restrictions on Activities of Finance Corp."

    The principal executive offices of the Issuers are located at 924 Montclair Road, Birmingham, Alabama 35213 and the telephone number is (205) 591-2323.

                             FORMATION TRANSACTIONS

    Concurrently with the closing of the Offering (i) R.C. Cobb, Inc. acquired all right, title and interest in and to all of the outstanding equity securities of R & J Concessions, Inc., (ii) R & J Concessions, Inc. was merged into its sole shareholder, R.C. Cobb, Inc. and (iii) Cobb Theatres, L.L.C. acquired all right, title and interest in and to all of the outstanding equity securities of R.C. Cobb, Inc. and Cobb Theatres II, Inc., which had previously been held by members of the Cobb family. All of the outstanding equity interests of the Company initially will be held by members of the Cobb family and by two revocable trusts for the benefit of certain members of the Cobb family. See "Principal Equityholders." As a result of the foregoing Formation Transactions, each of R.C. Cobb, Inc. and Cobb Theatres II, Inc. became, together with Finance Corp., the sole subsidiaries of the Company.

    The following chart depicts the organization of the Company after giving effect to the Formation Transactions.





                            [COBB FLOWCHART]

                                USE OF PROCEEDS

    The gross proceeds from the sale of the Original Senior Secured Notes were $85.0 million. Immediately upon consummation of the Offering, the Company loaned the gross proceeds from the Offering to the Guarantors. The Guarantors, in turn, used, or will use such proceeds as follows:


                                                                                       AMOUNT
                                                                                    -------------
                                                                                    (IN MILLIONS)
Repay the Existing Credit Facilities and other bank loans having maturity dates ranging from April 15, 1998, through February 28, 2001, and having variable interest rates, the weighted average of which as of February 29, 1996 was
 10.2%...........................................................................       $67.0
Repay all outstanding senior subordinated increasing rate notes (the "Senior
Subordinated Notes").............................................................        10.0
Pay discounts and commissions and other expenses associated with the Offering....         3.5
For general corporate purposes, including interest and fees, funding working
  capital and the development of additional theaters.............................         4.5
                                                                                        -----
Total proceeds...................................................................       $85.0
                                                                                        -----
                                                                                        -----



    The Senior Subordinated Notes, which were repaid on March 6, 1996, were issued on September 21, 1995 and were held by First Union Corporation, an affiliate of one of the Initial Purchasers. The Senior Subordinated Notes were to mature on December 31, 2001 and bore interest at 12.0%. See "Description of Certain Indebtedness--Indebtedness to be Repaid--Senior Subordinated Notes."


                                 CAPITALIZATION


    The following table sets forth as of February 29, 1996, the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to the Formation Transactions and the Offering. The table should be read in conjunction with the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                          AS OF FEBRUARY 29, 1996
                                                                        ---------------------------
                                                                         ACTUAL       AS ADJUSTED
                                                                        ---------    --------------
                                                                              (IN THOUSANDS)
Cash and equivalents.................................................    $    700       $  3,830(a)
                                                                        ---------    --------------
                                                                        ---------    --------------

Existing Credit Facilities...........................................    $ 58,300       $     --
New Credit Facility(b)...............................................          --             --
10 5/8% Senior Secured Notes due 2003................................          --         85,000
Capitalized lease obligations........................................       1,936          1,936
Other long-term debt.................................................       8,695             --
Senior Subordinated Notes............................................      10,000             --
                                                                        ---------    --------------
      Total long-term debt(c)........................................      78,931         86,936
Stockholders' equity.................................................       2,331          1,613(d)
                                                                        ---------    --------------
      Total capitalization...........................................    $ 81,262       $ 88,549
                                                                        ---------    --------------
                                                                        ---------    --------------


- ------------


(a) Gives effect to the payment of certain fees and expenses in connection with the establishment of the New Credit Facility of approximately $400,000 paid from the proceeds of the Offering.


(b) For a description of the terms of the New Credit Facility, see "Description of Certain Indebtedness--Other Indebtedness--New Credit Facility."

(c) For further information regarding the Company's existing indebtedness see "Description of Certain Indebtedness."

(d) Gives effect to the write-off of deferred unamortized financing costs and prepayment fees relating to the repayment of existing debt.

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA


    The following table sets forth selected combined financial data for the Company as of and for each of its most recent five fiscal years; as of and for the six months ended February 28, 1995, and February 29, 1996; and as of and for the twelve months ended February 29, 1996. The historical financial data has been derived from the audited Combined Financial Statements of the Company for the fiscal years 1993 through 1995 and from combining amounts from the separate audited financial statements of R.C. Cobb, Inc. and R & J Concessions, Inc. for the fiscal years 1991 and 1992. The historical financial data for the six months ended February 28, 1995, and February 29, 1996 has been derived from the Company's unaudited Combined Financial Statements, which, in the opinion of management of the Company, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of this information. The historical information with respect to the results of operations for the six months ended February 28, 1995, and February 29, 1996 should not be regarded as necessarily indicative of the results that may be expected for the entire year. The following information should be read in conjunction with the Company's Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                            SIX MONTHS
                                                                                               ENDED             TWELVE
                                                  YEARS ENDED AUGUST 31,                -------------------   MONTHS ENDED
                                     ------------------------------------------------   FEB. 28,   FEB. 29,   FEBRUARY 29,
                                      1991      1992     1993(A)   1994(B)     1995       1995       1996         1996
                                     -------   -------   -------   -------   --------   --------   --------   -------------
                                        (DOLLARS IN THOUSANDS, EXCEPT TICKET PRICES AND CONCESSION REVENUES PER PATRON)
INCOME STATEMENT DATA:
 Revenues..........................  $56,942   $68,878   $83,712   $94,097   $105,608   $ 45,916   $ 52,254     $ 111,946
 Gross profit......................   33,932    40,961    50,503    58,234     65,496     28,656     32,214        69,054
 Other theatre operating costs.....   24,643    30,278    34,936    39,062     43,943     20,788     23,201        46,356
 General and administrative
expense............................    3,081     4,661     5,124     6,739      7,088      3,258      3,765         7,595
 Depreciation and amortization.....    3,653     3,963     4,216     5,374      8,062      3,730      4,468         8,800
 Operating income (loss)...........    2,555     2,059     6,227     7,059      6,403        880        780         6,303
 Interest expense, net.............    2,638     1,858     1,904     2,736      4,992      2,415      3,708         6,285
 Net income (loss).................     (105)     (679)    1,622     2,456        216       (990)    (1,877)         (671)

OTHER FINANCIAL DATA:
 Net cash provided (used) by
   operating activities............  $ 6,341   $ 5,133   $ 9,195   $11,432   $  7,423   $  2,682   $   (636)    $   4,105
 Net cash (used) in investing
activities.........................   (6,647)   (3,875)   (3,462)  (44,667)   (24,730)    (5,244)    (6,768)      (26,254)
 Net cash provided (used) in
   financing activities............      519    (1,140)   (4,188)   32,601     16,643      1,515      6,863        21,991
 Capital expenditures and
acquisitions(c)....................    7,581     6,820     5,087    46,895     25,380      5,242      6,444        26,582
 Ratio of earnings to fixed
charges(d).........................       --        --     1.35x     1.42x         --         --         --            --
 Deficit of earnings to fixed
charges(d).........................  $    74   $   596        --        --   $    253   $  1,560   $  3,407     $   2,100
 Pro forma deficit of earnings to
   fixed charges(e)................                                             4,896      4,007      4,437         5,326
 EBITDA(f).........................    6,661     6,546   $10,685   $12,647     14,716      4,718      5,357        15,355

OPERATING DATA:
 Number of theatres operated
   (at period end).................       46        56        56        68         71         70         70            70
 Number of screens operated
   (at period end).................      335       409       411       525        575        545        581           581
 Average screens per location
   (at period end)(g)..............      7.3       7.3       7.3       7.7        8.1        7.8        8.3           8.3
 Attendance (in thousands).........   10,565    13,456    15,841    18,311     20,484      8,853     10,151        21,782
 Average first-run ticket prices...  $  3.93   $  3.92   $  3.98   $  4.07   $   4.04   $   4.17   $   4.09     $    4.04
 Average first-run concession
   revenues per patron.............  $  1.32   $  1.29   $  1.40   $  1.46   $   1.53   $   1.47   $   1.47     $    1.52


                                                        AUGUST 31,                                    FEBRUARY 29, 1996
                                     ------------------------------------------------              ------------------------
                                      1991      1992      1993      1994       1995                 ACTUAL    PRO FORMA(H)
                                     -------   -------   -------   -------   --------              --------   -------------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and equivalents..............  $   877   $   994   $ 2,539   $ 1,905   $  1,241              $    700     $   3,830
 Property and equipment, net.......   29,335    30,326    29,300    56,306     75,427                78,674        78,674
 Total assets......................   38,640    38,473    37,879    79,445     98,140               102,595       110,064
 Total indebtedness................   22,794    22,119    22,289    55,275     72,754                78,931        86,936
 Stockholders' equity..............    3,633     2,954       535     3,992      4,208                 2,331         1,613


                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------


 (a)  Net income for 1993 includes a $444,000 charge (net of tax) for the cumulative effect on prior years of adopting a change in an accounting principle for income taxes.
 (b)  In March 1994, the Company acquired 8 theatres (63 screens) from Wometco Theatres (as defined herein) for approximately $22.0 million. Income statement data includes the operating results of such theatres since the date of acquisition.
 (c)  Capital expenditures and acquisitions include assets acquired under capital leases and
      $22.0 million for the Wometco Acquisition (as defined herein) in fiscal 1994.
 (d)  For the purpose of calculating the ratio of earnings to fixed charges and deficit of earnings to fixed charges, (i) earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges less interest capitalized and (ii) fixed charges consist of interest expense, interest capitalized, amortization of debt issuance costs and the interest factor in rental expense.
 (e)  On a pro forma basis, after giving effect to the Formation Transactions and the
      Offering as if each had occurred on September 1, 1994. The unaudited pro forma financial information of the Company for the year ended August 31, 1995 and the twelve months ended February 29, 1996 does not purport to represent what the Company's actual results of operations would have been had such transactions occurred on the dates presented or to project the Company's financial position or results of operations for any future period.
 (f)  EBITDA is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, changes in deferred rent liability and other non-cash or non-recurring items. EBITDA for fiscal 1995 and for the twelve months ended February
      29, 1996 excludes $1.2 million of non-recurring charges related to unconsummated financing transactions. Changes in deferred rent liability for the years ended August
      31, 1991 through 1995, the six months ended February 28, 1995 and February 29, 1996 and the 12 months ended February 29, 1996 amounted to approximately $453,000, $524,000,
      $242,000, $214,000, $251,000, $108,000, $108,000 and $251,000, respectively. The
      Company has included EBITDA (which is not a measure of financial performance under generally accepted accounting principles) because it is a measure that will be used in determining compliance with certain covenants in the Indenture. EBITDA should not be construed as an alternative to operating income or cash flows from operations (as determined in accordance with generally accepted accounting principles). EBITDA does not represent cash flows available to the Company as it does not consider debt service, income taxes or other operating cash flows. Additionally, actual cash expenditures for various long-term assets and operating expenses have been, and will be, incurred which are not reflected in EBITDA.
 (g)  Average screens per location is determined by dividing the number of screens operated by the number of theatres operated at the end of the period.
 (h)  Pro forma information gives effect to the Formation Transactions and the Offering as if each had occurred on February 29, 1996. See "Formation Transactions," "Use of Proceeds"
      and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the financial condition and results of operations of the Company. The discussion should be read in conjunction with the Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

    The Company's revenues are generated primarily from admission revenues and concession revenues. Additional revenues are generated by on-screen advertising and electronic video games installed in the lobbies of the Company's theatres. The two major components of admission revenues are attendance and ticket prices. Attendance is most influenced by the quality of films released by distributors and, to a lesser extent, by expansions into new markets, competition and population growth in the geographic market. Although the Company's ticket prices in a particular market may change in response to competition and other factors, the Company's average ticket price has remained relatively stable throughout the periods presented. The Company's principal costs of operations are film rentals, cost of concessions, payroll, occupancy costs, such as theatre rentals and utilities, advertising costs and other expenses, such as insurance.


    Substantially all of the Company's revenue growth has been due to theatre acquisitions and the development of new theatres. The largest acquisition took place in March 1994, when the Company acquired eight theatres (63 screens) in Florida from Wometco. The results of operations of the theatres acquired are included in the Company's Combined Financial Statements from their dates of acquisition. Fiscal years ended August 31, 1993, 1994 and 1995 are not directly comparable due to the effects of acquired theatres, new theatre openings and the impact of the debt service associated with the debt incurred in connection with their acquisition and development. Theatre closings have had no significant effect on the operations of the Company.


RESULTS OF OPERATIONS


    The following table presents the sources of the Company's revenues and revenues per average screen count. Growth in total revenues has been derived principally from the growth in the average screen count. Although total revenues increased throughout the periods, revenues per average screen count declined during the periods principally due to the increase in the number of second-run screens as a percentage of the total number of screens (6.9% in fiscal 1993 versus 15.1% in fiscal 1995). The increase in the number of second-run screens as a percentage of the total number of screens has occurred as the Company has opened new theatres and converted existing first-run theatres in the same zones to second-run theatres. The average ticket price for second-run theatres has historically been approximately one-third of the average ticket price for first-run theatres, while the average concession revenues per patron for second-run theatres has historically been approximately two-thirds of the average concession revenues per patron for first-run theatres. First-run revenues per average screen count remained relatively stable in fiscal 1993 and fiscal 1994 due to the release in each of these years of several high grossing box office films (such as Jurassic Park and Aladdin in 1993 and Forrest Gump and Lion King in 1994). In fiscal 1995, however, the number of high grossing films declined, causing the revenues per average first-run screen count to decline as well. This decline in the number of high grossing films is evidenced by the decline in admission revenues for the Company's ten highest grossing films as a percentage of total admission revenues to 24.8% in fiscal 1995 from 33.1% and 34.5% in fiscal years 1994 and 1993, respectively.


    The table also presents revenues of comparable theatres broken down by (i) revenues generated from theatres that were opened or acquired by the Company prior to September 1, 1992 (the "base group"), (ii) revenues generated from theatres that were opened or acquired by the Company on or after September 1, 1992 in the same markets as the "base group" theatres (the "base markets"), and

(iii) revenues attributable to theatres purchased from Wometco. Over the past three years, theatre revenues in the base group have declined slightly, while revenues in the base markets have increased as the Company has opened new, larger theatres in base markets to replace existing theatres.

                                                                                     SIX MONTHS
                                              YEARS ENDED AUGUST 31,                   ENDED
                                          ------------------------------    ----------------------------
                                                                            FEBRUARY 28,    FEBRUARY 29,
                                           1993       1994        1995          1995            1996
                                          -------    -------    --------    ------------    ------------
                                                              (DOLLARS IN THOUSANDS)
Revenues:
  Theatre admissions...................   $59,132    $65,951    $ 73,190      $ 32,137        $ 36,584
  Concessions..........................    22,934     26,113      29,432        12,399          14,284
  Other................................     1,646      2,033       2,986         1,380           1,386
                                          -------    -------    --------    ------------    ------------
    Total revenues.....................   $83,712    $94,097    $105,608      $ 45,916        $ 52,254
                                          -------    -------    --------    ------------    ------------
                                          -------    -------    --------    ------------    ------------
Average screen count (weighted by
month).................................       404        471         550           540             576
                                          -------    -------    --------    ------------    ------------
                                          -------    -------    --------    ------------    ------------
Revenues per average screen count
  (all theatres).......................   $ 207.2    $ 199.8    $  192.0      $   85.0        $   90.7
                                          -------    -------    --------    ------------    ------------
                                          -------    -------    --------    ------------    ------------
Revenues per average screen count
  (first-run theatres).................   $ 213.9    $ 212.3    $  207.9      $   89.1        $   97.8
                                          -------    -------    --------    ------------    ------------
                                          -------    -------    --------    ------------    ------------

Revenues of comparable theatres:
  Theatres opened/acquired before
    fiscal 1993 ("base group").........   $80,631    $80,310    $ 78,129      $ 34,498        $ 36,960
  Theatres opened/acquired in existing
"base markets".........................     3,081      5,972      10,063         4,248           6,156
                                          -------    -------    --------    ------------    ------------
  Total "base markets".................    83,712     86,282      88,192        38,746          43,116
  Theatres purchased from Wometco......        --      7,815      17,416         7,170           9,138
                                          -------    -------    --------    ------------    ------------
    Total revenues.....................   $83,712    $94,097    $105,608      $ 45,916        $ 52,254
                                          -------    -------    --------    ------------    ------------
                                          -------    -------    --------    ------------    ------------


    The following table presents certain income statement items as a percentage of total revenues.


                                                                                     SIX MONTHS
                                                 YEARS ENDED AUGUST 31,                ENDED
                                                 -----------------------    ----------------------------
                                                                            FEBRUARY 28,    FEBRUARY 29,
                                                 1993     1994     1995         1995            1996
                                                 -----    -----    -----    ------------    ------------
Revenues:
  Theatre admissions..........................    70.6%    70.1%    69.3%        70.0%           70.0%
  Concessions.................................    27.4     27.8     27.9         27.0            27.3
  Other.......................................     2.0      2.1      2.8          3.0             2.7
                                                 -----    -----    -----        -----           -----
    Total revenues............................   100.0    100.0    100.0        100.0           100.0
Cost of revenues..............................    39.7     38.1     38.0         37.6            38.4
                                                 -----    -----    -----        -----           -----
Gross profit..................................    60.3     61.9     62.0         62.4            61.6
Other theatre operating costs.................    41.8     41.5     41.6         45.3            44.4
General and administrative expenses...........     6.1      7.2      6.7          7.1             7.2
Depreciation and amortization.................     5.0      5.7      7.6          8.1             8.6
                                                 -----    -----    -----        -----           -----
Operating income (loss).......................     7.4      7.5      6.1          1.9             1.5
Interest expense, net.........................     2.3      2.9      4.7          5.3             7.1
Net income (loss).............................     1.9%     2.6%     0.2%        (2.2)%          (3.6)%

Other key ratios:
Film rental costs as a percentage of admission
revenues......................................    50.7%    48.9%    49.0%        48.4%           48.8%
Cost of concessions as a percentage of
  concession revenues.........................    14.0     13.8     14.3         13.8            15.3

Comparison of the Six Months Ended
  February 28, 1995 and February 29, 1996



    Revenues. Revenues increased 13.8% in the six months ended February 29, 1996 (the 1996 period) to $52.3 million from $45.9 million in the six months ended February 28, 1995 (the 1995 period). Attendance increased 14.7% during the 1996 period versus the 1995 period. The increase in attendance resulted from the popularity of films released during the period and from a 6.7% increase in the average screen count. The average ticket price for first-run films decreased 2.0% to $4.09 in the 1996 period compared to $4.17 in the 1995 period. The decrease in first-run ticket prices was primarily due to the commencement of student and military discounts near the end of the second quarter of fiscal 1995. The average first-run concession revenue per patron remained stable at $1.47 for both in the 1996 period and the 1995 period.



    Comparable "base group" theatre revenues increased 7.1% to 37.0 million in the six months ended February 29, 1996 from $34.5 million in the six months ended February 28, 1995. Comparable "base markets" theatre revenues increased 11.3% in the six months ended February 29, 1996 to $43.1 million from $38.7 million in the six months ended February 28, 1995.



    Gross Profit. Gross profit increased 12.4% in the six month period ended February 29, 1996 to $32.2 million from $28.7 million in the six month period ended February 28, 1995. This increase is primarily attributable to the 13.8% increase in revenues. Gross profit as a percentage of total revenues decreased to 61.6% in the 1996 period from 62.4% in the 1995 period.



    Other Theatre Operating Costs. Other theatre operating costs increased 11.6% in the six month period ended February 29, 1996 to $23.2 million from $20.8 million in the six month period ended February 28, 1995, primarily due to the 6.7% increase in the average screen count and a 14.7% increase in attendance. Other theatre operating costs as a percentage of revenues, decreased to 44.4% in the 1996 period from 45.3% in the 1995 period primarily due to economies gained from the increase in the average number of screens per location and a 6.7% increase in average revenues per screen.



    General and Administrative Expenses. General and administrative expenses increased 15.6% in the six month period ended February 29, 1996 to $3.8 million from $3.3 million for the six month period ended February 28, 1995, primarily due to the increase in the average screen count and increased salary expense and professional fees. General and administrative expenses as a percentage of revenues remained relatively stable at 7.2% in the 1996 period compared to 7.1% in the 1995 period.



    Depreciation and Amortization. Depreciation and amortization expense increased 19.8% during the six months ended February 29, 1996 to $4.5million from $3.7 million for the six months ended February 28, 1995. This increase was primarily the result of theatre property additions.



    Interest Expense, Net. Net interest expense increased 53.5% in the six month period ended February 29, 1996 to $3.7 million from $2.4 million in the six month period ended February 28, 1995. The increase was due to an increase in the average debt outstanding, and higher interest rates on a significant portion of the Company's debt in the 1996 period as compared to the 1995 period.



    Net Loss. Net loss increased to $1.9 million in the six month period ended February 29, 1996 from $1.0 million in the six month period ended February 28, 1995 due to the factors previously discussed.


Comparison of Years ended August 31, 1994 (fiscal 1994)
  and August 31, 1995 (fiscal 1995)

    Revenues. Revenues increased 12.2% in fiscal 1995 to $105.6 million from $94.1 million in fiscal 1994. Attendance increased 11.9% primarily due to the opening of 50 screens in fiscal 1995 and the first full year of operations of 114 screens added in fiscal 1994, including 84 screens that were acquired.

Sixty-three of these acquired screens were acquired from Wometco in March 1994. The average screen count increased 16.8% in fiscal 1994 to 550 from 471 in fiscal 1995. The average ticket price for first-run films decreased 0.7% to $4.04 in fiscal 1995 from $4.07 in fiscal 1994. The decrease in ticket prices was primarily due to a management decision to discount ticket prices for a period of time in fiscal 1995 in response to declining attendance as a result of the reduced number of higher grossing box office films. The average first-run concession revenues per patron increased by 4.9% in fiscal 1995 to $1.53 from $1.46 in fiscal 1994.


    "Base group" theatre revenues decreased 2.7% in fiscal 1995 to $78.1 million from $80.3 million in fiscal 1994. However, "base markets" theatre revenues increased 2.2% in fiscal 1995 to $88.2 million from $86.3 million in fiscal 1994. Theatre revenues in the base group declined slightly while revenues in the base markets have increased as the Company has opened new, larger theatres in base markets to replace existing theatres.



    Gross Profit. Gross profit increased 12.5% in fiscal 1995 to $65.5 million from $58.2 million in fiscal 1994. This increase is primarily attributable to the 12.2% increase in revenues. The gross profit percentage remained relatively flat at 62.0% in fiscal 1995 versus 61.9% in fiscal 1994.


    Other Theatre Operating Costs. Other theatre operating costs increased 12.5% in fiscal 1995 to $43.9 million from $39.1 million in fiscal 1994, primarily due to the 16.8% increase in the average screen count. Other theatre operating costs as a percentage of revenues remained relatively flat at 41.6% in fiscal 1995 versus 41.5% in fiscal 1994.

    General and Administrative Expenses. General and administrative expenses increased 5.2% in fiscal 1995 to $7.1 million from $6.7 million in fiscal 1994. General and administrative expenses as a percentage of revenues decreased to 6.7% in fiscal 1995 from 7.2% in fiscal 1994. After adjusting for the increase of $1.2 million in non-recurring executive bonuses in fiscal 1994, general and administrative expenses increased $1.6 million or 29.0% in fiscal 1995 compared to fiscal 1994 primarily due to a full year of operation of the theatres acquired in the Wometco Acquisition.

    Depreciation and Amortization. Depreciation and amortization expense in fiscal 1995 increased to $8.1 million from $5.4 million in fiscal 1994. This increase was primarily the result of theatre property additions.

    Interest Expense, Net. Net interest expense increased in 1995 to $5.0 million from $2.7 million in fiscal 1994. The increase was due to an increase in the average debt outstanding in fiscal 1995 versus fiscal 1994, which in turn was primarily attributable to the Wometco Acquisition and other capital expenditures. Net interest expense also increased as a result of higher interest rates on a significant portion of the Company's debt in fiscal 1995 versus fiscal 1994.


    Net Income. Net income decreased in fiscal 1995 to $0.2 million from $2.5 million in fiscal 1994. In addition to the factors previously discussed, the Company incurred $1.2 million of non-recurring expenses in 1995 due to an unconsummated financing transaction. The non-recurring expenses included development costs, financing costs and legal expenses associated with the development of several theater projects which were abandoned when satisfactory financing was not available.

Comparison of Years Ended August 31, 1993 (fiscal 1993)
  and August 31, 1994 (fiscal 1994)

    Revenues. Revenues increased 12.4% in fiscal 1994 to $94.1 million from $83.7 million in fiscal 1993. Attendance increased 15.6% primarily due to the addition of 114 screens in fiscal 1994. The average screen count increased 16.6% to 471 in fiscal 1994 from 404 in fiscal 1993. The average ticket price for first-run films increased 2.3% in fiscal 1994 to $4.07 from $3.98 in fiscal 1993. The average first-run concession revenues per patron increased 4.3% in fiscal 1994 to $1.46 from $1.40 in fiscal 1993.

    Comparable "base group" theatre revenues decreased 0.4% in fiscal 1994 to $80.3 million from $80.6 million in fiscal 1993. However, comparable "base markets" theatre revenues increased 3.1% to $86.3 million in fiscal 1994 from $83.7 million in fiscal 1993.

    Gross Profit. Gross profit increased 15.3% in fiscal 1994 to $58.2 million from $50.5 million in fiscal 1993. This increase resulted primarily from the 16.6% increase in the average screen count in fiscal 1994. Gross profit percentage increased to 61.9% in fiscal 1994 from 60.3% in fiscal 1993. This increase resulted primarily from lower film rental costs as a percentage of admission revenues (48.9% in fiscal 1994 versus 50.7% in fiscal 1993) due to a greater number of longer playing films.

    Other Theatre Operating Costs. Other theatre operating costs increased 11.8% in fiscal 1994 to $39.1 million from $34.9 million in fiscal 1993, primarily due to the 16.6% increase in the average screen count. Other theatre operating costs as a percentage of revenues decreased to 41.5% in fiscal 1994 from 41.8% in fiscal 1993 due to economies gained from the increase in screens per location to
7.7 in fiscal 1994 from 7.3 in fiscal 1993.

    General and Administrative Expenses. General and administrative expenses increased 31.5% in fiscal 1994 to $6.7 million from $5.1 million in fiscal 1993, primarily resulting from a $0.7 million increase in executive bonuses in fiscal 1994 and increases in salary, travel, insurance and other expenses relating to the Wometco Acquisition. General and administrative expenses as a percentage of revenues increased to 7.2% in fiscal 1994 from 6.1% in fiscal 1993.

    Depreciation and Amortization. Depreciation and amortization expense in fiscal 1994 increased to $5.4 million from $4.2 million in fiscal 1993. This increase was primarily the result of theatre property additions.

    Interest Expense, Net. Net interest expense increased in fiscal 1994 to $2.7 million from $1.9 million in fiscal 1993. The increase was due to the increase in the average debt outstanding during fiscal 1994, which in turn was primarily attributable to the Wometco Acquisition.

    Net Income. Net income increased in fiscal 1994 to $2.5 million from $1.6 million in fiscal 1993 due to the factors previously discussed and due to the effect of adopting the change in accounting principle for income taxes in fiscal 1993, which resulted in a charge (net of taxes) of $0.4 million.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's revenues are collected in cash, primarily through box office admissions and theatre concession revenues. Because its revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors within 14 to 65 days following receipt of admissions revenues, the Company has an operating "float" which partially finances its operations and enables the Company to maintain a relatively small working capital facility.

    The Company's primary capital requirements are for theatre openings and acquisitions and for remodeling, expansion and maintenance of existing theatres. While the Company has constructed fee-owned theatres from time to time, the Company prefers to develop theatres as leasehold properties in order to preserve the capital that would otherwise be required to develop fee-owned properties. Fee-owned properties, including land, building and amenities, typically cost four to five times as much to construct as leasehold properties cost to develop. Cobb has historically developed, and plans to continue developing, a significant portion of new theatres by entering into long-term, triple net leases which provide for the incurrence by the landlord of the construction costs of the theatre, other than those for furniture, fixtures and equipment, in exchange for Cobb's entering into the lease.


    The Company historically has funded its capital expansion needs primarily through bank borrowings and with excess funds generated from its operations. The table below summarizes net cash provided by operating activities and net cash used for investing activities in fiscal 1994 and 1995 and in the first six months of fiscal 1996.



                                                                                       SIX MONTHS
                                                                  YEARS ENDED            ENDED
                                                                   AUGUST 31,         FEBRUARY 29,
                                                              --------------------    ------------
                                                                1994        1995          1996
                                                              --------    --------    ------------
                                                                         (IN THOUSANDS)
Net cash provided (used) by operating activities...........   $ 11,432    $  7,423      $   (636)
Net cash used for investing activities:
  Wometco Acquisition......................................    (22,000)         --            --
  Purchase of land for the construction of theatres........     (4,124)     (6,509)           --
  Construction of fee-owned theatres.......................     (7,777)    (10,766)       (4,308)
  Theatre openings (leasehold), expansions, remodeling and
acquisitions...............................................    (11,608)     (7,255)       (2,136)
  Other....................................................        842        (200)         (324)
                                                              --------    --------    ------------
    Net cash used for investing activities.................    (44,667)    (24,730)       (6,768)
                                                              --------    --------    ------------
Net cash provided (used) by operating activities less net
  cash used for investing activities.......................   $(33,235)   $(17,307)     $ (7,404)
                                                              --------    --------    ------------
                                                              --------    --------    ------------



    Notwithstanding the Company's preference to develop theatres on a leasehold basis, the Company expended $11.9 million in fiscal 1994, $17.3 million in fiscal 1995 and $4.3 million in the first six months of fiscal 1996 to construct or expand fee-owned properties, including $4.1 million of land purchased in fiscal 1994 and $6.5 million of land purchased in fiscal 1995 for the construction of new theatres. The amount expended in the first six months of fiscal 1996 primarily related to a 20-plex theatre in Naples, Florida, which opened on December 15, 1995 (the "Naples Theatre").


    In addition, since August 31, 1993, the Company incurred capital lease expenses in connection with investing activities totaling approximately $2.2 million, consisting of approximately $1.4 million in fiscal 1994 and approximately $850,000 in fiscal 1995.

    The following table summarizes the growth in the Company's theatre circuit since the beginning of fiscal 1994:


                                                  YEARS ENDED AUGUST 31,
                                        ------------------------------------------
                                                                                          SIX MONTHS ENDED
                                               1994                   1995                FEBRUARY 29, 1996
                                        -------------------    -------------------      ---------------------
                                        THEATRES    SCREENS    THEATRES    SCREENS      THEATRES      SCREENS
                                        --------    -------    --------    -------      --------      -------
Beginning of the period..............       56        411          68        525            71          575
Additions due to:
  New development....................        1         16           3         38             1           20
  Expansion..........................       --         14          --         12            --           --
  Acquisition........................       13         98          --         --            --           --
                                           ---      -------       ---      -------         ---        -------
                                            14        128           3         50            72          595
Theatre closings and sales...........       (2)       (14)         --         --            (2)         (14)
                                           ---      -------       ---      -------         ---        -------
End of the period....................       68        525          71        575            70          581
                                           ---      -------       ---      -------         ---        -------
                                           ---      -------       ---      -------         ---        -------

    Net cash provided (used) by operating activities was insufficient to meet net cash used for investing activities by approximately $33.2 million in fiscal 1994, $17.3 million in fiscal 1995 and $7.4 million for the six months ended February 29, 1996. The Company's cash needs during this period were provided primarily by the Existing Credit Facilities entered into in March 1994 which provided for up to $55.0 million of senior term loans and an $11.0 million seasonal working capital revolver. In addition, the Company arranged $8.8 million of financing to construct two fee-owned properties during fiscal 1994. In September 1995, the Company issued $10.0 million of Senior Subordinated Notes, the proceeds of which were used to complete the Naples Theatre and repay borrowings under the seasonal working capital revolver.



    The Company estimates that total capital expenditures will be approximately $13.9 million for fiscal 1996, consisting of $10.6 million for new theatre openings and expansions which are expected to add 36 new screens, and $3.3 million for remodeling and maintenance. For fiscal 1997, the Company estimates that total capital expenditures will be approximately $19.8 million, consisting of $15.8 million for new theatre openings and expansions which are expected to add 115 screens and $4.0 million for remodeling and maintenance. The Company plans to fund these capital expenditures with cash provided by operating activities, $4.5 million of funds provided to the Company by the Offering and proceeds from the proposed sale of two undeveloped parcels of land in Ocala and Tampa, Florida, expected to occur in fiscal 1997.



    In March 1996, the Company issued $85.0 million of 10 5/8% Senior Secured Notes due 2003 and repaid all existing indebtedness except for $1.9 million of capitalized lease obligations. Concurrent with the completion of the Offering, the Company established a $25.0 million New Credit Facility to fund working capital requirements and capital expenditures. The New Credit Facility is comprised of a $12.5 million senior secured seasonal revolver and a $12.5 million senior secured reducing revolver. Access to the availability under the New Credit Facility will be dependent upon the achievement by the Company of certain financial ratios. At the closing of the Offering, the Company had available approximately $11.0 million of borrowing capacity under the New Credit Facility. See "Description of Certain Indebtedness--Other Indebtedness--New Credit Facility."



    Based upon the current level of operations and anticipated growth, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled lease payments and scheduled payments of interest on its indebtedness, including the Senior Secured Notes over the next few years. The Company may, however need to refinance all or a portion of the principal of the Senior Secured Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Senior Secured Notes, or make anticipated capital expenditures and lease payments. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Risk Factors--Highly Leveraged; Ability to Service Indebtedness."



    The Company had one interest rate swap agreement with a $12.0 million notional amount which matured in May 1996. The sole purpose of the swap was to convert a portion of the Company's variable rate debt to fixed rate, with the counterparty being one of the Company's primary lending institutions. The Company has had no involvement with other derivatives in the past, with the exception of basic swaps to convert variable rate debt to fixed rate debt, and has no specific plans to use derivative products in the foreseeable future.

SEASONALITY

    Admission and concession revenues are subject to seasonal fluctuations which affect all motion picture exhibitors. These fluctuations are the result of the distribution practices of the major motion picture studios which have historically concentrated the release of films during the summer and holiday seasons. As a result, the Company's second and fourth fiscal quarters have been historically strong compared to its first and third fiscal quarters.

INFLATION


    For the three years ended August 31, 1995 and the six months ended February 29, 1996, inflation and changing prices have not had a significant impact on the Company's results of operations and financial condition.

                                    BUSINESS

GENERAL


    The Company is the eleventh largest motion picture exhibitor in the United States and the largest exhibitor in Florida, based on the number of screens operated. At February 29, 1996, the Company operated 70 theatres with an aggregate of 581 screens in Florida, Alabama, Arkansas and Mississippi, including 54 theatres and 437 screens in Florida. The Company has been a pioneer in the development and operation of multi-screen theatres, and management believes that its average number of screens per theatre of 8.3 at February 29, 1996 is the second highest among major theatre exhibitors. The Company seeks to develop new theatres primarily with 16 to 24 screens in zones where the Company can be the sole or a leading exhibitor in terms of the number of screens operated. At February 29, 1996, approximately 76% of the Company's theatres were located in zones where the Company is the sole exhibitor and approximately half of the Company's remaining theatres were located in zones where management believes the Company is the leading exhibitor. The Company and its predecessors have been involved in the motion picture exhibition industry since 1921 and have been owned and managed by members of the Cobb family throughout this period. Moreover, the Company's six top executives have an average of over 28 years of experience in the industry. See "Management--General."


    The following table provides certain information with respect to the Company's theatre circuit by region over the period from August 31, 1991 to August 31, 1995.

                                                               AS OF AUGUST 31,
                     -----------------------------------------------------------------------------------------------------
                           1991                 1992                 1993                 1994                 1995
                     -----------------    -----------------    -----------------    -----------------    -----------------
                     NO. OF   PERCENT     NO. OF   PERCENT     NO. OF   PERCENT     NO. OF   PERCENT     NO. OF   PERCENT
                     SCREENS  OF TOTAL    SCREENS  OF TOTAL    SCREENS  OF TOTAL    SCREENS  OF TOTAL    SCREENS  OF TOTAL
                     -------  --------    -------  --------    -------  --------    -------  --------    -------  --------
Florida.............   219       65.4%      285       69.7%      287       69.8%      385       73.3%      425       73.9%
Alabama.............    86        25.7       90        22.0       90        21.9      114        21.7      124        21.6
Other...............    30         8.9       34         8.3       34         8.3       26         5.0       26         4.5
                     -------  --------    -------  --------    -------  --------    -------  --------    -------  --------
Total...............   335      100.0%      409      100.0%      411      100.0%      525      100.0%      575      100.0%
                     -------  --------    -------  --------    -------  --------    -------  --------    -------  --------
                     -------  --------    -------  --------    -------  --------    -------  --------    -------  --------

THEATRE EXHIBITION INDUSTRY OVERVIEW

    The theatre exhibition industry in the United States consists of more than 450 exhibitors, approximately 30 of which operated 100 or more screens as of May 1, 1995. The ten largest exhibitors (in terms of number of screens) operated approximately 50% of the total screens, with no one exhibitor operating more than 10% of the total screens.

    Movie theatres are the primary initial distribution channel for new motion picture releases. Management believes that the success of a movie in other "downstream" delivery systems, such as home video and network, syndicated and pay television, is largely dependent on its successful release in movie theatres in the United States. In addition, management believes that, to date, the proliferation of these other distribution channels, home video in particular, has enhanced the value of film product, resulting in additional film product for exhibition. Management further believes that the emergence of new forms of delivery systems has not adversely affected attendance at movie theatres and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theatre.

    According to data released by the Motion Picture Association of America ("MPAA"), total attendance of approximately 1.3 billion and total admission revenues of approximately $5.4 billion each represented a record for the U.S. motion picture exhibition industry in 1994. Additionally, industry sources estimate that attendance and total admission revenues were approximately 1.26 billion and $5.5 billion, respectively, in 1995. Attendance has exceeded 1.0 billion during each of the past 19 years. Annual industry attendance and total admission revenues for the period 1985 through 1994 as determined by the MPAA are as follows:

                                    ANNUAL INDUSTRY        AVERAGE         TOTAL ADMISSION
    YEAR                             ATTENDANCE(A)     TICKET PRICES(A)      REVENUES(A)
- ---------------------------------   ---------------    ----------------    ---------------
                                     (IN BILLIONS)                          (IN BILLIONS)
1985.............................         1.06              $ 3.55              $3.75
1986.............................         1.02                3.71               3.78
1987.............................         1.09                3.91               4.25
1988.............................         1.08                4.11               4.46
1989.............................         1.26                3.99               5.03
1990.............................         1.19                4.22               5.02
1991.............................         1.14                4.21               4.80
1992.............................         1.17                4.15               4.87
1993.............................         1.24                4.14               5.15
1994.............................         1.29                4.18               5.40

- ------------
(a) Sources: MPAA; 1989-1994 figures for attendance and average ticket prices based on Ernst & Young survey; previous years based on CPI-W index.

    In addition to showing the relative stability of movie theatre attendance, the MPAA study revealed that increases in ticket prices have not kept pace with increases in the cost of living. During the period 1985 through 1994, according to the MPAA's figures, the average ticket price has increased 17.7% (or 1.8%, compounded annually), whereas the U.S. Consumer Price Index has increased 37.7% (or 3.6%, compounded annually) during the same period. Cobb's management believes that movie ticket prices are less expensive than the cost of many other out-of-home entertainment options, such as music concerts, sporting events and live theatre.

    The Company believes that film production companies have increased, and will continue to increase, the number of films being produced due to the realization by film producers of significant profits from the exhibition of films in movie theatres and via other downstream distribution channels. The increased profit potential from film distribution in recent years can be attributed to increased demand as a result of the growth of the movie theatre industry (particularly outside of the United States) and the home video industry, and the significantly increased channel capacity created by enhanced cable and satellite-based transmission systems. Moreover, the emergence of stronger and better capitalized independent producers and distributors, such as Gramercy Pictures, Turner Pictures (which includes New Line Cinemas and Castle Rock Entertainment) and Dreamworks SKG, the highly-publicized partnership among Jeffrey Katzenberg, Steven Spielberg and David Geffen, should help maintain or increase motion picture production. The Company believes that an increased supply of quality feature films will positively impact its admission and concession revenues.

    The Company also believes that certain demographic trends favor the theatre exhibition industry. Information obtained from the U.S. Bureau of the Census indicates that the number of 12 to 20 year olds in the United States, the largest movie-going segment of the population, is projected to grow approximately 60% faster than the U.S. population as a whole through the end of the decade. In addition, information obtained from the MPAA indicates that the number of patrons over 40 as a percentage of the total movie audience has increased from approximately 14% in 1986 to approximately 36% in 1994. The Company believes that film producers have recognized the importance of this segment of the population and are producing an increased number of films primarily targeted to this more mature audience, including such films as Sense and Sensibility, Grumpier Old Men, Schindler's List and The Bridges of Madison County.

THEATRE OPERATIONS

Strategy

    The Company manages its theatre operations in accordance with the following five strategic initiatives: (1) maintain market leadership in Florida; (2) target non-competitive zones; (3) maximize revenue and profitability with multi-screen theatres; (4) operate attractive, high quality theatres; and (5) focus on cost controls.


        Maintain Market Leadership in Florida. Cobb is the largest motion picture exhibitor in Florida based on number of theatres and screens operated. Cobb has concentrated, and plans to continue to concentrate, its expansion in Florida. Management believes Florida is one of the more attractive theatre markets in the United States due to its favorable demographic profile and economic outlook. Florida's population is projected to grow at more than twice the rate of the United States population through the end of the decade. Moreover, approximately 25% of Florida's population consists of persons under 20 years of age. Industry data shows that nationally the 20 and under age group represents approximately 15% of the total population, but approximately 24% of the annual theatre admission revenues. This segment of the population is also projected to grow in Florida at a rate that is more than twice that of the United States as a whole. In addition, management believes that during the winter months, Florida's relatively warm weather attracts a seasonal inflow of tourists, which serves to increase the potential movie-going population. The Florida economy is also growing strongly, with GDP and income per capita expected to increase at average annual rates of 3.3% and 1.7%, respectively, through the balance of the decade, compared to 2.4% and 1.5%, respectively, for the entire United States. Management believes these factors create the possibility for stronger than average growth potential in terms of admission revenues in Florida compared to other parts of the United States.


        The rankings of the top five motion picture exhibitors in Florida as of February 7, 1996 are set forth below.

                                                                                              AVERAGE
                                                                     TOTAL                  SCREENS PER
     RANK      THEATRE CHAIN                                        SCREENS    LOCATIONS     LOCATION
     ----   -----------------------------------------------------   -------    ---------    -----------
      1     Cobb Theatres Group..................................     437          54            8.1
      2     American Multi-Cinema, Inc...........................     317          41            7.7
      3     United Artist Theatre Circuit, Inc...................     241          30            8.0
      4     Carmike Cinemas, Inc.................................     132          30            4.4
      5     GC Companies, Inc....................................     101          14            7.2


        Target Non-Competitive Zones. Film distributors typically license each first-run film to only one theatre in a given zone. The size of a film zone is generally determined by the population density, demographics and grossing potential of a particular market and can range from small, highly concentrated areas in major metropolitan markets to one or more towns in more suburban and rural markets. Film distributors generally will not license the same film to more than one theatre within the same zone. A theatre exhibitor which operates all the theatres in a given zone will experience little, if any, direct competition with respect to film licensing and may therefore obtain more attractive film rental arrangements compared to theatre exhibitors operating in more competitive zones. The Company's strategy is to locate its theatres in zones where it is the sole or a leading exhibitor in order to strengthen its ability to negotiate more advantageous film licensing terms. At February 29, 1996, approximately 76% of the Company's theatres were located in zones where the Company is the sole exhibitor and approximately one-half of the Company's remaining theatres were located in zones where management believes that the Company is the leading exhibitor.

        Maximize Revenue and Profitability with Multi-Screen Theatres. Large, multi-screen theatres provide certain benefits in comparison to smaller theatres. Because of the wide selection of films exhibited by a multi-screen theatre, such a theatre complex not only draws a larger number of patrons within a particular market area, but may also increase the overall size of the market area from which the theatre draws patrons. Multi-screen theatres also allow for a variety of films with differing audience appeal to be shown simultaneously or, alternatively, allow for an increased number of showings of more popular films in multiple auditoriums. In addition, the ability to shift films from larger auditoriums to smaller auditoriums in a multi-screen theatre enables the Company to exhibit films for a longer period of time, thereby taking advantage of lower licensing fees during the latter part of a film's release period and reducing film rental costs as a percentage of admission revenues. Operating efficiencies are also realized through the economies of having common box office, concession, projection, lobby and restroom facilities, which enable the Company to spread certain costs over a higher revenue base.


        Cobb has been one of the industry leaders in the introduction of the multi-screen theatre concept. Cobb believes that it opened the first eight-screen facility in the United States in 1978 and, in 1991, opened the first 18-screen theatre outside of California. All of the Cobb theatres are multi-screen facilities and 86% of its theatres have six or more screens. Management believes that the Company's average number of screens per theatre of 8.3 at February 29, 1996 is the second highest among major motion picture exhibitors, and is considerably higher than the 5.7 average number of screens per theatre for the top ten motion picture exhibitors as of May 1, 1995.


        Operate Attractive, High Quality Theatres. Cobb's management believes that maintaining high quality theatres provides significant competitive advantages because theatre patrons and, therefore, film distributors generally seek clean, conveniently located, modern facilities with state-of-the-art equipment. Most of Cobb's theatres are located in or near malls or large powerstrip centers which include a variety of retail and entertainment operations, thus increasing the visibility of the theatre.


        Cobb invests in high quality projection and stereo sound equipment to enhance the movie going experience. The latest technical enhancements are Digital Theatre Sound Systems ("DTS"), Dolby(R) Digital Sound ("DDS") and Sony(R) Dynamic Digital Sound ("SDDS"). Jurassic Park, released in the summer of 1993, was the first major motion picture to broadly utilize digital sound. Management estimates that at least a majority of the films produced in 1996 will have digital soundtracks available as an alternative to the standard stereo soundtrack. More than 72% of the Company's first-run theatres have one or more auditoriums with digital sound capabilities, and the Company is continuing to add digital capabilities to its auditoriums.


        Cobb's strategy is also to enhance its theatre patrons' comfort and enjoyment. Seating for all new theatres is specially designed for the Company. The chairs have cupholders, plush 4-inch padding, 36-inch high backs (compared to the 34-inch industry standard), 22-inch wide seats (compared to the 20-inch industry standard) and 44-inch spacing between rows (compared to the 36-inch industry standard). The Company also plans to build "stadium seating" in certain new theatres which will provide each customer with an improved view of the screen.

        Focus on Cost Controls. Cobb seeks to be an efficient exhibitor through careful control of operating expenses. The Company pursues a regional strategy in operating its theatres in order to profitably serve its markets and minimize corporate overhead costs. The grouping of theatres primarily along the Florida coasts and in central Alabama has minimized the Company's need for branch offices, thereby enabling the Company to acquire or develop additional theatres without incurring substantial incremental corporate overhead. The Company also controls costs and realizes operating efficiencies as a result of its focus on multi-screen theatres.

        Cobb's high percentage of theatres in non-competitive zones enables the Company to aggressively negotiate film licensing terms and thereby minimize film rental costs. As a result of this strategy, the Company believes, based on available data, that its film rental costs as a percentage of admission revenues are among the lowest in the motion picture exhibition industry.


        In addition, the Company has made a significant commitment to its management information systems in order to enhance further its ability to manage effectively its box office and concession operations, as well as its accounting and financial functions. See "--Systems."

Concessions


    Sales of concession items accounted for approximately 28.0% of total revenues for the twelve months ended February 29, 1996. Since concession sales provide higher gross profit percentages than ticket sales, increasing concession sales remains a focus of Cobb's management. The Company's primary concession products are varying sizes of popcorn, soft drinks, candy and certain other items such as hot dogs and nachos. In an effort to increase concession revenues per patron, the Company is expanding its concession menus in many theatres to include bulk-sized items and discounted "combo" menu items. The Company is also devoting additional resources to training its concession personnel to "up-sell" or "cross-sell" its products more effectively. The Company conducts quarterly concession promotions in conjunction with suppliers who provide marketing funds to the Company in order to offset advertising and food costs. Retail prices for concession items vary by the size of the item and are generally market sensitive.


    The placement, design and appearance of concession stands are also key factors in improving concession sales. The Company's new and remodeled theatres are designed with multiple station concession stands to heighten visibility, reduce the length of concession lines and improve traffic flow around the concession stands. The Company's larger theatres have auxiliary concession stands to make it easier for a greater number of patrons to gain quick access to the concession counters. The Company also has equipped the concession stands in all new theatres and certain existing theatres with its new Prysm point-of-sale ("POS") information system, which features touch screen technology, thereby reducing customer waiting time and the possibility of errors by concession station personnel. See "-- Systems."


    As a result of the above changes, average concession revenues per patron in the Company's first-run theatres has improved steadily during the last four fiscal years and the six months ended February 29, 1996, and February 28, 1995, as follows:



                                                                                       SIX MONTHS ENDED
                                                         YEARS ENDED AUGUST 31,       -------------------
                                                      -----------------------------   FEB. 28,   FEB. 29,
                                                      1992    1993    1994    1995      1995       1996
                                                      -----   -----   -----   -----   --------   --------
Average first-run concession revenues per patron....  $1.29   $1.40   $1.46   $1.53    $ 1.47     $ 1.47


Other Revenues


    Other sources of revenue, consisting mainly of coin-operated video games and on-screen advertising, accounted for approximately 2.7% of total revenues for the twelve months ended February 29, 1996. Coin-operated video games are owned by the Company and are placed in theatre lobbies to provide entertainment for patrons before and after movies. On-screen advertisements, which promote both local and national products, are displayed prior to the start of each movie.


FILM LICENSING

    Cobb licenses movies from film distributors owned by major film production companies and from independent film distributors that typically distribute films for small production companies. The Company's licensing activities are conducted from its booking office located in Dallas, Texas, the closest city to the Company's operations in which all of the major film distribution companies have offices. The Company's three film buyers, each of whom has responsibility for licensing films for particular theatres, are supervised by the Company's Senior Vice President--Booking and Film Buying. This film licensing strategy enables the Company to match film selections with local customer preferences. Prior to negotiating for a particular film, the Company's film buyers evaluate its prospects. The criteria considered for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected MPAA rating, as well as the demographic characteristics of the market in which such film is to be exhibited. Successful licensing depends greatly upon the knowledge of the tastes of residents in markets served by each theatre.

    Film distributors typically license each first-run film to only one theatre in a given market area or "zone." The size of a film zone is generally determined by the population density, demographics and grossing potential of a particular market, and can range from a radius of a few miles in major metropolitan areas to one or more towns in more suburban and rural areas. The Company believes that its strategy of maintaining an extensive circuit of modern state-of-the-art multi-screen theatres enhances its ability to aggressively license commercially popular films from distributors. In film zones where Cobb has no competition, it obtains film licenses by selecting a film from among those offered and negotiates directly with the distributor. In film zones where there is competition, a distributor will generally allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will decide on a picture-by-picture, theatre-by-theatre basis which exhibitor will be offered a movie and then that exhibitor will negotiate directly with the distributor for the film. In recent years, distributors have generally used this allocation process rather than a bidding process to license their films.

    Film licenses typically provide that a film distributor receives a specified percentage of the gross box office receipts, determined on a weekly basis, with the percentage generally declining over time. Final terms of the film licenses (and hence the film rental costs) with many film distributors are agreed upon subsequent to exhibition of the film in a process known as "settlement." The settlement process considers, among other things, the actual success of a film relative to original expectations.

    The Company's business is dependent upon availability of popular motion pictures and upon its relationship with motion picture distributors. There are nine major distributors whose films accounted for approximately 94.0% of the domestic admission revenues and which distributed the top 75 grossing films in 1995. These distributors consist of Buena Vista Pictures Distribution (Disney), Miramax, MGM/United Artists, New Line Cinema, Paramount Pictures, Sony Releases, Twentieth Century Fox, Universal Film Exchanges, Inc. and Warner Bros. Distribution. There are also numerous smaller distributors. No single distributor dominates the market. From year to year, the Company's revenues attributable to individual distributors may vary significantly depending upon the commercial success of such distributor's films in any given year. Cobb believes that it generally has good relationships with the film distributors.

MARKETING

    Cobb relies upon advertisements and movie schedules published in newspapers to inform its patrons of film titles and show times. Distributors promote specific films through television and radio advertisements. In selected markets, newspaper advertisements are often purchased jointly by film distributors and Cobb upon the introduction of a major motion picture. Cobb also pays for "directory" advertisements which display information on films at Cobb's theatres within a geographic area. In addition to newspaper, radio, television and directory advertisements, Cobb advertises through traditional previews and its pre-performance slide program. "Now Playing" or "Coming Soon" spots promote films playing or to be played on the Company's other screens in the same market area.

SYSTEMS

    Cobb has made a significant commitment to its management information systems in order to enhance further its ability to control costs. POS information systems provide to corporate management by 8:00 a.m. each day detailed admission and concession revenue information from the previous day. This information allows management to make quick adjustments to movie schedules, prolonging runs or adding screens for movies with higher gross revenues and substituting films when gross revenues cease to meet goals. Real-time seating and box office information is available to box office personnel, making it possible for theatre management to avoid overselling a particular film and providing faster and more accurate response to customer inquiries regarding showings and available seating. The POS information system also tracks concession sales, which leads to better inventory management and control.

    Cobb's newest POS information system, Prysm, installed in 33% of the existing theatres, reduces the time required to train new employees due to its simplicity. Moreover, the touch screen technology associated with Prysm reduces the possibility of error and improves customer service and control. Prysm, together with the Company's existing POS systems in the balance of its theatres, provides accurate and complete box office and concession information. The Company is continuing to install Prysm in its existing theatres, and plans to add it to all newly built or renovated theatres in the future.

    Cobb has recently completed the installation of a new general ledger and financial reporting system which management believes will enhance the Company's ability to manage its financial operations.

FUTURE EXPANSION

    Cobb continually evaluates existing and potential theatre locations in order to increase profitability and maintain the Company's leadership position in certain of its markets. Cobb generally seeks to develop or acquire theatres in zones that are underscreened as a result of changing demographic trends or that are served by aging theatre facilities. The Company targets theatre locations with high visibility, proximity to retail establishments or entertainment venues and convenient roadway access.

    When constructing, expanding or acquiring new theatres, the Company also evaluates the effect such additional screens will have on the Company's existing theatres, if any, in such market. In many cases where the Company constructs a new theatre in an existing market, it may choose to convert its existing first-run theatre to second-run. By operating both first-run and second-run theatres in a specific zone, the Company can exhibit a wide variety of films that appeal to a broad base of customers.

    In the future, Cobb will develop new theatres primarily with 16 to 24 screens in zones where the Company can be the sole or a leading exhibitor. Management expects that Cobb's expansion for the foreseeable future will remain focused primarily in Florida, where management believes it has extensive knowledge of the grossing potential of film zones and the competitive environment.


    The Company currently expects to open five additional theatres (86 screens) and expand six theatres (35 screens) by August 31, 1997. The Company anticipates that the new theatres will be developed pursuant to operating leases. The Company prefers to develop theatres as leasehold properties in order to preserve the capital that would otherwise be required to develop fee-owned properties. Fee-owned properties, including land, building and amenities, typically cost four to five times as much to construct as leasehold properties cost to develop. Cobb has historically developed, and plans to continue to develop, a significant portion of new theatres by entering into long-term, triple net leases which provide for the incurrence by the landlord of the construction costs of the theatre (other than costs for furniture, fixtures and equipment) in exchange for Cobb's entering into the lease. Generally, it takes 18 to 24 months to open a new multi-screen theatre from the time that the Company commits to opening such a theatre. Most new multi-screen theatres generate positive cash flow from the time of opening or within a few months of opening and exhibit significant increases in cash flow during the first 12 to 24 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    Accomplishing the Company's future expansion goals will depend on a number of factors, including the Company's ability to locate and lease acceptable sites and to complete construction of new theatres in a timely manner and, if necessary, to obtain financing on attractive terms. There is significant competition for potential site locations. As a result of such competition, the Company may be unable to acquire attractive site locations on terms it considers acceptable. See "Risk Factors-- Uncertainties Relating to Future Expansion Plans."

COMPETITION

    Cobb is subject to varying degrees of competition in the geographic areas in which it operates. Cobb competes aggressively with respect to licensing films, attracting patrons and obtaining new theatre sites. Cobb competes against local and national exhibitors, some of whom have greater financial resources than the Company.

    In terms of film licensing, Cobb's management believes that the principal competitive factors include licensing terms, grossing potential, seating capacity, location and quality of an exhibitor's theatres. The competition for patrons is dependent upon factors such as the availability of popular films, the location of theatres, the comfort and quality of theatres and ticket prices. Cobb believes that its admission prices are competitive with admission prices of competing theatres.

    Certain of Cobb's competitors have sought to expand the number of theatres and screens in operation through aggressive building programs. Such expansion has caused certain zones in which the Company operates or portions thereof to become overscreened, although to date this has not adversely affected the Company's business. Moreover, the theatre exhibition industry has undergone significant consolidation, and as a result, at May 1, 1995, the ten largest motion picture exhibitors operated approximately 50% of the total number of screens in the United States.

    Cobb's theatres face competition from a number of other motion picture delivery systems, such as video cassette rentals, pay-per-view, pay television, other basic cable television services and broadcast and syndicated television. While the future impact of such delivery systems on the motion picture exhibition industry is difficult to determine precisely, there can be no assurance that such delivery systems will not have an adverse impact on the Company's business. Management believes, however, that these delivery systems are helpful in that they encourage more film production and enhance public awareness of the Company's business. Cobb's theatres also face competition from other forms of entertainment which compete for the public's leisure time and disposable income.

PROPERTIES


    As of February 29, 1996, the Company operated 70 theatre locations (581 screens), 57 of which (representing 494 screens) were first-run theatres and the balance of which were second-run theatres. Of these 70 theatres, the Company leased 64 theatres (507 screens) and owned 6 theatres (74 screens). The Company's leases typically have initial terms of either 15 or 20 years, with three to five five-year renewal options. Rents may escalate during the initial term and almost always escalate during the renewal periods. During the next five years, approximately 18 theatre leases (97 screens) will expire, 17 of which (95 screens) will be subject to renewal options. Rent escalations on lease options are negotiated upon the signing of the lease. Leases have a minimum annual rent, and provide for additional rental in the form of percentage rent based upon the performance of the theatre. The Company leases its headquarters building located in Birmingham, Alabama.


EMPLOYEES


    At February 29, 1996, Cobb employed approximately 320 full-time employees (including 55 full-time employees at the corporate and booking offices) and 1,314 part-time employees. Virtually all of the part-time employees are paid entry level wages. The number of part-time employees fluctuates because of the seasonal nature of Cobb's business. At February 29, 1996, no employees were represented by union organizations. The Company considers its employee relations to be good.


REGULATORY ENVIRONMENT

    The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. R.C. Cobb, Inc., along with a number of other film exhibitors, entered into a consent decree in May 1985, pursuant to which it agreed not to engage in certain then-prevalent practices in Birmingham, Huntsville and Tuscaloosa, Alabama. The limitations placed on the Company by this decree have not materially affected its business. Cobb's licensing operations are subject to certain decrees entered into by other exhibitors. Consent decrees resulting from such cases apply to certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including Cobb, on a theatre-by-theatre basis. Consequently, exhibitors such as Cobb cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must instead compete for licenses on a film-by-film and theatre-by-theatre basis.

    The Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodation in January 1992 and as to employment in July 1992. Because of the recent effectiveness of the Disabilities Act and the absence of comprehensive regulations thereunder, the Company is unable to predict precisely the extent to which the Disabilities Act will impact its business. However, the Company currently develops new theatres to be accessible to the disabled and believes that it is otherwise in substantial compliance with all current regulations relating to accommodations for the disabled. The Company intends to comply with future regulations relating to accommodating the needs of the disabled, and the Company does not currently anticipate that it will be adversely affected by such expenditures.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in various legal proceedings arising in the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes. Management believes that Cobb's potential liability with respect to proceedings currently pending is not material in the aggregate to Cobb's consolidated financial position or results of operations.


    R.C. Cobb, Inc., presently has an informal appeal pending with the Florida Department of Revenue ("DOR") that is related to the result of a sales tax audit for the period July 1, 1989, through July 31, 1993, and a proposed assessment for that period in the amount of $3,028,203 which represents assessed sales tax, penalties and accrued interest. The dispute relates to intercompany payments paid pursuant to a Concession Lease Agreement between R.C. Cobb, Inc. and R&J Concessions, Inc. ("R&J"). Proper sales tax was collected by R.C. Cobb, Inc., and paid at the point of sale of concessions to theatre patrons. Under Chapter 212, Florida Statutes, payments for a lease or license to use real property are generally subject to sales tax. With regard to theatre concessions, however, only licenses to use real property are subject to sales tax, while leases are exempt from sales tax. The DOR has taken the position that certain payments made by R&J to R.C. Cobb, Inc. under the written concession agreement constitute payments for the license (as opposed to a lease) to use the theatre premises. R.C. Cobb, Inc., in its appeal to the Bureau of Hearings and Appeals ("DOR-BHA") dated June 26, 1995, has taken the position that no part of the payments it received from R&J are for the right to use or possess real property.



    Although the DOR-BHA has acknowledged receipt of the appeal, no response to the appeal has been received. R.C. Cobb, Inc. will be afforded a conference and an administrative hearing prior to the disposition by DOR-BHA. In the event R.C. Cobb, Inc. is dissatisfied with the resolution reached at DOR-BHA, R.C. Cobb, Inc. has the option to file a de novo action in the Circuit Court of Florida, which is a court of original jurisdiction. Alternatively, in the event R.C. Cobb, Inc. elects to remain in administrative law channels, it may file an appeal from the DOR-BHA to the Division of Administrative Hearings for the State of Florida. An appeal at the Division of Administrative Hearings would be heard by a State of Florida Hearing Officer, and an appeal from that officer's decision, if necessary, would go directly to the State appellate court system. See "--Regulatory Environment" for a discussion of certain consent decrees relating to compliance with antitrust laws to which a subsidiary of the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF COBB


    The following table sets forth certain information with respect to the directors and executive officers of Cobb. Each of the persons named below is elected to his respective office or offices annually. The Indenture requires that the Company add at least one additional member to its Board of Directors, who will be an Independent Board Member (i.e., an individual who is neither an officer nor an employee of the Company, any Subsidiary of the Company or any of their respective Affiliates), no later than 120 days after the completion of the Offering.


                                                             POSITION
    NAME                        AGE                      WITH THE COMPANY
- -----------------------------   ---   -------------------------------------------------------
Rowland C. Cobb, Jr..........   74    Chairman of the Board
Robert M. Cobb...............   46    President, Chief Executive Officer and Director
Jefferson R. Cobb............   41    Executive Vice President, Secretary/Treasurer and
                                      Director
Ricky W. Thomas..............   38    Senior Vice President and Chief Financial Officer
Stephen L. Colson............   49    Senior Vice President--Operations
Gary Golden..................   47    Senior Vice President--Booking and Film Buying

    Rowland C. Cobb, Jr. served as Chairman of the Board and Chief Executive Officer of R.C. Cobb, Inc. until December 1, 1995, when he was succeeded as Chief Executive Officer by Robert M. Cobb, and will serve as Chairman of the Board of the Company. Mr. Cobb began working in the theatre business started by his grandfather. After graduating from the University of Alabama in 1943 with a Bachelor of Arts degree and serving as an officer in the Navy from 1943 to 1946, Mr. Cobb served as the film buyer and manager for Richards Theatres, a family owned theatre business. In 1947, Mr. Cobb assumed control of his family's business, and in 1957, he formed R.C. Cobb, Inc. He has held virtually every operational and managerial position within R.C. Cobb, Inc. or its predecessors and continues to oversee Cobb's operations.


    Robert M. Cobb has served as Director, President and Chief Operating Officer of R.C. Cobb, Inc. and R&J Concessions, Inc. since 1992, and of Cobb Theatres II, Inc. from its inception in 1994. He has served as President and Chief Executive Officer of the Cobb Theatres Group since December 1, 1995, and serves as President, Chief Executive Officer and Director of the Company. He began working in R.C. Cobb, Inc.'s theatres in the late 1950's. After graduating from the University of Alabama in 1972 with a Bachelor of Science degree in Business, he joined the Company and has held positions as usher, theatre manager, division manager, film buyer and executive vice president.



    Jefferson R. Cobb has served as Director, Executive Vice President and Secretary/Treasurer of R.C. Cobb, Inc. and R&J Concessions, Inc. since 1992, and Cobb Theatres II, Inc. from its inception in 1994. He serves as Director, Executive Vice President and Secretary/Treasurer of the Company. Mr. Cobb is responsible for the development of all theatre properties and is involved in the administration of all other aspects of the business. He began working in the Company's theatres in the mid-1960's and graduated from the University of Mississippi in 1976 with a Bachelor of Science degree in Business and a minor in Marketing. Mr. Cobb held several positions in theatre operations, later moving into the financial and real estate procurement areas.



    Ricky W. Thomas has served as Senior Vice President and Chief Financial Officer of the Cobb Theatres Group since December 1, 1995 and serves as Senior Vice President and Chief Financial Officer of the Company. From August 1993 to November 1995, Mr. Thomas was employed by AmSouth Bancorporation, a $17 billion bank holding company located in Birmingham, Alabama, most recently as Senior Vice President and Controller. From November 1991 to July 1992, he served as Treasurer of Brice Building Company, Inc. Prior thereto, he served as Chief Financial Officer of Tricare Rehabilitation Systems, Inc. Mr. Thomas also has nine years of public accounting experience with Coopers & Lybrand and is a Certified Public Acountant. Mr. Thomas has a Bachelor of Science degree in Accounting from Auburn University and a Masters degree from the University of Alabama.

    Stephen L. Colson has served as Senior Vice President--Operations of the Cobb Theatres Group since December 1, 1995 and serves as Senior Vice President--Operations of the Company. Mr. Colson is responsible for theatre operations, concessions, advertising and technical services. From 1992 to 1994, Mr. Colson served as President, Chief Operating Officer and Director of Litchfield Theatres, a theatre chain which operated approximately 24 theatres (172 screens) in six states. Prior to serving as a theatre industry consultant during 1991 and 1992, he served as Vice President--Operations with GC Companies, Inc. (formerly known as General Cinema) for eight years and was responsible for the operations of 92 theatres (over 400 screens) with revenues exceeding $100 million. Mr. Colson has a Masters degree in Business from Armstrong College. Mr. Colson served six years in the U.S. Army, graduated from the Army Officers Advanced Course and served in the U.S. Army's Special Forces.



    Gary Golden is Senior Vice President--Booking and Film Buying of the Cobb Theatres Group, a position he has held since March 1996, and serves the Company in this capacity managing Cobb's booking department. On a daily basis he maintains communications and negotiations with all film distribution companies relating to film rentals and bookings. Mr. Golden's film industry experience dates from 1968 when he began working in the booking department of United Artists. He later held Head Booker/Film Buyer positions with Cinerama, Pacific Theatres, Commonwealth Theatres, General Cinema and AMC. He was Vice President--Head Film Buyer for Gulf States Theatres for six years. In 1988 he became the Regional Vice President--Film for General Cinema and most recently became associated with the Cobb Theatres Group.



    Rowland C. Cobb, Jr. is the father of Robert M. Cobb and Jefferson R. Cobb.


EXECUTIVE COMPENSATION

  Summary Compensation Table

    The following table sets forth the annual salary, bonuses and all other compensation awards and payouts to the Chief Executive Officer and the named executive officers of the Company for the fiscal years ended August 31, 1995, 1994 and 1993.


                                                                       ANNUAL COMPENSATION
                                                               ------------------------------------
                                                                                          OTHER
                                                                                          ANNUAL
                       NAME AND                                 SALARY     BONUS       COMPENSATION
                       POSITION                         YEAR     ($)        ($)            ($)
- ------------------------------------------------------  ----   --------   --------     ------------
Rowland C. Cobb, Jr...................................  1995    423,544         --         17,157
  Chairman of the Board                                 1994    342,321    496,000(a)      16,965
                                                        1993    306,765      8,827         17,753
                                                        -------------------------------------------
Robert M. Cobb........................................  1995    328,015         --         37,567
  President and Chief Executive Officer                 1994    193,481    461,091(b)      30,848
                                                        1993    178,968    344,099(c)      23,902
                                                        -------------------------------------------
Jefferson R. Cobb.....................................  1995    328,015         --         34,297
  Executive Vice President and Secretary/Treasurer      1994    193,481    461,091(b)      22,425
                                                        1993    178,572    344,109(c)      21,758
                                                        -------------------------------------------
Jerry Brand (d).......................................  1995    142,748         --         79,471
  Senior Vice President--Booking and Film Buying        1994    133,350     25,000          1,437
                                                        1993    125,920      3,588          1,335
                                                        -------------------------------------------
Milt Daly (e).........................................  1995    118,800         --          1,369
  Senior Vice President--Operations                     1994    110,000     25,000          1,273
                                                        1993    100,500      2,902          1,225


- ------------

 (a)  Executive bonus in 1994 was non-cash and related to the foregiveness of debt owed by
      Rowland C. Cobb, Jr. to R.C. Cobb, Inc.
 (b)  Executive bonuses in 1994 enabled the recipients initially to capitalize Cobb Theatres
      II, Inc. for the purpose of the Wometco Acquisition.
 (c)  Executive bonuses in 1993 enabled the recipients to reduce debts that arose from the dissolution of a company owned by Robert M. Cobb and Jefferson R. Cobb.
 (d)  Mr. Brand resigned in March 1996.
 (e)  Mr. Daly resigned in November 1995.

401(K) PLAN

    The Company maintains a 401(k) Employee Capital Accumulation Plan to which its eligible employees may make discretionary tax-deductible annual contributions in amounts not exceeding the lesser of 15% of the employee's compensation or the limit specified annually under the applicable tax regulations in light of cost of living adjustments. The Company may make discretionary matching contributions to the Plan for the benefit of its employees in any year. National Bank of Commerce of Birmingham serves as Trustee of the Plan's assets.

    The Company also maintains a Flexible Benefit Plan (Cafeteria Plan) under which eligible employees may select various health and accident insurance benefit options which are funded by employee payroll deductions.

COMPENSATION OF DIRECTORS

    The Company currently pays no additional remuneration to its employees (or employees of, or legal counsel to, any subsidiary) for serving as directors. Upon the appointment of one or more independent directors following the Exchange Offer, the Company will compensate such independent director or directors with a fee to be determined.

MANAGEMENT MATTERS


    There are no arrangements or undertakings known to the Company between any of the Directors, nominees for Director or executive officers of the Company and any other person pursuant to which any such person was or is to be elected as a Director or an executive officer.


    Directors are elected annually at the Annual Meeting of Equityholders of the Company and hold office until the next Annual Meeting and until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.


    In November 1995, the Company's then Senior Vice President-Operations, Milt Daly, and Chief Financial Officer, David Clifford, ceased to be employed by the Company. They were succeeded on December 1, 1995 by Ricky W. Thomas, Senior Vice President and Chief Financial Officer, and Stephen L. Colson, Senior Vice President--Operations.


                            PRINCIPAL EQUITYHOLDERS

    Following the Formation Transactions, as of March 6, 1996, the Company owns all of the issued and outstanding shares of the capital stock of R.C. Cobb, Inc., Cobb Theatres II, Inc. and Finance Corp. See "Formation Transactions." In the Formation Transactions, each of Rowland C. Cobb, Jr., Robert M. Cobb and Jefferson R. Cobb contributed to the capital of the Company all of the shares of the capital stock of R.C. Cobb, Inc. and Cobb Theatres II, Inc. in the following percentages:

                                                  PERCENTAGE OF          PERCENTAGE OF
                                                 R.C. COBB, INC.     COBB THEATRES II, INC.
    EQUITYHOLDERS                                  CONTRIBUTED            CONTRIBUTED
- ----------------------------------------------   ---------------     ----------------------
Rowland C. Cobb, Jr...........................          46%               --
Robert M. Cobb................................          27%                    50%
Jefferson R. Cobb.............................          27%                    50%

    One percent of the ownership interests of each of Robert M. Cobb and Jefferson R. Cobb in the Company is held by each of two revocable trusts, one naming Robert M. Cobb as trustee and one naming Jefferson R. Cobb as trustee, for the benefit of their respective spouses and children. Each equityholder's interest in the Company, including capital, profits, losses and distributions (as defined in the Operating Agreement) initially shall be identified specifically with the shares of capital stock contributed by such equityholder to the Company. Each equityholder shall be credited with the capital associated with such shares and shall be credited and/or charged with the profits, losses and distributions made with respect to those shares of stock for so long as such shares are owned by the Company. See "The Operating Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    R.C. Cobb, Inc. leases three theatres from Tricob, a general partnership in which Cobb family members are partners or beneficiaries. The related rent expense for these theatres amounted to approximately $985,000, $941,000 and $1.0 million in fiscal years 1993, 1994 and 1995, respectively. The rental rates under these leases are $12.52, $20.40 and $7.62 per square foot, respectively, and may expire in 2006, 2011 and 2006, respectively. Amounts payable by the Company at August 31, 1995 under these leases amounted to approximately $115,000. The Company has a loan to Tricob with a balance of approximately $407,000 as of August 31, 1995. The loan currently has an interest rate of 6.35% and matures in October 2003.


    R.C. Cobb, Inc. is a guarantor for aggregate indebtedness of Tricob of approximately $3.6 million as of August 31, 1995. This indebtedness has a final maturity of March 16, 1999 and is secured by a theatre located in Port Charlotte, Florida owned by Tricob and leased to R.C. Cobb, Inc. The Company has not succeeded to the obligations of R.C. Cobb, Inc. as guarantor with respect to such indebtedness. Tricob and R.C. Cobb, Inc. also had cross-default provisions with respect to indebtedness of R.C. Cobb, Inc. relating to the Hollywood 16 Theatre in Huntsville, Alabama owned by R.C. Cobb, Inc. and indebtedness of Tricob relating to the Madison Square 12 and the Cinema Center 8 theatres, each located in Huntsville, Alabama and owned by Tricob. The mortgage relating to the Company's Hollywood 16 Theatre in Huntsville, Alabama and the cross-default provisions related to that mortgage were terminated in connection with the Offering. However, the personal property of R.C. Cobb, Inc. located at the Madison Square 12 and Cinema Center 8 theatres in Huntsville continues to be subject to a prior perfected security interest in favor of National Bank of Commerce and AmSouth Bank, N.A.


    R.C. Cobb, Inc. leases office and warehouse facilities from Rowland C. Cobb, Jr., an owner of R.C. Cobb, Inc. and its Chairman. The related rent expense amounted to approximately $243,000, $509,000 and $233,000 in fiscal years 1993, 1994 and 1995, respectively. The rental rates under these leases, which expire in 2006 and 1999, are $15.00 per square foot for the office space and $7.20 per square foot for the warehouse space.



The amount payable by R.C. Cobb, Inc. at August 31,
1995 under these leases amounted to approximately $22,000.


    R.C. Cobb, Inc. has an agreement with Sipsey River, Inc., a corporation owned by Rowland C. Cobb, Jr., to provide aircraft services, i.e. the use of a private aircraft with pilots and related services. The fees for such services amounted to approximately $238,000 in fiscal years 1993 and 1994 and $335,000 in fiscal 1995. The amount prepaid by R.C. Cobb, Inc. under this agreement amounted to approximately $12,000 at August 31, 1995. The Company intends to continue using these services.



    Management believes that each of the transactions described above was entered into on similar terms to those that would have resulted if such transaction had been entered into on an arms-length basis with an unaffiliated third party. See Note 3 of the Notes to the Combined Financial Statements of the Company included elsewhere herein. The terms of such transactions will not be presented for approval to the new independent member to be appointed to the Company's Board of Directors.


                            THE OPERATING AGREEMENT

GENERAL


    The rights and obligations of the equityholders of the Company (the "Members") are governed by an agreement (the "Operating Agreement") entered into concurrent with the Offering. Pursuant to the Alabama Limited Liability Company Act and the Operating Agreement of the Company, the Members chose a mode of ownership interest in the Company which equates such ownership interest to the then current value of the property contributed to the Company by such Member, rather than a percentage interest in the Company, thus allowing the owners' interest in the subsidiaries to be "tracked". Each Member's interest in the Company, including the capital, profits, losses and distributions, initially shall be identified specifically with the shares of stock of R.C. Cobb, Inc. and Cobb Theatres II, Inc. (each a "Corporation" and together, the "Corporations") contributed by that Member in exchange for his respective interest in the Company, rather than with a percentage interest in the Company. Each Member shall be credited with the capital associated with such shares initially recorded on the

Company's books of account. Each Member shall also be credited and/or charged with the profits, losses and distributions made with respect to or in respect of those shares of stock at any time while they are owned by the Company. Each Member shall be credited or charged with any gain or loss on any capital transaction, sale, exchange or other disposition of such shares of stock and with the proceeds of property received in exchange for such shares of stock in any transaction. Each Member's interest shall be adjusted from time to time to take into account subsequent contributions to and all distributions from the Company, and sales or other transfers of all or a part of such Member's interest. Accordingly, each Member's ownership interest in the Company is not susceptible to a calculation which reflects such Member's interest in the Company as a percentage interest in the Company.



    Each Member has contributed to the capital of the Company the following property:


                                               SHARES OF STOCK COMPRISING
                                               THE FOLLOWING PERCENTAGES
    MEMBER                                           OF THE COMPANY
- ------------------------------------------   ------------------------------
Rowland C. Cobb, Jr.......................   46% of R.C. Cobb, Inc.
Robert M. Cobb............................   50% of Cobb Theatres II, Inc.
                                             27% of R.C. Cobb, Inc.
Jefferson R. Cobb.........................   50% of Cobb Theatres II, Inc.
                                             27% of R.C. Cobb, Inc.

    One percent of the ownership interests of each of Robert M. Cobb and Jefferson R. Cobb in the Company is held by each of two revocable trusts, one naming Robert M. Cobb as trustee and one naming Jefferson R. Cobb as trustee, for the benefit of their respective spouses and children. The rights and interests of the Members of the Company set forth below are subject in each case to any restrictions contained in the agreements relating to the Offering and the New Credit Facility. See "Principal Equityholders."


    Voting Rights. The Company is managed by a board (the "Board") of managers (the "Managers") consisting of Rowland C. Cobb, Jr., Robert M. Cobb, and Jefferson R. Cobb. Rowland C. Cobb, Jr. is the Chairman of the Board and Robert
M. Cobb is the Chief Executive Officer of the Company. The Indenture requires that from or after the earlier of 30 days after consummation of the Exchange Offer or 120 days after the closing of the Offering, one or more additional independent Managers will be appointed and will serve as Managers so long as any of the Senior Secured Notes are outstanding. The Managers will be elected annually by the Members on a cumulative basis as provided in the Operating Agreement. Subject to the prior rights of the Company's creditors, including but not limited to, the restrictions contained in the Indenture and the New Credit Facility, each Member shall have the right to direct the Managers in all respects concerning voting of all capital stock of the Corporations. The Members shall direct the Managers to vote the same number of shares of stock in each Corporation which the Member held before the transfer of title to the stock to the Company. So long as not prohibited by the terms and conditions of the agreements relating to borrowings by the Company, the managers shall vote the stock of each Corporation in accordance with the direction of those Members who held stock in each respective Corporation immediately prior to the assignment of stock of the Company. The directors of each Corporation so elected shall operate and manage each respective entity in accordance with and with full rights and authority under applicable law.


    Dividend and Other Income. Subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the Indenture and the New Credit Facility, with respect to any dividends or other income paid to the Company from either Corporation, the Company shall make a distribution to the Members. Each Member shall receive a distribution from the Company with respect to such income in proportion to the number of shares of stock in such Corporation which the Member held before transfer of title to the stock to the Company. Such distribution shall be made promptly after receipt of such income by the Company.

    Rights to Extraordinary Distributions. Subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the Indenture and the New Credit Facility, in the event either Corporation makes a distribution to the Company in redemption of stock, dissolution or liquidation of the Corporation, or resulting from any other extraordinary event relating to the Corporation, the Company shall make a distribution to the Members. Each Member shall receive a distribution from the Company equal to his proportionate share of such extraordinary distribution. Such distribution shall be made promptly after receipt of such income by the Company.

    Distributions Relating to Income Taxes. Subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the Indenture and the New Credit Facility, the Company will be required to distribute to the Members each year an amount (the "Tax Amount") equal to the Company's taxable income multiplied by the sum of the highest federal individual tax rate for that year plus the highest Alabama individual tax rate for that year, plus any additional income tax liability incurred by the Members as a result of the reporting of the Company's income, deductions, gains or losses on the Members' federal or state income tax returns.

    Rights to Proceeds of Sale of Stock. Subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the Indenture and the New Credit Facility, in the event the capital stock of either Corporation is sold or exchanged, the Company shall make a distribution to the Members. Each Member shall receive a distribution from the Company equal to his proportionate share of the net proceeds or consideration received in such sale. Such distribution shall be made promptly after receipt of such income by the Company.

    Other Rights and Interests. It is the intent of the parties to the Operating Agreement that no reallocation of value among the shareholders of the Corporation or the subsidiaries of the Company or among the Members shall result from the organization of the Company, the Offering, the Exchange Offer, the New Credit Facility or the transfer of capital stock by the Members to the Company. If such a reallocation occurs through inadvertence, the parties shall take such action as necessary, subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the Indenture and the New Credit Facility to avoid any such transfer of value or to restore any Member to the relative economic and beneficial rights he held before the formation of the Company, subject in all events to any restrictions contained in the agreements relating to the Offering, the Exchange Offer and the New Credit Facility. Such action may include amendment of the Operating Agreement, assignment of interest in the Company or any other action necessary to accomplish this intended result. Subject to the prior right of the Company's creditors and to restrictions contained in the Company's borrowing agreements, the parties each agree to promptly take any action and execute any documents or instruments necessary to accomplish this intended result.

AMENDMENT OF COMPANY OPERATING AGREEMENT

    The Operating Agreement may be modified, altered, changed or amended in accordance with the Alabama Limited Liability Company Act (the "Act"), provided, however, that the Operating Agreement may not be amended as to matters which would: (i) change adversely any Member's rights and interests in the income, expenses, gains, losses or income tax allocations of the Company; (ii) change any Member's rights with respect to liquidation of the Company without the unanimous affirmative vote of the Members; or (iii) cause the Company to violate the terms of the Indenture or the New Credit Facility.

TERMINATION AND DISSOLUTION

    Subject to the prior rights of the Company's creditors, including but not limited to the restrictions contained in the New Credit Facility, the existence of the Company shall terminate and the Company shall be dissolved: (i) on December 31, 2046, if not terminated earlier pursuant to clause (ii), (iii) or
(iv)
below; (ii) upon the written consent of all the Members; (iii) as provided in the Operating Agreement; or (iv) as may be required by the Act, as the same may be amended from time to time.

    The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following: (i) termination of the Company as set forth in the immediately preceding paragraph; (ii) an event of dissociation of a Member unless there are two remaining Members or at least one remaining Member and a new Member is admitted and the legal existence and business of the Company is continued by a written consent of a majority in interest of the remaining Members for 90 days after the occurrence of the event of dissociation; or (iii) entry of a decree of judicial dissolution.

    Upon the dissolution and winding up of the affairs of the Company, the assets of the Company shall be distributed or sold for cash and any gain or loss resulting therefrom shall be allocated among the Members as provided in the Operating Agreement, subject to the prior rights of the Company's creditors. Such proceeds of the Company shall be distributed in the following order of priority: (i) to creditors (including Members who are creditors) in satisfaction of the liabilities of the Company (other than liabilities to existing and former members for distributions from the Company); (ii) to existing and former Members in satisfaction of liabilities to them, if any, for distributions from the Company; and (iii) any remaining assets shall be distributed to Members in accordance with their interests as set forth in the Operating Agreement, as the same may be amended from time to time.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

INDEBTEDNESS REPAID WITH THE PROCEEDS OF THE OFFERING


    Existing Credit Facilities. Under the Company's previous credit agreement with the First National Bank of Boston, as agent, the Company had credit facilities (the "Existing Credit Facilities") that included a total of $52.7 million of senior term loans and a total of $11.0 million of seasonal working capital revolvers. The interest rates varied according to certain formulas based on various London interbank offered rate ("LIBOR") indices and based upon various margins over The First National Bank of Boston's base rate. Rates were last determined based upon a margin over the base rate. Approximately $58.3 million of total indebtedness under the Existing Credit Facilities was outstanding as of February 29, 1996.


    Senior Subordinated Notes. On September 21, 1995, the Company issued $10.0 million aggregate principal amount of Senior Subordinated Notes to First Union Corporation, an affiliate of one of the Initial Purchasers. The Senior Subordinated Notes, bore interest at a rate of 12.0%.


    Other Loans. The Company had outstanding approximately $8.7 million of other Indebtedness with various lenders as of February 29, 1996. These loans bore interest at rates ranging from 9.25% to 10.5% and had a final maturity of June 1, 2000.


OTHER INDEBTEDNESS

    Upon completion of the Offering, the following indebtedness of the Company, other than the Senior Secured Notes, became available (in the case of the New Credit Facility) or outstanding (in the case of all other debt described hereunder):

    New Credit Facility. Concurrent with the Offering, the Company entered into the New Credit Facility with First Union National Bank of North Carolina, as agent for itself and other potential lenders (the "Agent"). The New Credit Facility consists of a seasonal revolving loan facility in the aggregate commitment amount of $12.5 million (the "Seasonal Revolver") and a reducing revolving loan facility in the aggregate commitment amount of $12.5 million (the "Reducing Revolver," and together with the Seasonal Revolver, the "Facilities"). The New Credit Facility has a final maturity of November 30, 2000.

    Subject to compliance with the terms of the New Credit Facility, management estimates that approximately $11.0 million under the Seasonal Revolver was available at the time of the Offering. The Company will have access to the Reducing Revolver if its ratio of net debt to EBITDA (calculated on a pro forma basis after giving effect to such borrowing) is less than (i) 4.5 to 1.0, with respect to the first $7.0 million and (ii) 4.25 to 1.0, with respect to the remaining $5.5 million.

    Commencing February 28, 1998, availability under the Reducing Revolver will be permanently reduced by the following amounts on the corresponding dates as follows:

                                                                         OUTSTANDING
                                                                          REDUCING
                                                           AMOUNT OF      REVOLVER
    DATE                                                   REDUCTION     COMMITMENT
- -------------------------------------------------------   -----------    -----------
February 28, 1998......................................   $   625,000    $11,875,000
May 31, 1998...........................................       625,000     11,250,000
August 31, 1998........................................       625,000     10,625,000
November 30, 1998......................................       625,000     10,000,000
February 28, 1999......................................     1,093,750      8,906,250
May 31, 1999...........................................     1,093,750      7,812,500
August 31, 1999........................................     1,093,750      6,718,750
November 30, 1999......................................     1,093,750      5,625,000
February 29, 2000......................................     1,406,250      4,218,750
May 31, 2000...........................................     1,406,250      2,812,500
August 31, 2000........................................     1,406,250      1,406,250
November 30, 2000......................................     1,406,250            -0-
                                                          -----------

Total Reductions                                          $12,500,000
                                                          -----------
                                                          -----------

    Obligations under the Facilities are guaranteed (the "Guaranty Agreement") by the Company's current and any future subsidiaries. The Facilities and the Guaranty Agreement are secured by all of the equity interests of all the Company's current and future subsidiaries, a pledge of all current and future intercompany indebtedness and liens on all other assets of subsidiaries (other than interests in real property). The security under the Facilities rank pari passu with the security under the Senior Secured Notes.


    At the Company's option, the interest rates per annum applicable to the Facilities will be a fluctuating rate of interest measured by reference to either: (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) the base rate of the Agent for the Facilities (the "Base Rate") (which is based on the higher of the Agent's published prime rate or overnight federal funds rate plus 0.50%) plus a borrowing margin. The applicable borrowing margin for such loans will vary, based on the Company's ratio of net debt to EBITDA from 1.625% to 3.125% with respect to LIBOR borrowings and from 0.375% to 1.875% with respect to Base Rate borrowings. Amounts under the Facilities not paid when due bear interest at a default rate of 2.0% above the otherwise applicable rate.


    In connection with the New Credit Facility, the Company paid certain fees to the Agent, including a commitment fee, a facilities fee paid at the closing and has agreed to pay an annual administrative fee. The Company also has agreed to pay commitment fees in respect of the Facilities based on the unused portion of the New Credit Facility.

    The New Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to incur additional debt, create certain liens, make certain investments (including certain capital expenditures), pay dividends or make other distributions, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers or consolidations. Under the New Credit Facility the Company will be required to comply with specified financial ratios, including maximum net debt to EBITDA and minimum interest coverage and fixed charge coverage ratios. In addition, the New Credit Facility provides that the commitment thereunder will be reduced by the amount in excess of $5 million of proceeds from asset sales.

    The New Credit Facility also contains provisions that will prohibit any modification of the Indenture in any material respect, and which would prohibit the Company from repurchasing Senior Secured Notes in the event of a change of control or with the proceeds of any asset sale.

    The New Credit Facility contains customary events of default including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.


    Interest Rate Swap Agreement. Cobb Theatres II, Inc. had a two-year interest rate swap agreement having a notional principal amount of $12.0 million which matured in May 1996. The agreement effectively fixes the interest rate on the variable rate debt starting at 5.30% at May 9, 1994 and incrementally increasing to 7.4525% on May 9, 1996.



    Capitalized Leases. The Company has obligations under various capital leases that expire during the next five years for equipment with a net book value of approximately $1.9 million as of February 29, 1996.



    Guarantees. R.C. Cobb, Inc. is the Guarantor of approximately $3.5 million of indebtedness of an affiliate. This indebtedness is secured by a first priority mortgage on a theatre in Port Charlotte, Florida owned by the affiliate and leased to R.C. Cobb, Inc. In addition, approximately $3.4 million of Indebtedness of an affiliate was secured by a second mortgage on the Company's Hollywood 16 Theatre located in Huntsville, Alabama. In March of 1996, that second mortgage was released and the Company no longer secures or guarantees the $3.4 million of affiliate debt in Huntsville, Alabama. See "Certain Relationships and Related Transactions."

                    DESCRIPTION OF NEW SENIOR SECURED NOTES

GENERAL

    The New Senior Secured Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, Finance Corp. and IBJ Schroder Bank & Trust Company, a New York banking corporation, as trustee (the "Trustee"). The terms of the Senior Secured Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Senior Secured Notes are subject to all such terms, and Holders of Senior Secured Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The New Senior Secured Notes and the Original Senior Secured Notes, to the extent that their terms are identical are sometimes referred to together in this Prospectus as the "Senior Secured Notes." A copy of the Indenture and Registration Rights Agreement is available as set forth under "-- Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The Senior Secured Notes will rank senior in right of payment to all subordinated Indebtedness of the Issuers. The Senior Secured Notes will rank pari passu in right of payment with all senior borrowings of the Issuers, including borrowings of the Company under the New Credit Facility. The Senior Secured Notes are guaranteed on a senior basis by each of the Company's current and future Subsidiaries (the "Subsidiary Guarantees"). The Senior Secured Notes are secured on an equal and ratable basis with all Obligations of the Company under the New Credit Facility by a first priority pledge of the Equity Interests of the Subsidiaries of the Company and all intercompany notes held by the Company or any of its Subsidiaries. The Subsidiary Guarantees are secured on an equal and ratable basis with the Subsidiary Guarantees of all Obligations of the Company under the New Credit Facility by a security interest in all of the assets (other than real property) of the Company's Subsidiaries. See "--Security."

    Finance Corp. was formed in connection with the Offering and has no operations and no material assets. The Company is a holding company and has no material operations or assets other than its 100% interest in the capital stock of each of the Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

    The Senior Secured Notes are limited in aggregate principal amount to $85.0 million and will mature on March 1, 2003. Interest on the Senior Secured Notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 1996, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Secured Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Senior Secured Notes at their respective addresses set forth in the register of Holders of Senior Secured Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of whom have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Secured Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES


    The Company's payment obligations under the Senior Secured Notes have been jointly and severally guaranteed by the Guarantors pursuant to the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law (see "Risk Factors--Fraudulent Conveyance Matters"), but will otherwise constitute full and unconditional obligations of each respective Guarantor.


    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture and appropriate Collateral Documents in form and substance reasonably satisfactory to the Trustee, under the Senior Secured Notes, the Indenture and the Collateral Documents; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) except in the case of a merger of such Guarantor with or into the Company or another Guarantor, (A) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) the Company would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Interests."

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders--Asset Sales."

SECURITY

    The Senior Secured Notes and the Subsidiary Guarantees are secured by a pledge pursuant to the Pledge Agreement of all of the outstanding Equity Interests of all of the Company's current and future Subsidiaries and all current and future intercompany indebtedness payable to the Company or any of its Subsidiaries as well as Liens on all other assets (other than real property) of such Subsidiaries created pursuant to the Security Agreement.

    The Company entered into a pledge agreement (the "Pledge Agreement") providing for the pledge by the Company to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the Holders of the Senior Secured Notes and the lenders under the New Credit Facility, of all of the Equity Interests of all of its directly owned Subsidiaries and all Subsidiary Intercompany Notes owed to the Company or any Subsidiary (collectively, the "Pledged Securities"). There are no Subsidiaries of the Company's direct Subsidiaries and the Pledge Agreement and the Indenture prohibits the creation of any such Subsidiaries. The Company and each of its Subsidiaries have also entered into a general security agreement (each, a "Security Agreement" and, together with the Pledge Agreement, the "Collateral Documents") granting to the Collateral Agent a security interest in all of their respective assets, other than real property. Such Collateral Documents secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Indenture and the Senior

Secured Notes (including the Subsidiary Guarantees) and all Obligations of such Subsidiaries under the New Credit Facility as provided in the Collateral Documents.

    So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company and its Subsidiaries will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Equity Interests, the Subsidiary Intercompany Notes and the assets subject to the security interests created by the Collateral Documents (collectively the "Collateral") pledged by them (other than payments of principal with respect to Subsidiary Intercompany Notes, which will be required to be pledged to the Trustee until relent to a Subsidiary of the Company) and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of a Default or Event of Default, (a) all rights of the Company and its Subsidiaries to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights and
(b) all rights of the Company and its Subsidiaries to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be required to be paid to the Collateral Agent, and (c) the Collateral Agent will be permitted to sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the Holders of the Senior Secured Notes and the lenders under the New Credit Facility will be distributed by the Collateral Agent pro rata to the Holders of Senior Secured Notes and the lenders under the New Credit Facility in accordance with the provisions of the Indenture and the Collateral Documents.

    The Collateral Documents provide that the Collateral Agent will not commence or otherwise take any action or proceeding to enforce any Collateral Document or to realize upon any or all of the Collateral unless and until either the Credit Agent under the New Credit Facility or the Holders of more than fifty percent (50%) in aggregate principal amount of the then outstanding Senior Secured Notes shall have notified the Collateral Agent in writing of the occurrence of an acceleration event with respect to all the Obligations under the New Credit Facility or the Senior Secured Notes and shall have directed the Collateral Agent in writing to commence to enforce any Collateral Document and/or to realize upon any or all of the Collateral. Upon receipt by the Collateral Agent of any such notice and direction, the Collateral Agent will be required to (i) promptly send copies thereof to all Secured Creditors and (ii) seek to enforce the Collateral Documents and to realize upon the Collateral. After any such notice and direction has been given, the Majority Secured Lenders will have the right to give written directions to the Collateral Agent as to the time, place and manner of the taking of such actions, and the Collateral Agent will be required to seek to follow such directions; provided that only the class of Secured Creditors that gave the Collateral Agent the written notice and direction referred to above (i.e. the Credit Agent on behalf of the lenders party to the New Credit Facility or the Holders of more than 50% in aggregate principal amount of the then outstanding Senior Secured Notes, as applicable) may give written directions to the Collateral Agent to cease or materially curtail its efforts seeking to enforce any of the Collateral Documents or to cease or materially curtail its efforts seeking to realize upon any or all of the Collateral. Upon the receipt by the Collateral Agent of any such direction to so cease, the Collateral Agent will be required to seek to do so, subject to the rights of the Credit Agent and/or Holders of more than fifty percent (50%) in aggregate principal amount of the then outstanding Senior Secured Notes to give another written notice and direction of the type referred to above.

    Under the terms of the Collateral Documents, the Collateral Agent will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following a Default or Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Senior Secured Notes and the New Credit Facility, the Collateral Documents shall terminate and the Collateral shall be released.

    The Security Agreement limits the proceeds from a sale of Collateral by a Subsidiary that are distributed to Holders of Senior Secured Notes and to lenders under the New Credit Facility to the maximum distribution that would not be considered to be a fraudulent conveyance. As a result, the Holders of Senior Secured Notes may not recover the full value of the Collateral pledged by Subsidiaries pursuant to the Pledge Agreement and the Security Agreement. In addition, the Collateral Documents do not require the Guarantors to take any action to create or perfect security interests in real property, and no mortgages or leasehold mortgages will be executed or recorded. There can be no assurance that future lenders will not obtain security interests in such real property in violation of the Indenture. In addition to not recording mortgages or leasehold mortgages, the Collateral Agent is not making fixture filings against the Company or the Guarantors. Accordingly, any perfected mortgage or leasehold mortgage liens on the Company's and the Guarantors' real property interests would take priority over the interest of the Holders of fixtures. Finally, the security interest of Holders of Senior Secured Notes and the Lenders under the New Credit Facility in personal property of R.C. Cobb, Inc. located at the Madison Square 12 and Cinema Center 8 theatres (which theatres are owned by Tricob), each located in Huntsville, Alabama, will be subject to a prior perfected security interest in favor of National Bank of Commerce of Birmingham and AmSouth Bank, N.A.

OPTIONAL REDEMPTION

    The Senior Secured Notes will not be redeemable at the Issuers' option prior to March 1, 2000. Thereafter, the Senior Secured Notes will be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR                                                               PERCENTAGE
- ----------------------------------------------------------------   ----------
2000............................................................     105.313%
2001............................................................     102.656%
2002 and thereafter.............................................     100.000%

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

SELECTION AND NOTICE

    If less than all of the Senior Secured Notes are to be redeemed at any time, selection of Senior Secured Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Secured Notes are listed, or, if the Senior Secured Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Secured Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Secured Notes to be redeemed at its registered address. If any Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to such Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A replacement Senior Secured Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Secured Note. On and after the redemption date, interest will cease to accrue on Senior Secured Notes or portions thereof called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

    Upon the occurrence of a Change of Control, each Holder of Senior Secured Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Secured Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Secured Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Secured Notes as a result of a Change of Control.

    On the date specified in the notice described above relating to the Change of Control Offer (which will be no earlier than 30 days nor later than 60 days from the date of such notice) (the "Change of Control Payment Date"), the Company will, to the extent lawful, (1) accept for payment all Senior Secured Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Secured Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Secured Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Secured Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Secured Notes so tendered the Change of Control Payment for such Senior Secured Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a replacement Senior Secured Note equal in principal amount to any unpurchased portion of the Senior Secured Notes surrendered, if any; provided that each such new Senior Secured Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described herein will be applicable whether or not any other provisions of the Indenture are applicable. Except as described herein with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Secured Notes to require that the Company repurchase or redeem the Senior Secured Notes in the event of a takeover, recapitalization or similar transaction.

    The New Credit Facility prohibits certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Secured Notes of their right to require the Company to repurchase the Notes could cause a default under the New Credit Facility, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Secured Notes upon a repurchase may be limited by the Company's then existing financial resources.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) in a transaction or series of related transactions in which the Equity Interests of the Company are converted into or exchanged for cash, securities or other property,

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other than any transaction where (A) the outstanding Equity Interests of the
Company are converted into or exchanged for Equity Interests (other than Disqualified Interests) of the surviving or transferee entity and (B) either (1) the "beneficial owners" (as such term is defined in Rule 13d-3 and 13d-5 under the Exchange Act) of the voting power of the Equity Interests of the Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the total voting power of the Equity Interests of the surviving or transferee entity immediately after such transaction or (2) if immediately prior to such transaction the Company is a direct or indirect Subsidiary of any other Person (the "Holding Company"), then the "beneficial owners" (as defined above) of the Equity Interests of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the voting power of the Equity Interests of the surviving or transferee entity immediately after such transaction; (iv) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as defined above), directly or indirectly, of (a) more than 35% of the voting stock of the Company and (b) more of the voting stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate, or (v) the first day on which a majority of the members of the Board of the Company are not Continuing Board Members.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Secured Notes to require the Company to repurchase such Senior Secured Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "Continuing Board Members" means, as of any date of determination, any member of the Board of the Company who (i) was a member of such Board on the date of the Indenture or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Board Members who were members of such Board at the time of such nomination or election.

    "Principals" means Rowland C. Cobb, Jr., Robert M. Cobb and Jefferson R.
Cobb.

    "Related Party" with respect to any Principal means (A)(1) any spouse, parent or child of such Principal or (2) the estate of any Principal during any period in which such estate holds Equity Interests of the Company for the benefit of any person referred to in clause (A)(1) or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  Asset Sales

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) except in the case of an Approved Theatre Swap, no more than the greater of (a) 15% or (b) $500,000, of the consideration therefor received by the Company or such Subsidiary is in a form other than cash or Cash Equivalents; provided that
(x) the amount of any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Secured Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement, and
(y) the amount of
any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Indebtedness under the New Credit Facility (and to correspondingly reduce commitments with respect thereto) or (b) to the acquisition of a controlling interest in another business, the acquisition of another film exhibition facility, the making of capital expenditures (including capital expenditures relating to the maintenance of existing film exhibition facilities) or the acquisition of other long-term assets, in each case, in the same line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce borrowings under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds that have accrued since the date of the Indenture or since the most recent Asset Sale Offer, as applicable, exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Secured Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Secured Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Secured Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Secured Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Secured Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in any capacity (other than (x) compensation paid to, or reimbursement of expenses of, employees in the ordinary course of business and consistent with past practice, (y) dividends or distributions payable in Equity Interests (other than Disqualified Interests) of the Company, and (z) dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Secured Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

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        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Disqualified Interests"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (x), (y) and (z) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
    (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Interests or debt securities that have been converted into Disqualified Interests), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit (w) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (x) so long as no Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Interests); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (y) so long as no Event of Default shall have occurred and be continuing, the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Interests); provided that the amount of any such net cash proceeds from the sale of Equity Interests that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; or (z) so long as no Event of Default shall have occurred and be continuing, quarterly distributions to the Company's equityholders in respect of such equityholders' income tax liability in an amount not to exceed the lesser of (a) the Tax Amount or (b) the actual amount of the income tax liability incurred by the equityholders of the Company as a result of the reporting of the Company's income, deductions, gains or losses on such equityholders' federal or state income tax returns.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant entitled "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

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
  Incurrence of Indebtedness and Issuance of Disqualified Interests

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Interests and will not permit any of its Subsidiaries to issue any Equity Interests (other than to the Company or a Wholly Owned Subsidiary thereof); provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least (a) 2.0 to 1.0, in the case of Indebtedness incurred on or prior to August 31, 1996, (b) 2.25 to 1.0, in the case of Indebtedness incurred after August 31, 1996 and on or prior to August 31, 1997 and (c) 2.5 to 1.0, in the case of Indebtedness incurred after August 31, 1997, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company (and the Guarantee thereof by its Subsidiaries) of revolving credit Indebtedness and letters of credit pursuant to the New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount at any one time outstanding not to exceed $25.0 million less the aggregate amount of all proceeds of Asset Sales that have been applied since the date of the Indenture to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales;"

        (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

        (iii) the incurrence by the Issuers (and the Guarantee thereof by its Subsidiaries) of Indebtedness represented by the Senior Secured Notes;

        (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (other than Indebtedness permitted to be incurred pursuant to clause (i) above);

        (v) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Senior Secured Notes, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

        (vi) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

        (vii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations in addition to Capital Lease Obligations, mortgage financings or purchase money obligations that constitute Existing Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

        (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary of the Company; provided that such Indebtedness was incurred by the prior owner of such assets or such new Subsidiary prior to such acquisition by the Company or such Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition; and provided further that the Company's Fixed Charge Coverage Ratio for its most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least (a) 2.0 to 1.0, in the case of Indebtedness incurred by the Company or any of its Subsidiaries on or prior to August 31, 1996, (b) 2.25 to 1.0, in the case of Indebtedness incurred by the Company or any of its Subsidiaries after August 31, 1996 and on or prior to August 31, 1997 and (c) 2.5 to 1.0, in the case of Indebtedness incurred by the Company or any of its Subsidiaries after August 31, 1997, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; and

        (ix) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $1.0 million.

  Liens

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Liens created pursuant to the Collateral Documents and Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

        (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries;

        (ii) make loans or advances to the Company or any of its Subsidiaries;
    or

        (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (a) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture;

        (b) the Indenture and the Senior Secured Notes;

        (c) applicable law;

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
        (d) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

        (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; or

        (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Independent Board Member

    From and after the earlier of 30 days after the consummation of the Exchange Offer or 120 days after the completion of the Offering, so long as any of the Senior Secured Notes are outstanding, the Company will have at least one member of its Board who is neither an officer nor an employee of the Company, any Subsidiary of the Company or any of their respective Affiliates (the "Independent Board Member"); provided that, if at any time after the first Independent Board Member is appointed to the Board the Company shall fail to comply with this sentence, the Company will have 30 days to cure such non-compliance. Any transaction requiring the approval of the majority of the Independent Board Members shall be prohibited at any time that there is not at least one Independent Board Member on the Company's Board.

  Merger, Consolidation or Sale of Assets

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Secured Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) except in the case of a merger of the Company with or into one of its Subsidiaries, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Interests."

    The Indenture also provides that Finance Corp. may not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Finance Corp. is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and a Wholly Owned Subsidiary of the Company; (ii) the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Finance Corp. under the Senior Secured Notes and the Indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

  Transactions with Affiliates

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate transactions involving aggregate consideration in excess of $500,000, a resolution of the Board set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Independent Board Members and (b) with respect to any Affiliate Transaction or series of related Affiliate transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent nationally recognized investment banking or appraisal firm experienced in the appraisal or similar review of similar types of transactions (or if an opinion is unavailable as to the fairness from a financial point of view of any transaction for which a fairness opinion is not customarily rendered, then an opinion that such transaction meets the requirements of clause (i) above); provided that (u) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (v) transactions between or among the Company and/or its Subsidiaries, (w) transactions permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (x) transactions pursuant to and in accordance with the terms of the Existing Tricob Contracts (as in effect on the date of the Indenture) and (y) transactions pursuant to and in accordance with the terms of the Sipsey River Contract (as in effect on the date of the Indenture), in each case, shall not be deemed Affiliate Transactions; and provided further that the provisions of clause (ii)(b) above will not apply to transactions pursuant to the Headquarters Lease. See "Certain Relationships and Related Transactions."

  Additional Subsidiary Guarantees

    The Indenture provides that if the Company shall, after the date of the Indenture, create or acquire any new Subsidiary, then such newly created or acquired Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture. The Collateral Documents and the Indenture prohibits the formation of any Subsidiary that is not a direct Subsidiary of the Company.

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  Limitation on Issuances and Sales of Equity Interests of Wholly Owned
Subsidiaries

    The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests of such Wholly Owned Subsidiary and
(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, Equity Interests constituting directors' qualifying interests) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

  Business Activities

    The Company will not, and will not permit any Subsidiary to, engage in any business other than the film exhibition business, the film concession business and such business activities as are incidental or related thereto.

  Advances to Subsidiaries

    The Indenture provides that all advances to Subsidiaries made by the Company or any of its Subsidiaries from time to time after the date of the Indenture will be evidenced by unsecured Subsidiary Intercompany Notes in favor of the Company that will be pledged to the Collateral Agent as Collateral to secure the Senior Secured Notes and, if applicable, outstanding Obligations under the New Credit Facility. The Indenture also provides that all advances by the Company or any of its Subsidiaries to any Subsidiary outstanding on the date of the Indenture will be evidenced by an unsecured Subsidiary Intercompany Note that will be pledged to the Collateral Agent as Collateral. Each Subsidiary Intercompany Note will be payable upon demand and will bear interest at the same rate as the Senior Secured Notes. A form of Subsidiary Intercompany Note is attached as an annex to the Indenture. Repayments of principal with respect to any Subsidiary Intercompany Note is required to be pledged to the Collateral Agent as Collateral until such amounts are advanced to a Subsidiary in accordance with the Indenture.

  Restrictions on Activities of Finance Corp.

    In addition to the restrictions set forth above, the Indenture provides that Finance Corp. may not hold any material assets or engage in any significant business activities; provided that Finance Corp. may be a co-obligor with respect to Indebtedness if the Company is a primary obligor or guarantor of such Indebtedness and the net proceeds of such Indebtedness are loaned to the Company or any of its Subsidiaries.

  Reports

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Secured Notes are outstanding, the Issuers will furnish to the Holders of Senior Secured Notes, within 15 days after they are or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent public accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In

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addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Senior Secured Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Secured Notes; (ii) default in the payment when due of the principal of or premium, if any, on the Senior Secured Notes; (iii) failure by the Issuers or the Guarantors to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Disqualified Interests;" (iv) failure by the Issuers or the Guarantors for 30 days after notice to comply with any of its other agreements in the Indenture, the Senior Secured Notes or the Subsidiary Guarantees; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, premium, if any, or interest or Liquidated Damages, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) breach by the Company or any Guarantor of any representation or warranty set forth in any of the Collateral Documents, or default by the Company or any Guarantor in the performance of any covenant set forth in any of the Collateral Documents, or repudiation by the Company or any Guarantor of its obligations under any of the Collateral Documents or the unenforceability of any of the Collateral Documents against the Company or any Guarantor for any reason;
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (ix) the ceasing of any Subsidiary Guarantee to be in effect (except as otherwise permitted by the Indenture), or the denial or disaffirmation by any Guarantor of its Obligations under its Subsidiary Guarantee (except as permitted by the Indenture) of the Senior Secured Notes then outstanding.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Secured Notes may declare all the Senior Secured Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Secured Notes will become due and payable without further action or notice. Holders of the Senior Secured Notes may not enforce the Indenture or the New Senior Secured Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Secured Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Secured Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Senior Secured Notes

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
pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Secured Notes. If an Event of Default occurs prior to March 1, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Senior Secured Notes prior to March 1, 2000, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Secured Notes.

    The Holders of a majority in aggregate principal amount of the Senior Secured Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Secured Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the Senior Secured Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or equityholder of any Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Senior Secured Notes, the Subsidiary Guarantees, the Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Original Senior Secured Notes by accepting a New Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Secured Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Issuers may, at their option and at any time, elect to have all of their obligations and the obligations of the Guarantors discharged with respect to the outstanding Senior Secured Notes and the Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Secured Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Secured Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the New Senior Secured Notes concerning issuing temporary New Senior Secured Notes, registration of New Senior Secured Notes, mutilated, destroyed, lost or stolen Senior Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' and Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Secured Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Secured Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding

Senior Secured Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Senior Secured Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which either Issuer or any of their Subsidiaries is a party or by which either Issuer or any of their Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Senior Secured Notes over the other creditors of the Issuers or the Guarantors, or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or the Guarantors; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Senior Secured Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Secured Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Secured Note for a period of 15 days before a selection of Senior Secured Notes to be redeemed.

    The registered Holder of a Senior Secured Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided below, the Indenture or the Senior Secured Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Secured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Secured Notes), and any existing default or compliance with any provision of the Indenture or the Senior Secured Notes may be waived with the consent of the Holders of a majority

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
in principal amount of the then outstanding Senior Secured Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Secured Notes).

    Without the consent of at least 66 2/3% in principal amount of the Senior Secured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Secured Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "--Change of Control," "--Asset Sales" and "Security" (including related definitions, and including any Collateral Document) that adversely affect the rights of any Holder of Senior Secured Notes.

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Secured Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Secured Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Secured Note or alter the provisions with respect to the redemption of the Senior Secured Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Secured Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Secured Notes (except a rescission of acceleration of the Senior Secured Notes by the Holders of at least a majority in aggregate principal amount of the Senior Secured Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Secured Note payable in money other than that stated in the Senior Secured Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Secured Notes to receive payments of principal of, premium, if any, or interest or Liquidated Damages on the Senior Secured Notes, (vii) waive a redemption payment with respect to any Senior Secured Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Senior Secured Notes, the Issuers and the Trustee may amend or supplement the Indenture, any Collateral Document or the Senior Secured Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Secured Notes in addition to or in place of certificated Senior Secured Notes, to provide for the assumption of the Issuers' obligations to Holders of Senior Secured Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Secured Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Secured Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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
ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture, the Collateral Documents and Registration Rights Agreement without charge by writing to the Company, in care of R.C. Cobb, Inc., 924 Montclair Road, Birmingham, AL 35213, Attn: Ricky W. Thomas.

BOOK-ENTRY, DELIVERY AND FORM

    The Original Senior Secured Notes sold in the Offering were initially issued in the form of two Global Notes (together, the "Global Note"). The Global Note was deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). It is anticipated that upon completion of the Exchange Offer a single new "Global Note" evidencing the New Senior Secured Notes will be exchanged for the "Global Note" evidencing the Original Senior Secured Notes.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Original Senior Secured Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Original Senior Secured Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Senior Secured Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Secured Notes evidenced by the Global Note. Beneficial owners of Senior Secured Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Secured Notes.

    Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Secured Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Secured Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Secured Notes. The Company believes, however, that it is currently the

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
policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Secured Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Secured Notes in the form of registered definitive certificates ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Securities evidencing Original Senior Secured Notes would be subject to the legend requirements applicable to the Original Senior Secured Notes. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Secured Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Senior Secured Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Secured Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Secured Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

    The Indenture requires that payments in respect of the Senior Secured Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Senior Secured Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Secured Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Issuers, the Guarantors and the Initial Purchasers have entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors have agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Senior Secured Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Senior Secured Notes. If (i) the Issuers and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) or an "accredited investor" (as defined in Rule 501(A)(1), (2), (3), or (7) under the Securities Act) notifies the Issuers within 20 business days following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Senior Secured Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Senior Secured Notes acquired directly from the Issuers or an affiliate of the Issuers, the Issuers and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Original Senior Secured Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Senior Secured Note until (i) the date on which such Original Senior Secured Note has been exchanged by a person other than a broker-dealer for a New Senior Secured Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of Original Senior Secured Note for a New Senior Secured Note, the date on which such New Senior Secured Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Original Senior Secured Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Senior Secured Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Rights Agreement provides that (i) the Issuers and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Issuers and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers and the Guarantors will commence the Exchange Offer and use their best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Senior Secured Notes in exchange for all Original Senior Secured Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission within 60 days of such filing. If (a) the Issuers and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuers and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers will pay Liquidated Damages to each Holder of Original Senior Secured Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Original Senior Secured Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Senior Secured Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated

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Damages of $.50 per week per $1,000 principal amount of Original Senior Secured
Notes. All accrued Liquidated Damages will be paid by the Issuers on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Original Senior Secured Notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Senior Secured Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities or other Equity Interests of a Person shall be deemed to be control.

    "Approved Theatre Swap" means an exchange by the Company or any of its Subsidiaries of one or more Film Exhibition Facilities owned or leased by the Company or such Subsidiary, as applicable, for consideration a portion of which consists of an ownership or leasehold interest in one or more other Film Exhibition Facilities; provided that (i) such exchange has been approved by a majority of the Board and (ii) no more than the greater of (a) 15% or (b) $500,000 of the portion of the consideration therefor received by the Company or such Subsidiary that does not consist of Film Exhibition Facilities is in a form other than cash or Cash Equivalents.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback transaction) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have

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a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

    "Board" means the Board of Directors, the Managers or other similar governing entity of the Company the members of which are elected by the equityholders of the Company.

    "Capital Interests" means (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership, partnership interests (whether general or limited); (iv) in the case of a limited liability company, membership interests (whether general or limited); and (v) in the case of any entity of any kind, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of such entity.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, and (vi) investments in mutual funds whose only assets are investments of the kind described in clauses (i) through (v) above.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, less (v) all non-cash items increasing Consolidated Net Income for such

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period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a prior period), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow, and the non-cash items increasing Consolidated Net Income shall be subtracted from Consolidated Net Income to compute Consolidated Cash Flow, in each case, only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the equityholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Interests) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "Credit Agent" means First Union National Bank of North Carolina, agent for the lenders party to the New Credit Facility and any successor agent under the New Credit Facility.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Interests" means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Secured Notes mature.

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    "Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

    "Exchange Offer" means the offer that will be made by the Company pursuant to the Registration Rights Agreement to exchange New Senior Secured Notes for Original Senior Secured Notes.

    "Exchange Offer Registration Statement" means the registration statement relating to the Exchange Offer to be filed by the Company pursuant to the Registration Rights Agreement.

    "Existing Indebtedness" means up to $2.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

    "Existing Tricob Contracts" means: (i) that certain lease relating to the Cinema Center Theatre in Port Charlotte, Florida, dated January 21, 1986, by and between Tricob, an Alabama general partnership whose sole partners are Rowland
C. Cobb, Jr., Robert M. Cobb, Jefferson R. Cobb and certain trusts the beneficiaries of which are members of their respective families, and R.C. Cobb, Inc., as amended; (ii) that certain lease relating to the Cinema Center 8 Theatre in Huntsville, Alabama, dated February 8, 1983, by and between Tricob and R.C. Cobb, Inc., as amended; (ii) that certain lease relating to the Madison Square 12 Theatre in Huntsville, Alabama, dated August 13, 1985, by and between Tricob and R.C. Cobb, Inc., as amended; and (iv) those certain Guarantees by R.C. Cobb, Inc. of Indebtedness of Tricob in an aggregate amount not to exceed $4.1 million, in each case, as the same are in effect on the date of the Indenture.

    "Film Exhibition Facility" means the premises of a theatre, including the building, whether leased or owned, and the trade fixtures and equipment located therein.

    "Fixed Charges" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon and whether or not such interest is capitalized by such other Person) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of

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making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period (and Consolidated Cash Flow shall be calculated without regard to clause (iii) of the definition of Consolidated Net Income), and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Guarantors" means each of (i) R.C. Cobb, Inc. and Cobb Theatres II, Inc. and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "Headquarters Lease" means that certain Lease Agreement, dated September 11, 1979 between R.C. Cobb, Inc. and Rowland C. Cobb, Jr., relating to the corporate headquarters of the Company located at 924 Montclair Road, Birmingham, Alabama, as in effect on the date of the Indenture.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "Independent Board Member" means a member of the Board of the Company who
(i) is not an employee or Affiliate of the Company or any of its Subsidiaries (other than by reason of his status as a member of the Board of the Company or one or more of its Subsidiaries) and (ii) has no material business or professional relationship with the Company or any Subsidiary of the Company, or any of their Affiliates. For purposes of this definition, a "material business or professional relationship" means any business or professional relationship with the Company or a Subsidiary of the Company of

                                       85
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any of the types described in, and which exceeds any applicable disclosure threshold set forth in, Item 404(b) of Regulation S-K or any successor provision promulgated under the Securities Act.

    "Investment" means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the form of a direct or indirect loan (including any guarantee of Indebtedness or other obligation), any advance or capital contribution (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), any purchase or other acquisition for consideration of Indebtedness, any Equity Interest or other security and any other item that is or would be classified as an investment on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Majority Secured Lenders" means, at any time of determination, the holders of more than fifty percent (50%) of the then outstanding principal amount of Indebtedness pursuant to (a) the New Credit Facility and (b) the Indenture and the Senior Secured Notes.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness pursuant to the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "New Credit Facility" means that certain New Credit Facility, dated as of March 6, 1996, by and among the Company, Finance Corp., First Union National Bank of North Carolina, The Bank of California, N.A. and the Credit Agent providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, increased or refinanced from time to time.

    "New Senior Secured Notes" means the 10 5/8% Senior Secured Notes due 2003 of the Issuers to be issued pursuant to the Exchange Offer.

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    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Operating Agreement" means that certain Operating Agreement of Cobb Theatres, L.L.C., to be dated the date of the Indenture, by and among Rowland C. Cobb, Jr., Robert M. Cobb, Jefferson R. Cobb, The Robert M. Cobb Revocable Management Trust and The Jefferson R. Cobb Revocable Management Trust.

    "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" and (e) other Investments in any Person that do not exceed $500,000 at any time outstanding.

    "Permitted Liens" means (i) Liens on the Collateral created by the Collateral Documents (ii) Liens on real property of the Company or any of its Subsidiaries (provided that all Obligations with respect to the Senior Secured Notes and all Indebtedness outstanding pursuant to the New Credit Facility are equally and ratably secured thereby pursuant to documentation reasonably satisfactory to the Trustee), in each case, securing Indebtedness pursuant to the New Credit Facility; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens securing Acquired Indebtedness; provided that such Liens (A) secure Acquired Indebtedness that was not incurred in connection with or contemplation of the acquisition pursuant to which such Acquired Indebtedness was incurred by the Company or one of its Subsidiaries and (B) does not extend to assets other than those assets to which it extended immediately prior to such acquisition; (x) Liens securing Indebtedness permitted to be incurred by clause (vii) of the second paragraph of the covenant described above under the caption, "--Incurrence of Indebtedness and Issuance of Disqualified Interests;" and (xi) other Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premiums and expenses incurred or paid in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Secured Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Secured Notes on terms at least as favorable to the Holders of Senior Secured Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Secured Creditors" means (i) the holders from time to time of the Senior Secured Notes and (ii) the lenders party to the New Credit Facility.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "Sipsey River Contract" means that certain Aircraft Services Agreement, dated as of January 1, 1996, between R.C. Cobb, Inc. and Sipsey River, Inc., an Alabama corporation whose sole shareholder is Rowland C. Cobb, Jr., as the same is in effect on the date of the Indenture.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Subsidiary Intercompany Notes" means the intercompany notes issued by Subsidiaries of the Company in favor of the Company or one of its Subsidiaries to evidence advances by the Company or one of its Subsidiaries to the issuing Subsidiary, in each case in the form attached to the Indenture.

    "Tax Amount" shall have the meaning set forth in the Operating Agreement.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    It is the opinion of Haskell Slaughter & Young L.L.C., counsel to the Company, that the material federal income tax consequences to holders whose Original Senior Secured Notes are exchanged for New Senior Secured Notes in the Exchange Offer are as described herein, subject to the limitations and qualifications set forth below. Because the New Senior Secured Notes should not be considered to differ materially either in kind or in extent from the Original Senior Secured Notes, the exchange of the New Senior Secured Notes for the Original Senior Secured Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes pursuant to Treasury regulations promulgated under Section 1001 of the Internal Revenue Code of 1986, as amended (the "Code") and proposed Treasury Regulation Section 1.1001-3, which will be applicable only to modifications of debt instruments following a period of time after the publication of final regulations. As a result, no material federal income tax consequences should result to holders exchanging Original Senior Secured Notes for New Senior Secured Notes. If, however, the exchange of Original Senior Secured Notes for New Senior Secured Notes were treated as a taxable event, such transaction should constitute a recapitalization for federal income tax purposes and holders would not recognize any gain or loss upon such exchange.


    The foregoing opinion is based upon the current provisions of the Code, applicable existing and proposed Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice. There can be no assurance that the final Treasury Regulations will not differ materially from those which are presently proposed nor that the IRS will not take a contrary view. No ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements or conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein. AS A RESULT, EACH HOLDER OF ORIGINAL SENIOR SECURED NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING HIS OR HER ORIGINAL SENIOR SECURED NOTES FOR NEW SENIOR SECURED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Senior Secured Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Secured Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Senior Secured Notes received in exchange for Original Senior Secured Notes where such Original Senior Secured Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the date on which the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Senior Secured Notes by broker-dealers or any other persons. New Senior Secured Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Secured Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Senior Secured Notes. Any broker-dealer that resells New Senior Secured Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Secured Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Secured Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    Legal matters in connection with the issuance of the New Senior Secured Notes will be passed upon for the Company by Haskell Slaughter & Young L.L.C., Birmingham, Alabama.



                             CHANGES IN ACCOUNTANTS



    In September, 1995, the Company with the approval of the Board of Directors, retained the accounting firm of Ernst & Young LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ended August 31, 1995. The decision to retain Ernst & Young LLP was not motivated by any disagreements between the Company and LaRocca & Co., P.C. concerning any accounting matter, but resulted from the perceived need for a national accounting firm in order to facilitate the Offering. LaRocca & Co., P.C. had been retained since June 1991, and during the entire period of their engagement with the Company, relative to accounting principles or practices, financial statement disclosure, and auditing scope of procedures, there were no disagreements which, if not resolved to LaRocca & Co., P.C.'s satisfaction, would have resulted in a reference to the subject matters of the disagreement in connection with its report. The LaRocca & Co., P.C. reports on the Company's financial statements have not contained an adverse opinion or disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(l)(v) of Regulation S-K. During the two-year period prior to September 1995, the Company did not consult Ernst & Young LLP concerning any matter.


                                    EXPERTS

    The combined financial statements of Cobb Theatres Group as of August 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of Cobb Theatres Group as of August 31, 1994 and for each of the two fiscal years in the period ended August 31, 1994, appearing in this Prospectus and Registration Statement, have been audited by LaRocca & Co., P.C., independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Senior Secured Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Senior Secured Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


    Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Senior Secured Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Senior Secured Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Original Senior Secured Notes or the New Senior Secured Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

    The principal address of the Company is 924 Montclair Road, Birmingham, Alabama 35213, telephone number (205) 591-2323.

                     INDEX TO COMBINED FINANCIAL STATEMENTS


COBB THEATRES GROUP
Reports of Independent Auditors......................................................     F-2

Combined Balance Sheets as of August 31, 1994 and 1995...............................     F-4

Combined Statements of Operations for the years ended August 31, 1993, 1994 and 1995.     F-5

Combined Statements of Stockholders' Equity for the years ended August 31, 1993, 1994
and 1995 ............................................................................     F-6

Combined Statements of Cash Flows for the years ended August 31, 1993, 1994 and
1995 ................................................................................     F-7

Notes to Combined Financial Statements...............................................     F-8

COBB THEATRES, L.L.C.
Condensed Consolidated Balance Sheets as of February 29, 1996 (unaudited)............     F-21

Condensed Consolidated Statements of Operations for the three months
   and six months ended February 28, 1995 and February 29, 1996 (unaudited)..........     F-22

Condensed Consolidated Statements of Cash Flows for the six months
   ended February 28, 1995 and February 29, 1996 (unaudited).........................     F-23

Notes to Condensed Consolidated Financial Statements.................................     F-24


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  COBB THEATRES GROUP

    We have audited the accompanying combined balance sheet as of August 31, 1995 of the corporations listed in Note 1, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at August 31, 1995 of the corporations listed in Note 1, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                   ERNST & YOUNG LLP

Birmingham, Alabama
November 27, 1995

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  COBB THEATRES GROUP

    We have audited the accompanying combined balance sheet of Cobb Theatres Group (as defined in Note 1) as of August 31, 1994, and the related combined statements of operations, stockholders' equity, and cash flows for each of the two fiscal years in the period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cobb Theatres Group at August 31, 1994 and the combined results of their operations and their cash flows for each of the two fiscal years in the period ended August 31, 1994 in conformity with generally accepted accounting principles.

    As discussed in Note 14 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

                                                   LAROCCA & CO., P.C.

Birmingham, Alabama
November 15, 1994

                              COBB THEATRES GROUP
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                               AUGUST 31,
                                                                          --------------------
                                                                            1994        1995
                                                                          --------    --------
    ASSETS
Current assets:
  Cash and equivalents.................................................   $  1,905    $  1,241
  Receivables..........................................................        463         863
  Other assets.........................................................      2,969       3,557
                                                                          --------    --------
    Total current assets...............................................      5,337       5,661

Property and equipment, net............................................     56,306      75,427

Intangible assets, net.................................................     16,126      14,323
Other assets...........................................................      1,676       2,729
                                                                          --------    --------
    Total assets.......................................................   $ 79,445    $ 98,140
                                                                          --------    --------
                                                                          --------    --------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................   $  3,622    $  5,397
  Accrued film rentals.................................................      7,174       5,545
  Accrued expenses and other liabilities...............................      5,502       5,768
  Revolving line of credit.............................................      1,000       9,700
  Long-term debt, current installments.................................      5,090       2,069
  Obligations under capital leases, current installments...............        147         248
                                                                          --------    --------
    Total current liabilities..........................................     22,535      28,727

Long-term debt.........................................................     47,796      58,966
Obligations under capital leases.......................................      1,242       1,771
Other long-term liabilities............................................      3,880       4,468
                                                                          --------    --------
    Total liabilities..................................................     75,453      93,932

Commitments and contingencies

Stockholders' equity:
  Common stock.........................................................          3           3
  Additional paid-in capital...........................................      1,001       1,001
  Retained earnings....................................................      2,988       3,204
                                                                          --------    --------
    Total stockholders' equity.........................................      3,992       4,208
                                                                          --------    --------
    Total liabilities and stockholders' equity.........................   $ 79,445    $ 98,140
                                                                          --------    --------
                                                                          --------    --------


                See accompanying notes to financial statements.

                              COBB THEATRES GROUP
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED AUGUST 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
Revenues:
  Theatre admissions.........................................   $59,132     $65,951     $73,190
  Concessions................................................    22,934      26,113      29,432
  Other......................................................     1,646       2,033       2,986
                                                                -------     -------     -------
    Total revenues...........................................    83,712      94,097     105,608
Costs of revenues:
  Film rental................................................    29,997      32,255      35,896
  Concession.................................................     3,212       3,608       4,216
                                                                -------     -------     -------
    Total cost of revenues...................................    33,209      35,863      40,112
                                                                -------     -------     -------
    Gross profit.............................................    50,503      58,234      65,496
Operating expenses:
  General and administrative.................................     5,124       6,739       7,088
  Advertising................................................     2,263       2,425       2,914
  Payroll and related costs..................................     9,680      10,959      12,364
  Occupancy..................................................    18,225      20,424      23,891
  Equipment rental...........................................     1,632         755          --
  Repairs and maintenance....................................       999       1,238       1,291
  Depreciation and amortization..............................     4,216       5,374       8,062
  Other......................................................     2,137       3,261       3,483
                                                                -------     -------     -------
    Total operating expenses.................................    44,276      51,175      59,093
                                                                -------     -------     -------
    Operating income.........................................     6,227       7,059       6,403
                                                                -------     -------     -------
Other income (deductions):
  Other......................................................      (142)        (19)         (6)
  Non-recurring charge (Note 10).............................        --          --      (1,181)
  Interest expense...........................................    (2,064)     (2,804)     (5,067)
  Interest income............................................       160          68          75
  Loss from disposition of assets............................    (1,411)       (342)       (130)
                                                                -------     -------     -------
                                                                 (3,457)     (3,097)     (6,309)
                                                                -------     -------     -------
Income before income taxes and cumulative effect of
change in accounting principle...............................     2,770       3,962          94
Income tax expense (benefit).................................       704       1,506        (122)
                                                                -------     -------     -------
    Income before cumulative effect of change in
accounting principle.........................................     2,066       2,456         216
Cumulative effect on prior years of adopting new standard for
accounting for income taxes..................................       444          --          --
                                                                -------     -------     -------
    Net income ..............................................   $ 1,622     $ 2,456     $   216
                                                                -------     -------     -------
                                                                -------     -------     -------


                See accompanying notes to financial statements.

                              COBB THEATRES GROUP
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                 ADDITIONAL                    TOTAL
                                                       COMMON     PAID-IN      RETAINED    STOCKHOLDERS'
                                                       STOCK      CAPITAL      EARNINGS       EQUITY
                                                       ------    ----------    --------    -------------
Balance as of September 1, 1992.....................   $   3      $     --     $  2,951       $ 2,954
Net income..........................................      --            --        1,622         1,622
Distributions to stockholders.......................      --            --       (4,041)       (4,041)
                                                       ------    ----------    --------    -------------
Balance as of August 31, 1993.......................       3            --          532           535
Issuance of 1,000 shares common stock...............      --             1           --             1
Contribution of additional paid-in capital..........      --         1,000           --         1,000
Net income..........................................      --            --        2,456         2,456
                                                       ------    ----------    --------    -------------
Balance as of August 31, 1994.......................       3         1,001        2,988         3,992
Net income..........................................      --            --          216           216
                                                       ------    ----------    --------    -------------
Balance as of August 31, 1995.......................   $   3      $  1,001     $  3,204       $ 4,208
                                                       ------    ----------    --------    -------------
                                                       ------    ----------    --------    -------------


                See accompanying notes to financial statements.

                              COBB THEATRES GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED AUGUST 31,
                                                                    -------------------------------
                                                                     1993        1994        1995
                                                                    -------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .....................................................   $ 1,622    $  2,456    $    216
 Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................     4,216       5,374       8,062
     Loss on asset dispositions..................................     1,411         342         130
     Provision for deferred income taxes.........................      (260)        (81)       (700)
     Cumulative effect on deferred taxes for change in accounting
principle........................................................       444          --          --
 (Increase) decrease in assets:
     Receivables.................................................       792         178        (400)
     Other assets................................................      (305)     (2,074)       (482)
 Increase (decrease) in liabilities:
     Accounts payable............................................       (72)        713       1,775
     Accrued film rental.........................................        19       2,138      (1,628)
     Accrued expenses and other liabilities......................     1,328       2,386         450
                                                                    -------    --------    --------
         Total adjustments.......................................     7,573       8,976       7,207
                                                                    -------    --------    --------
         Net cash provided by operating activities...............     9,195      11,432       7,423
                                                                    -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Business acquisition............................................        --     (22,000)         --
 Capital expenditures............................................    (4,608)    (17,714)    (14,894)
 Proceeds from asset dispositions................................     1,352       1,010           6
 Purchase of land for construction of theatres...................        --      (4,124)     (6,509)
 Construction in progress........................................      (161)     (1,671)     (3,127)
 Other...........................................................       (45)       (168)       (206)
                                                                    -------    --------    --------
         Net cash used in investing activities...................    (3,462)    (44,667)    (24,730)
                                                                    -------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt....................................     1,900      35,217      10,861
 Proceeds from issuance of common stock..........................        --           1          --
 Contribution of additional paid-in capital......................        --       1,000          --
 Distributions to stockholders...................................    (4,041)         --          --
 Proceeds (payments) from revolving line of credit, net..........        --          --       8,700
 Principal payments from related parties.........................        --          --          15
 Principal payments of short term debt, net......................       (96)         --          --
 Principal payments of long-term debt............................    (1,368)     (2,060)     (2,713)
 Principal payments under capital lease..........................      (583)     (1,557)       (220)
                                                                    -------    --------    --------
         Net cash provided (used) in financing activities........    (4,188)     32,601      16,643
                                                                    -------    --------    --------
 Net increase (decrease) in cash and equivalents.................     1,545        (634)       (664)
 Cash and equivalents--beginning of year.........................       994       2,539       1,905
                                                                    -------    --------    --------
 Cash and equivalents--end of year...............................   $ 2,539    $  1,905    $  1,241
                                                                    -------    --------    --------
                                                                    -------    --------    --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid for: Interest.........................................   $ 2,058    $  1,935    $  5,471
                                                                    -------    --------    --------
                                                                    -------    --------    --------
              Income Taxes.......................................   $   885    $  2,013    $    162
                                                                    -------    --------    --------
                                                                    -------    --------    --------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 Capital lease obligation incurred to lease equipment............   $   318    $  1,386    $    850
                                                                    -------    --------    --------
                                                                    -------    --------    --------


                See accompanying notes to financial statements.

                              COBB THEATRES GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION


    The combined financial statements of Cobb Theatres Group ("Cobb Theatres") include the accounts of R.C. Cobb, Inc. ("Cobb"), R&J Concessions, Inc. ("R&J") and Cobb Theatres II, Inc. ("Cobb II"). The three companies are affiliated through common ownership and management.



    All significant intercompany balances and transactions have been eliminated in combination.


NATURE OF BUSINESS

    Cobb is engaged in the operation and management of multi-screen motion picture theatres. Cobb currently operates in Florida, Alabama, Mississippi and Arkansas.

    R&J is engaged in the theatre concession business and is economically dependent on Cobb as its major customer. R&J currently operates in Florida, Alabama, Mississippi and Arkansas.

    Cobb II is engaged in the operation and management of multi-screen theatres, including concessions. Cobb II currently operates in Florida.


    In March 1994, Cobb II purchased certain assets, consisting of 8 multiplex theatres, and assumed the Florida theatre facility operating lease obligations of Theatre Acquisitions, L. P. d/b/a Wometco Theatres. Cobb II paid $22 million in cash which was financed through bank debt.



    The acquisition has been recorded using the purchase method of accounting and the results of operations of the purchased theatres have been included in the Company's combined results of operations since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $8.1 is amortized over the term (including all renewal options) of the underlying facility leases for periods of 4 to 19 years.



    The following summarizes the unaudited pro forma results of operations assuming the acquisition of the purchased theatres occurred at the beginning of each of the following periods. This pro forma summary does not necessarily reflect what the results of operations would have been had the acquisition occurred on September 1, 1992.

                              COBB THEATRES GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


                                                          YEAR ENDED AUGUST
                                                                 31,
                                                         --------------------
                                                           1993        1994
                                                         --------    --------
Revenues..............................................   $102,430    $103,663
                                                         --------    --------
                                                         --------    --------
Income before cumulative effect of change in
  accounting principle................................   $  2,038    $  1,847
                                                         --------    --------
                                                         --------    --------
Net income............................................   $  1,594    $  1,847
                                                         --------    --------
                                                         --------    --------


CASH AND EQUIVALENTS

    Cobb Theatres considers all temporary cash investments with original maturities of three months or less to be cash equivalents.

REVENUES AND FILM RENTAL COSTS

    Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licenses.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease.


    Cobb Theatres uses the straight-line method in computing depreciation and amortization over the estimated useful lives of assets as follows:



Buildings and improvements.................................   20 to 30 years
Fixtures and equipment.....................................    5 to 15 years
Leasehold improvements.....................................   10 to 20 years



    Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.


INTANGIBLE ASSETS


    Intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. A noncompete agreement is amortized over its five year term. Concession rights are amortized over an estimated useful life of six years. Excess of purchase price over the fair value of net assets acquired is amortized over the term (including all renewal options) of the underlying facility leases for periods of 19 to 35 years. Favorable lease terms are amortized over the term (excluding renewal options) of the underlying facility leases for periods of 4 to 19 years. The carrying values of intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

                              COBB THEATRES GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
INCOME TAXES

    The companies of Cobb Theatres will file separate federal income tax returns for the year ended August 31, 1995. Separate returns were also filed for the years ended August 31, 1993 and 1994.

    For financial statement purposes income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

ADVERTISING COSTS

    All costs related to advertising are expensed in the period incurred.


FINANCIAL INSTRUMENTS AND HEDGING



    The Company uses interest rate swap agreements to manage interest costs and risks associated with changing interest rates. The Company designates interest rate swaps as hedges of specific debt instruments and the differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense. Counterparties to the interest rate swap contracts are major financial institutions and credit loss from counterparty non-performance is not anticipated. The Company does not enter into financial instruments for trading purposes.


IMPACT OF ADOPTION OF RECENTLY ISSUED PRONOUNCEMENT

    In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Cobb Theatres will adopt Statement 121 in the first quarter of fiscal 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

NOTE 2--LIQUIDITY AND REFINANCING OPTIONS

    Cobb Theatres plans to refinance its existing debt and senior subordinated debt during fiscal 1996 through a debt offering and new revolving credit facility. Cobb Theatres considers this refinancing necessary as: (i) the current financing structure does not provide sufficient borrowing availability to fund future growth plans, (ii) the interest rate on the senior subordinated debt loan is above the rate that can be secured in a refinancing, (iii) it anticipates approaching the maximum available borrowings under its existing lines of credit in fiscal 1996, and (iv) it will not be able to meet fiscal 1997 debt maturities under its current financing arrangements without significant disposition of assets. In the event the offering is not consummated, Cobb Theatres will continue to explore a full range of options, including the sale of certain locations and/or the sale and leaseback of assets. Cobb Theatres believes it will be able to meet its seasonal peak requirements during 1996 from these sources.

                              COBB THEATRES GROUP

NOTE 3--RELATED PARTY TRANSACTIONS

TRICOB PARTNERSHIP

    Cobb leases four locations from Tricob, a partnership engaged in the ownership and leasing of real property in which Cobb Theatres' stockholders are partners. The related rent expense for these leases amounted to approximately, $985,000, $941,000 and $1.0 million in 1993, 1994 and 1995, respectively.
Amounts payable at August 31, 1994 and 1995, under these leases amounted to approximately $80,000 and $115,000, respectively.

    Cobb has a loan to Tricob with a balance of approximately $444,000 and $407,000 as of August 31, 1994 and 1995, respectively. Interest on the loan accrues at 6.35% and amounted to approximately $22,000, $29,000 and $27,000 in 1993, 1994 and 1995, respectively. The loan matures in October 2003.

    Cobb is a guarantor for debts of Tricob amounting to approximately $3.6 million with final maturity in March 1999 and secured by property. Tricob and Cobb have cross-default commitments.

STOCKHOLDERS

    Cobb leases office and warehouse facilities from a stockholder. The related rent expense amounted to approximately $243,000, $509,000 and $233,000 in 1993, 1994 and 1995, respectively. The amount payable at August 31, 1994 and 1995 under these leases amounted to approximately $19,000 and $22,000, respectively.

SIPSEY RIVER, INC.

    Cobb has an agreement with Sipsey River, Inc., a corporation owned by a stockholder, to provide aircraft services. The fees for such services amounted to approximately $238,000 in both 1993 and 1994, and $335,000 in 1995. Amounts payable under this lease amounted to approximately $20,000 at August 31, 1994. The amount prepaid under this agreement amounted to approximately $12,000 at August 31, 1995.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of:

                                                                            1994        1995
                                                                           -------    --------
                                                                             (IN THOUSANDS)
Land....................................................................   $ 5,161    $ 11,670
Buildings and leasehold improvements....................................    22,161      30,428
Fixtures and equipment..................................................    46,483      52,625
Construction in progress................................................     2,020       5,147
Capital leases..........................................................     1,242       2,083
Other assets............................................................       248         379
                                                                           -------    --------
                                                                            77,315     102,332
Less accumulated depreciation...........................................    21,009      26,905
                                                                           -------    --------
                                                                           $56,306    $ 75,427
                                                                           -------    --------
                                                                           -------    --------

    Interest of approximately $113,000 and $347,000 has been capitalized in 1994 and 1995, respectively.

                              COBB THEATRES GROUP

NOTE 5--INTANGIBLE ASSETS

    Intangible assets consist of:

                                                                             1994       1995
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Excess of purchase price over the fair value of net assets acquired......   $ 8,103    $ 8,103
Noncompete agreement.....................................................     1,800      1,800
Favorable lease terms....................................................     5,300      5,300
Concession rights........................................................     3,571      3,571
Loan costs...............................................................       630        734
                                                                            -------    -------
                                                                             19,404     19,508
Less accumulated amortization............................................     3,278      5,185
                                                                            -------    -------
                                                                            $16,126    $14,323
                                                                            -------    -------
                                                                            -------    -------

    Amortization expense totaled approximately $735,000, $1.3 million and $1.9 million for 1993, 1994 and 1995, respectively.

NOTE 6--OTHER ASSETS AND LIABILITIES

    Other assets and liabilities consist of the following:

                                                                               1994      1995
                                                                              ------    ------
                                                                               (IN THOUSANDS)
Other current assets:
  Concession inventory.....................................................   $  342    $  403
  Due from related parties.................................................       37        39
  Refundable income taxes..................................................      404       530
  Prepaid and other assets.................................................    2,051     2,585
  Deferred income tax assets...............................................      135        --
                                                                              ------    ------
                                                                              $2,969    $3,557
                                                                              ------    ------
                                                                              ------    ------
Other assets:
  Deferred income tax benefit..............................................   $   91    $1,263
  Due from related parties, non-current....................................      371       356
  Cash value of life insurance, net........................................      708       915
  Other assets.............................................................      506       195
                                                                              ------    ------
                                                                              $1,676    $2,729
                                                                              ------    ------
                                                                              ------    ------
Accrued expenses and other liabilities:
  Due to related parties...................................................   $  128    $  127
  Accrued liabilities......................................................    4,794     3,555
  Income taxes payable.....................................................       --       821
  Deferred income..........................................................      580     1,265
                                                                              ------    ------
                                                                              $5,502    $5,768
                                                                              ------    ------
                                                                              ------    ------
Other long-term liabilities:
  Deferred rent............................................................   $2,331    $2,582
  Deferred income tax liabilities..........................................    1,549     1,886
                                                                              ------    ------
                                                                              $3,880    $4,468
                                                                              ------    ------
                                                                              ------    ------

                              COBB THEATRES GROUP

NOTE 7--LONG TERM DEBT

    Long-term debt consists of the following:

                                                                             1994       1995
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Senior term loan payable by Cobb to bank group (Bank)....................   $25,000    $23,750
Senior term loans payable by Cobb II to Bank.............................    21,000     28,950
Note payable to a bank with monthly principal payments of $24,000 plus        3,539
  variable interest at prime plus 1% (8.75% and 9.75% at August 31, 1994 and 1995, respectively), maturity in May 1998 with a final balloon payment of $3.3 million secured by a building, the personal property
  contained therein and assignment of any future leases..................                4,037
Note payable to a bank with monthly fixed increasing principal payments       2,760
  (ranging from approximately $12,000 to $19,000) including interest at prime plus .5% (8.25% and 9.25% at August 31, 1994 and 1995, respectively), maturity in June 2000 with a final balloon of approximately $3.1 million secured by land, building, the personal
  property contained therein, and assignment of any future leases........                3,826
Various notes payable with total monthly payments of $14,000 including          587
  interest at rates ranging from prime plus .5% (8.25% and 9.25% at
  August 31, 1994 and 1995, respectively) to a 10.5% fixed rate with latest maturity date January 1999, secured by equipment and personal
guarantees...............................................................                  472
                                                                            -------    -------
                                                                             52,886     61,035
Less current installments................................................     5,090      2,069
                                                                            -------    -------
                                                                            $47,796    $58,966
                                                                            -------
                                                                            -------    -------
                                                                                       -------

SENIOR TERM LOANS

    Under their amended revolving credit agreement Cobb and Cobb II (the Companies) have credit facilities that include senior term loans and an $11.0 million seasonal working capital revolver. In 1994, Cobb had an $8.0 million seasonal working capital revolver. The Companies have the option to borrow at various indices to the London Interbank Offering Rate (LIBOR) ranging from LIBOR plus 1.625% to 2.375% when the leverage to cash flow ratio of Cobb Theatres is less than 4 to 1. When the Companies borrow under the LIBOR rate option, the amount borrowed and the rate are fixed for a specified time period. The Companies also have an option to borrow at an index to the Bank's base rate which ranges from the Bank's base rate plus .375% to 2%, dependent upon the extent of leverage. As of August 31, 1995, the borrowing rate was approximately 10.25% on the senior term loans and the seasonal working capital revolvers. The interest is payable quarterly in arrears on the last business day of each November, February, May and August. Principal payments are due semi-annually on the last business day of February and August commencing August 1996 with the final maturity in February 2001. In February 1997, $22.5 million of principal is due.


    Cobb had a two year interest rate swap agreement having a notional principal amount of $10.0 million which matured in June 1995. The agreement effectively fixed the interest rate on a portion of the variable rate senior term loan at 4.38%. Cobb received approximately $109,000 of income related to the interest rate swap to offset interest expense in 1995. Cobb incurred approximately $60,000 of additional expenses in 1994 related to the interest rate swap.

                              COBB THEATRES GROUP

NOTE 7--LONG TERM DEBT--(CONTINUED)

    Cobb II has a two year interest rate swap agreement having a notional principal amount of $12.0 million which matures in May 1996. The agreement effectively fixes the interest rate on a portion of the variable rate senior term loan starting at 5.3% at May 9, 1994 and incrementally increasing by .3075% per quarter to 7.45% on May 9, 1996. The rate at August 31, 1995 is 6.84%. Cobb II incurred an additional $45,000 of expenses in both 1994 and 1995, respectively, related to the interest rate swap.


    Under the terms of the seasonal working capital revolver, the Companies must reduce the balance outstanding for a period of at least thirty consecutive days during each fiscal year to no more than $5.0 million commencing with the fiscal year ending August 31, 1996. The final maturity date of the seasonal revolver credit loan is August 2000. As of August 31, 1994 and 1995, respectively, $1.0 million and $9.7 million was outstanding under the seasonal working capital revolver.

COMBINED

    Combined future aggregate maturities of long-term debt as of August 31, 1995 are:

                                                                    SENIOR      OTHER
                                                                  TERM LOANS    LOANS     TOTALS
                                                                  ----------    ------    -------
                                                                          (IN THOUSANDS)
1996...........................................................    $  1,500     $  569    $ 2,069
1997...........................................................      25,000        575     25,575
1998...........................................................       6,000      3,776      9,776
1999...........................................................       7,000        301      7,301
2000...........................................................       8,250      3,114     11,364
Thereafter.....................................................       4,950         --      4,950
                                                                  ----------    ------    -------
                                                                   $ 52,700     $8,335    $61,035
                                                                  ----------    ------    -------
                                                                  ----------    ------    -------

    The credit facilities require compliance with specific financial covenants as defined in the loan agreements. Cobb Theatres is required to meet minimum levels of cash flow, interest coverage, leverage, fixed charge coverage and must comply with debt and personal guarantee restrictions. The loan agreement was amended February 1995 (Amendment 1), June 1995 (Amendment 2) and September 1995 (Amendment 3).

    Amendment 1 principally revised certain definitions in the loan agreements that related to financial covenants and made corrections to the original agreement. The Bank also temporarily waived the 90 day deadline for submitting year end audited financial statements.

    Amendment 2 revised the principal payout schedule so that payments up to $22.5 million are required to be made on February 28, 1997. In addition, the amendment expanded the interest rate adjustment ranges that are based on leverage ratio levels; extended maturity dates; revised financial covenants; inserted personal guarantees from stockholders; and, revised certain definitions in the loan agreements. The Bank also waived an event of default caused from Cobb Theatres exceeding the maximum leverage ratio covenant for the third quarter of 1995.

    Amendment 3 revised financial covenants and permitted the Companies to incur additional debt. The Bank also waived a default caused by Cobb II for failing to keep sufficient availability on the line of credit to fund the completion of the construction of a specified theatre location. On September 21, 1995, the Companies borrowed $10.0 million senior subordinated debt from a bank that has a final maturity in

                              COBB THEATRES GROUP

NOTE 7--LONG TERM DEBT--(CONTINUED)
December 2001. The loan bears interest at 12% through December 15, 1995 at which time the rate increases 1.5% each month until March 16, 1996 and increases 2% on April 16, 1996 for a maximum rate of 20% on April 16, 1996.

    The management of Cobb Theatres believes it is in compliance with all financial covenants as of August 31, 1995.

    The credit facilities are secured by the outstanding stock of Cobb Theatres and assets not otherwise pledged. R&J is a guarantor of the facilities.

NOTE 8--LEASES

CAPITAL LEASES

    Cobb Theatres is obligated under various capital leases that expire during the next five years for equipment with a net book value of approximately $2.1 million.

    Combined future minimum lease payments and the present value of future minimum lease payments under equipment capital leases as of August 31, 1995 are (in thousands):

1996...............................................................................   $  401
1997...............................................................................      401
1998...............................................................................      401
1999...............................................................................      399
2000...............................................................................      909
                                                                                      ------
Total..............................................................................    2,511
Less amount representing interest (approximating 8.01%)............................      492
                                                                                      ------
Present value of future minimum capital lease payments.............................    2,019
Less current portion...............................................................      248
                                                                                      ------
Obligation under capital leases, excluding current portion.........................   $1,771
                                                                                      ------
                                                                                      ------

OPERATING LEASES

    The majority of Cobb Theatre's operations are conducted in premises occupied under operating lease agreements with base terms ranging generally from 15 to 20 years, with certain leases containing options, primarily in 5 year increments, to extend up to an additional 30 years. The leases provide for fixed rentals and/or contingent rentals based on revenues. Cobb guarantees all of the operating leases of Cobb II.

                              COBB THEATRES GROUP

NOTE 8--LEASES--(CONTINUED)
    Combined future minimum lease payments under these operating leases are as follows (in thousands):

Fiscal Year:
1996............................................................   $ 16,285
1997............................................................     16,796
1998............................................................     16,806
1999............................................................     16,188
2000............................................................     15,813
Thereafter......................................................    100,405
                                                                   --------
                                                                   $182,293
                                                                   --------
                                                                   --------

    Total rent expense for theatre facility operating leases for 1993, 1994 and 1995, respectively, was approximately $13.8 million, $14.8 million and $15.8 million, including contingent rentals of approximately $52,000 in 1995 and net of sublease payments received of approximately $171,000, $201,000 and $164,000 in 1993, 1994 and 1995, respectively. Cobb Theatres entered into lease agreements for locations to open subsequent to August 31, 1995 which have total minimum lease payments amounting to approximately $4.5 million and are included in the future minimum lease payments schedule above.

NOTE 9--STOCKHOLDERS' EQUITY

                                                                                               TOTAL
                                                      PAR       SHARES       SHARES ISSUED     COMMON
AUGUST 31, 1994 AND 1995:                            VALUE    AUTHORIZED    AND OUTSTANDING    STOCK
                                                     -----    ----------    ---------------    ------
R. C. Cobb, Inc...................................   $1.00        20,000         2,000         $2,000
R&J Concessions, Inc..............................    1.00        10,000         1,000         1,000
Cobb Theatres II, Inc.............................     .01     1,000,000         1,000            10
                                                              ----------         -----         ------
                                                               1,030,000         4,000         $3,010
                                                              ----------         -----         ------
                                                              ----------         -----         ------

NOTE 10--NON-RECURRING CHARGE

    In 1995, approximately $1.2 million of expenses were incurred due to an unconsummated financing transaction.

                              COBB THEATRES GROUP

NOTE 11--INCOME TAXES

    Income tax expense (benefit) in the combined statement of operations for the years ended August 31, 1993, 1994 and 1995 is as follows:

                                                               COBB     R&J     COBB II    TOTAL
                                                               -----    ----    -------    ------
                                                                         (IN THOUSANDS)
1993:
Current
  Federal...................................................   $ 509    $294    $    --    $  803
  State.....................................................     101      60         --       161
                                                               -----    ----    -------    ------
                                                                 610     354         --       964
                                                               -----    ----    -------    ------
Deferred
  Federal...................................................    (228)    (55)        --      (283)
  State.....................................................      28      (5)        --        23
                                                               -----    ----    -------    ------
                                                                (200)    (60)        --      (260)
                                                               -----    ----    -------    ------
                                                               $ 410    $294    $    --    $  704
                                                               -----    ----    -------    ------
                                                               -----    ----    -------    ------
1994:
Current
  Federal...................................................   $ 840    $511    $    --    $1,351
  State.....................................................     145      91         --       236
                                                               -----    ----    -------    ------
                                                                 985     602         --     1,587
                                                               -----    ----    -------    ------
Deferred
  Federal...................................................     (47)     96       (115)      (66)
  State.....................................................     (13)      8        (10)      (15)
                                                               -----    ----    -------    ------
                                                                 (60)    104       (125)      (81)
                                                               -----    ----    -------    ------
                                                               $ 925    $706    $  (125)   $1,506
                                                               -----    ----    -------    ------
                                                               -----    ----    -------    ------
1995:
Current
  Federal...................................................   $(187)   $690    $    --    $  503
  State.....................................................     (30)    105         --        75
                                                               -----    ----    -------    ------
                                                                (217)    795         --       578
                                                               -----    ----    -------    ------
Deferred
  Federal...................................................     318     (30)      (932)     (644)
  State.....................................................      28      (2)       (82)      (56)
                                                               -----    ----    -------    ------
                                                                 346     (32)    (1,014)     (700)
                                                               -----    ----    -------    ------
                                                               $ 129    $763    $(1,014)   $ (122)
                                                               -----    ----    -------    ------
                                                               -----    ----    -------    ------

                              COBB THEATRES GROUP

NOTE 11--INCOME TAXES--(CONTINUED)
    The difference between the effective rate and the U.S. federal income tax statutory rate is as follows:

                                                            COBB     R&J    COBB II   COMBINED
                                                            -----   -----   -------   --------
                                                                  (DOLLARS IN THOUSANDS)
1993:
Effective rate............................................     25%     26%       --       25%
Statutory rate............................................     34%     34%       --       34%

Tax at statutory rate.....................................  $ 552   $ 390   $    --       34%
Add (subtract) tax effect of:
  State income tax, net of federal benefit................     94      35        --        4%
  Utilization of tax credits..............................   (246)     --        --       (9)%
  Effect of IRS audit.....................................     --    (126)       --       (5)%
  Other...................................................     10      (5)       --        1%
                                                            -----   -----   -------   --------
                                                            $ 410   $ 294   $    --       25%
                                                            -----   -----   -------   --------
                                                            -----   -----   -------   --------
1994:
Effective rate............................................     34%     46%      (37)%     38%
Statutory rate............................................     34%     34%       34%      34%

Tax at statutory rate.....................................  $ 938   $ 525   $  (116)      34%
Add (subtract) tax effect of:
  State income tax, net of federal benefit................     83      69       (10)       4%
  Utilization of tax credits..............................    (24)     --        --       (1)%
  Effect of IRS audit.....................................     --      96        --        2%
  Other...................................................    (72)     16         1       (1)%
                                                            -----   -----   -------   --------
                                                            $ 925   $ 706   $  (125)      38%
                                                            -----   -----   -------   --------
                                                            -----   -----   -------   --------
1995:
Effective rate............................................     20%     35%      (37)%   (130)%
Statutory rate............................................     34%     34%       34%      34%

Tax at statutory rate.....................................  $ 221   $ 746   $  (935)      34%
Add (subtract) tax effect of:
  State income tax, net of federal benefit................      8      67       (81)      (7)%
  Effect of amended returns...............................    (41)     --        --      (44)%
  Other...................................................    (59)    (50)        2     (113)%
                                                            -----   -----   -------   --------
                                                            $ 129   $ 763   $(1,014)    (130)%
                                                            -----   -----   -------   --------
                                                            -----   -----   -------   --------

                              COBB THEATRES GROUP

NOTE 11--INCOME TAXES--(CONTINUED)
    The significant components of deferred income tax assets and (liabilities) at August 31, 1994 and 1995 are as follows:

                                                            COBB       R&J     COBB II    COMBINED
                                                           -------    -----    -------    --------
                                                                       (IN THOUSANDS)
1994:
Accrued liabilities.....................................   $   863    $  --    $    --    $   863
Amortization............................................        17      392         61        470
Depreciation............................................    (2,419)    (301)       (71)    (2,791)
Net operating loss......................................        --       --        135        135
                                                           -------    -----    -------    --------
      Total.............................................    (1,539)      91        125     (1,323)
Less current deferred income tax asset..................        --       --        135        135
                                                           -------    -----    -------    --------
Non-current deferred income tax asset (liability).......   $(1,539)   $  91    $   (10)   $(1,458)
                                                           -------    -----    -------    --------
                                                           -------    -----    -------    --------
1995:
Accrued liabilities.....................................   $   945    $  --    $    10    $   955
Amortization............................................        29      480        207        716
Depreciation............................................    (2,860)    (356)      (560)    (3,776)
Net operating loss......................................        --       --      1,482      1,482
                                                           -------    -----    -------    --------
Non-current deferred income tax asset (liability).......   $(1,886)   $ 124    $ 1,139    $  (623)
                                                           -------    -----    -------    --------
                                                           -------    -----    -------    --------

    Cobb II has a loss carryforward of $4.0 million that may be offset against future taxable income. Substantially all of the carryforward expires in 2010. R&J and Cobb II have not recorded a valuation allowance related to their deferred tax assets as management considers it more likely than not that available tax strategies and future taxable income will allow the deferred tax assets to be realized.

NOTE 12--EMPLOYEE BENEFIT PLAN

    Cobb Theatres sponsors defined contribution 401(k) plans covering all full-time employees who have one year of service and are age 21 or older. Cobb Theatres may contribute a discretionary percentage of the participant's elective deferral, to be determined by the plans' sponsors. Company contributions amounted to $71,000, $133,000 and $0 in 1993, 1994 and 1995, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES

    Cobb Theatres is a party to various legal proceedings incidental to its business. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the combined financial position or results of operations of Cobb Theatres.

    The State of Florida has substantially completed an audit (primarily sales, use and rental taxes) for fiscal years 1990 through 1993. Management has accrued for additional taxes on undisputed issues. Management vigorously disputes the State's assertion that taxes are due on commissions received from concession operations in addition to the taxes assessed at the point of sale. The maximum potential claim arising from this disputed issue approximates $3.0 million in taxes, penalties and interest.

    Management believes that the ultimate outcome from the resolution of this dispute will not materially impact the combined financial position or the results of operations of Cobb Theatres.

                              COBB THEATRES GROUP

NOTE 13--COMMITMENTS AND CONTINGENCIES--(CONTINUED)
    Cobb Theatres has commitments at August 31, 1995 under construction contracts of approximately $2.0 million.

NOTE 14--CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

    During 1993, the Company adopted SFAS 109, "Accounting for Income Taxes." The cumulative effect of the accounting change is the adjustment to beginning retained earnings that would have been required to restate the financial statements to retroactively apply the change. The effect of initially applying this new pronouncement in 1993 is reported as the cumulative effect of a change in accounting principle in the Company's results of operations as a decrease of $444,000 to net income for the year ended August 31, 1993.

                             COBB THEATRES, L.L.C.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                         AUGUST 31,   FEBRUARY 29,
                                                                            1995         1996
                                                                         -----------  -----------
                                                                         (UNAUDITED)
   ASSETS
Current assets:
  Cash and equivalents................................................    $  1,241    $    700
  Receivables.........................................................         863         914
  Other assets........................................................       3,557       5,646
                                                                         ----------  ---------
    Total current assets..............................................       5,661       7,260

Property and equipment, net...........................................      75,427      78,674
Intangible assets, net................................................      14,323      13,827
Other assets..........................................................       2,729       2,834
                                                                         ----------  ---------
    Total assets......................................................    $ 98,140    $102,595
                                                                         ----------- ---------
                                                                         ----------- ---------

    LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable....................................................    $  5,397    $  3,497
  Accrued film rentals................................................       5,545       6,076
  Accrued expenses and other liabilities..............................       5,768       6,606
  Revolving line of credit............................................       9,700       5,600
  Long-term debt, current installments................................       2,069       2,056
  Obligations under capital leases, current installments..............         248         253
                                                                         ----------  ---------
    Total current liabilities.........................................      28,727      24,088

Long-term debt........................................................      58,966      69,339
Obligations under capital leases......................................       1,771       1,683
Other long-term liabilities...........................................       4,468       5,154
                                                                         ----------  ---------
    Total liabilities.................................................      93,932     100,264

Commitments and contingencies

Members' equity.......................................................       4,208       2,331
                                                                         ----------  ---------
    Total liabilities and members' equity.............................    $ 98,140    $102,595
                                                                         ----------- ---------
                                                                         ----------- ---------



                See accompanying notes to financial statements.

                             COBB THEATRES, L.L.C.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                          SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                    ----------------------------      ----------------------------
                                                    FEBRUARY 29,    FEBRUARY 28,      FEBRUARY 29,    FEBRUARY 28,
                                                        1996            1995              1996            1995
                                                    ------------    ------------      ------------    ------------
Revenues:
  Theatre admissions.........................         $ 36,584        $ 32,137          $ 21,697        $ 17,699
  Concessions................................           14,284          12,399             8,177           6,668
  Other......................................            1,386           1,380               697             497
                                                    ------------    ------------      ------------    ------------
      Total revenues.........................           52,254          45,916            30,571          24,864

Costs of revenues:
  Film rental................................           17,853          15,550            10,595           8,201
  Concession.................................            2,187           1,710             1,257             930
                                                    ------------    ------------      ------------    ------------
      Total cost of revenues.................           20,040          17,260            11,852           9,131
                                                    ------------    ------------      ------------    ------------
      Gross profit...........................           32,214          28,656            18,719          15,733

Operating expenses:
  Advertising................................            1,580           1,355               881             688
  Payroll and related costs                              6,404           5,635             3,505           2,891
  Occupancy..................................           12,418          11,555             6,257           5,712
  Repairs and maintenance....................              562             698               306             368
  Other......................................            2,237           1,545             1,220             800
  General and administrative.................            3,765           3,258             2,007           1,836
  Depreciation and amortization..............            4,468           3,730             2,358           1,927
                                                    ------------    ------------      ------------    ------------
      Total operating expenses...............           31,434          27,776            16,534          14,222
                                                    ------------    ------------      ------------    ------------
      Operating income.......................              780             880             2,185           1,511
                                                    ------------    ------------      ------------    ------------

Other income (deductions):
  Interest expense, net......................           (3,708)         (2,415)           (1,926)         (1,265)
  Other......................................              (28)            (24)              (24)            (25)
                                                    ------------    ------------      ------------    ------------
                                                        (3,736)         (2,439)           (1,950)         (1,290)
                                                    ------------    ------------      ------------    ------------

Income (loss) before income taxes............           (2,956)         (1,559)              235             221

Income tax expense (benefit).................           (1,079)           (569)               86              81
                                                    ------------    ------------      ------------    ------------
      Net income (loss)......................         $ (1,877)       $   (990)         $    149        $    140
                                                    ------------    ------------      ------------    ------------
                                                    ------------    ------------      ------------    ------------



                See accompanying notes to financial statements.

                             COBB THEATRES, L.L.C.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                              SIX MONTHS ENDED
                                                                        ----------------------------
                                                                         FEBRUARY 28,    FEBRUARY 29,
                                                                             1995            1996
                                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................       $   (990)       $ (1,877)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...................................          3,730           4,468
    (Gain) loss on asset dispositions...............................             (4)             28
    Provision for deferred income taxes.............................           (435)           (584)
  (Increase) decrease in assets:
    Receivables.....................................................           (478)            (51)
    Other current assets............................................           (377)         (2,089)
  Increase (decrease) in liabilities:
    Accounts payable................................................          1,570          (1,900)
    Accrued film rental.............................................         (1,315)            531
    Accrued expenses and other liabilities..........................            981             838
                                                                         ------------    ------------
      Total adjustments.............................................          3,672           1,241
                                                                         ------------    ------------
      Net cash provided (used) by operating activities..............          2,682            (636)
                                                                         ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............................         (5,365)         (8,853)
  Construction in progress..........................................            123           2,409
  Other.............................................................             (2)           (324)
                                                                         ------------    ------------
      Net cash used in investing activities.........................         (5,244)         (6,768)
                                                                         ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (payments) from long-term debt...........................         (1,706)         11,046
  Proceeds (payments) from revolving line of credit.................          2,500          (4,100)
  Principal payments from related parties...........................            (18)            -
  Principal payments under capital lease............................            739             (83)
                                                                         ------------    ------------
      Net cash provided by financing activities.....................          1,515           6,863
                                                                         ------------    ------------
  Net decrease in cash and equivalents..............................         (1,047)           (541)
  Cash and equivalents--beginning of period.........................          1,905           1,241
                                                                         ------------    ------------
  Cash and equivalents--end of period...............................       $    858        $    700
                                                                         ------------    ------------
                                                                         ------------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for: Interest...........................................       $  2,415        $  3,708
                                                                         ------------    ------------
                                                                         ------------    ------------
                Income Taxes........................................       $    101        $  1,252
                                                                         ------------    ------------
                                                                         ------------    ------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligation incurred to lease equipment..............       $    842        $    -
                                                                         ------------    ------------
                                                                         ------------    ------------



                See accompanying notes to financial statements.

                             COBB THEATRES, L.L.C.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996
                                  (UNAUDITED)



NOTE 1--THE COMPANY



    Cobb Theatres, L.L.C. (the Company) is an Alabama limited liability company formed to acquire and operate the business of Cobb Theatres Group, a privately-held group of companies based in Birmingham, Alabama. The Company was formed to create a consolidated entity to facilitate the offering of $85 million of Senior Secured Notes (the "Debt Offering") and the establishment of the New Credit Facility (as discussed in Note 3). Prior to the completion of certain Formation Transactions on March 6, 1996 (as discussed below) the Company consisted of R.C. Cobb, Inc., Cobb Theatres II, Inc. and R & J Concessions, Inc.



    Cobb Finance Corp., a wholly-owned subsidiary of the Company, was incorporated for the purpose of serving as a co-issuer of the Senior Secured Notes in order to facilitate the Debt Offering. Cobb Finance Corp. will not have any substantial operations or assets of any kind.



    Concurrently with the closing of the Debt Offering on March 6, 1996 (i) R.C. Cobb, Inc. acquired the outstanding equity of R & J Concessions, Inc., (ii) R & J Concessions, Inc. was merged into its sole shareholder, R.C. Cobb, Inc. and
(iii) Cobb Theatres, L.L.C. acquired the outstanding equity of R.C. Cobb, Inc. and Cobb Theatres II, Inc. which had previously been held by members of the Cobb family (the "Formation Transactions"). As a result of the foregoing Formation Transactions, R.C. Cobb, Inc. and Cobb Theatres II, Inc. became, together with Cobb Finance Corp., subsidiaries of the Company. The Cobb family as members own all of the equity interest of Cobb Theatres, L.L.C.



    The term "Company" or "Cobb Theatres" used herein shall mean the Cobb Theatre Group prior to the Formation Transactions and shall mean Cobb Theatres, L.L.C. and its consolidated subsidiaries after the completion of the Debt Offering.



NOTE 2--BASIS OF PRESENTATION



    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and reflect the formation of Cobb Theatres, L.L.C., which includes the reclassification of stockholders' equity as members' equity. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.



    Due to the seasonal nature of the Company's business, operating results for the three months and six months ended February 29, 1996 are not necessarily indicative of the results that may be expected for the year ending August 31, 1996. For further information, refer to the audited consolidated financial statements and footnotes thereto for the year ended August 31, 1995.



NOTE 3--SUBSEQUENT EVENTS



    On March 6, 1996, the Company issued $85 million of 10 5/8% Senior Secured Notes due March 1, 2003. Interest on the Senior Secured Notes will be due semi-annually and commences on September 1, 1996. The proceeds from the Debt Offering were primarily used to repay $76.6 million of existing debt and pay approximately $3.5 million of commissions and other expenses associated with the Debt Offering, with the remaining proceeds of approximately $4.5 million available for general corporate purposes, including interest and fees, funding working capital and the development of additional theatres.

                             COBB THEATRES, L.L.C.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               FEBRUARY 29, 1996
                                  (UNAUDITED)



NOTE 3--SUBSEQUENT EVENTS--(CONTINUED)


    Concurrent with the issuance of the Senior Secured Notes, the Company entered into a $25 million New Credit Facility, led by one of its existing banks. The New Credit Facility is comprised of a $12.5 million senior secured seasonal revolver available for working capital purposes and a $12.5 million senior secured reducing revolver available for future capital expenditures. Access to the availability under the New Credit Facility will be dependent upon the achievement by the Company of certain financial ratios.



    The Senior Secured Notes and the New Credit Facility are secured on an equal and ratable basis by a first pledge of the equity interests of the subsidiaries of the Company, all intercompany notes and a security interest in all of the assets (other than real property) of the Company's subsidiaries.



    The New Credit Facility contains covenants that, among other things, restrict the ability of the Company to incur additional debt, create certain liens, make certain investments (including certain capital expenditures), pay dividends or make other distributions, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers or consolidations. Under the New Credit Facility the Company will be required to comply with specified financial ratios, including maximum net debt to EBITDA and minimum interest coverage and fixed charge coverage ratios.



    The Company has one interest rate swap agreement with a $12.0 million notional amount which matures in May 1996. The sole purpose of the swap was to convert a portion of the Company's variable rate senior term debt to fixed rate. This debt was repaid as of March 6, 1996 as a result of the issuance of the Senior Secured Notes. The swap contract no longer qualified for hedge accounting treatment for the two months prior to maturity at a cost of approximately $20,000 per month. The Company has had no involvement with other derivatives in the past, with the exception of basic swaps to convert variable rate debt to fixed rate debt, and has no specific plans to use derivative products in the foreseeable future.



NOTE 4--EARNINGS PER SHARE



    Earnings per share information is not presented as the Company is a limited liability company consisting of member interests rather than shareholder interests.



NOTE 5--CONTINGENCIES



    The Company is a party to various legal proceedings incidental to its business. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the consolidated financial positions or results of operations of the Company.



    The State of Florida has substantially completed an audit (primarily sales, use and rental taxes) for fiscal years 1990 through 1993. Management disputes the State's assertion that additional taxes are due on commissions received from concession operations, in addition to the taxes assessed at the point of the sale. The maximum potential claim arising from this disputed issue approximates $3.0 million in taxes, penalties and interest. Management believes that the ultimate outcome of this dispute will not materially impact the consolidated financial position or the results of operations of Cobb Theatres.

=========================================  =====================================
- -----------------------------------------  -------------------------------------



  NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY                          $85,000,000
REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFER
MADE IN THIS PROSPECTUS, AND, IF GIVEN OR
                                                   [COBB THEATRES LOGO]
MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE ISSUERS. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
OF ANY SECURITIES OTHER THAN THOSE TO
WHICH IT RELATES OR AN OFFER TO SELL,
OR A SOLICITATION OF AN OFFER TO BUY, TO
ANY PERSON IN ANY JURISDICTION WHERE SUCH
AN OFFER OR SOLICITATION WOULD BE
UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL UNDER ANY CIRCUMSTANCES CREATE AN       10 5/8% NEW SENIOR SECURED NOTES
IMPLICATION THAT THERE HAS BEEN NO                        DUE 2003
CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF.

         ---------------------

          TABLE OF CONTENTS


                              PAGE
                              ----
Prospectus Summary.........      4
Risk Factors...............     14
The Exchange Offer.........     20


                                                   ---------------------
The Issuers................     29
Formation Transactions.....     30                      PROSPECTUS

                                                   ---------------------

Use of Proceeds............     31



Capitalization.............     31
Selected Combined Financial
and Operating Data.........     32
Management's Discussion and
  Analysis of Financial
Condition and Results of
Operations.................     34
Business...................     42
Management.................     51
Principal Equityholders....     53
Certain Relationships and
Related Transactions.......     54
The Operating Agreement....     54
Description of Certain
Indebtedness...............     58
Description of New Senior
Secured Notes..............     61
Certain Federal Income
Tax Consequences...........     89
Plan of Distribution.......     89
Legal Matters..............     90                                  , 1996
Experts....................     90
Available Information......     91
Index to Combined Financial
Statements.................    F-1


- -----------------------------------------  -------------------------------------
=========================================  =====================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an estimate of the fees and expenses to be incurred in connection with the Exchange Offer:

Securities and Exchange Commission Registration Fee...........................   $ 29,310.34*
Blue Sky Fees and Expenses....................................................      5,000.00
Legal Fees and Expenses.......................................................     25,000.00
Accounting Fees...............................................................    100,000.00
Trustee's and Exchange Agent Fees.............................................      5,000.00
Printing and Engraving Costs..................................................     25,000.00
Miscellaneous Expenses........................................................     10,689.66
                                                                                 -----------
      Total...................................................................   $200,000.00
                                                                                 -----------
                                                                                 -----------

- ------------

* Actual amount.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles of Incorporation of Cobb Finance Corp. contains a provision eliminating or limiting director liability to the Company and its shareholders for money damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (a) the amount of a financial benefit received by a director to which he or she is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) a violation of Section 10-2B-8.33 of the Code of Alabama 1975, as amended, (d) an intentional violation of criminal law, or (e) a breach of the director's duty of loyalty to the corporation or its shareholders. This provision offers persons who serve on the Board of directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Cobb Finance Corp. or a shareholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

    In addition, the Operating Agreement of Cobb Theatres, L.L.C. and By-Laws of Cobb Finance Corp. provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, Manager, in the case of the Cobb Theatres, L.L.C., or agent of the Company who by reason of the fact that he or she is a director, officer, employee, Manager or agent of such Registrant, is involved in a legal proceeding of any nature to the fullest extent permissible under Alabama law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below are all sales of unregistered securities by Cobb Theatres, L.L.C. and Cobb Finance Corp. within the past three years:

        1. On March 6, 1996, as part of the Formation Transactions, Cobb Theatres, L.L.C. issued all of its equity interests to Rowland C. Cobb, Jr., Robert M. Cobb and Jefferson R. Cobb and two revocable trusts for the benefit of the spouses and children of Robert M. Cobb and Jefferson R. Cobb, respectively, in exchange for all of the capital stock of R.C. Cobb, Inc. and Cobb Theatres II, Inc. as described under "Formation Transactions" and "Principal Equityholders" in the Prospectus which forms a part of this Registration Statement, which descriptions are hereby incorporated herein by reference.

        2. On March 1, 1996, in connection with its organization, all of the issued and outstanding capital stock of Cobb Finance Corp. was issued to Cobb Theatres, L.L.C.


        3. The 10 5/8 Senior Secured Notes due 2003 of Cobb Theatres, L.L.C. and Cobb Finance Corp. were sold, on March 6, 1996, to Lehman Brothers Inc. and First Union Capital Markets Corp. Said Initial Purchasers received discounts and commissions of $2,975,000 in connection with such transaction.


    Except as set forth above, none of the transactions described above was underwritten and there were no underwriting discounts or commissions. The Company believes that all securities issued in connection with the transactions described above were exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.

ITEM 16. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Exhibits:


EXHIBIT
  NO.                                         DESCRIPTION
- -------   ------------------------------------------------------------------------------------
 (2)-1    --R&J Stock Purchase Agreement, dated March 6, 1996, between R.C. Cobb, Inc. and the shareholders of R&J Concessions, Inc.*
 (2)-2    --Agreement and Articles of Merger, dated March 6, 1996, between R&J Concessions, and R.C. Cobb, Inc.*
 (3)-1    --Articles of Organization, dated January 15, 1996, of Cobb Theatres, L.L.C.
            Operating Agreement, dated March 4, 1996, of Cobb Theatres, L.L.C.*
 (3)-2    --Articles of Incorporation of Cobb Finance Corp.*
 (3)-3    --By-laws of Cobb Finance Corp.*
 (4)-1    --Indenture, dated as of March 6, 1996, among Cobb Theatres L.L.C., Cobb Finance
            Corp., and IBJ Shroder Bank & Trust Company.*
 (4)-2    --Pledge Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C. and IBJ
            Schroder Bank & Trust Company, as Collateral Agent.*
 (4)-3    --Security Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C., R.C.
            Cobb, Inc., Cobb Theatres II, Inc. and IBJ Schroder Bank & Trust Company, as
            Collateral Agent.*
 (4)-4    --Global 10 5/8% Senior Notes Due 2003, including Subsidiary Guarantees.
 (4)-5    --Registration Rights Agreement, dated as of March 6, 1996, by and among Cobb
            Theatres L.L.C., Cobb Finance Corp., R.C. Cobb, Inc., Cobb Theatres II, Inc.,
            Lehman Brothers Inc. and First Union Capital Markets Corp.*
 (5)      --Opinion of Haskell Slaughter & Young, L.L.C., as to the legality of New Senior
            Secured Notes being registered.
 (8)      --Opinion of Haskell Slaughter & Young, L.L.C., as to certain federal income tax consequences.

EXHIBIT
  NO.                                         DESCRIPTION
- -------   ------------------------------------------------------------------------------------
(10)-1    --Credit Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C., Cobb
            Finance Corp. and First Union National Bank of North Carolina, as Agent.*
(10)-2    --Unconditional Guaranty Agreement, dated as of March 6, 1996, executed by R.C.
            Cobb, Inc. and Cobb Theatres II, Inc., in favor of First Union National Bank of
            North Carolina, as Agent.*
(10)-3    --Facility A Revolving Credit Note, dated March 6, 1996, of Cobb Theatres L.L.C. and
            Cobb Finance Corp. in the principal amount of $7,500,000 drawn to the order of
            First Union Bank of North Carolina.*
(10)-4    --Facility B Revolving Credit Note, dated March 6, 1996, of Cobb Theatres L.L.C. and
            Cobb Finance Corp. in the principal amount of $7,500,000 drawn to the order of
            First Union National Bank of North Carolina.*
(10)- 5   --Aircraft Service Agreement, dated as of January 1, 1996, between R.C. Cobb, Inc.
            and Sipsey River, Inc.*
(10)-6    --Lease, dated January 21, 1986, between Tricob and R.C. Cobb, Inc., as amended, related to the Port Charlotte Theatre.*
(10)-7    --Agreement of Lease, dated February 8, 1983, between Tricob Realty and R.C. Cobb,
            Inc., as amended, related to the Huntsville Theatre.*
(10)-8    --Lease, dated August 13, 1985, between Tricob and R.C. Cobb, Inc., as amended, related to the Madison Square Theatre.*
(10)-9    --Lease Agreement, dated September 11, 1979, between Rowland C. Cobb, Jr. and R.C.
            Cobb, Inc., as amended, related to the headquarters building located in
            Birmingham, Alabama.*
(10)-10   --Purchase Agreement, dated February 29, 1996, among Cobb Theatres, L.L.C., Cobb
            Finance Corp., R.C. Cobb, Inc., Cobb Theatres II, Inc. and Lehman Brothers Inc.
            and First Union Capital Markets Corp.*
(12)      --Statement re: Computation of Ratio of Earnings to Fixed Charges.*
(21)      --Subsidiaries of the Registrants.*
(23)-1    --Consent of Ernst & Young LLP. See pages immediately following signature pages to the Registration Statement.
(23)-2    --Consent of LaRocca & Co., P.C. See pages immediately following signature pages to the Registration Statement.
(23)-3    --Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as
            Exhibit (5)).
(24)      --Powers of Attorney. See the signature pages to this Amendment No. 1 to the
            Registration Statement on Form S-4.
(25)      --Form T-1 Statement of Eligibility of Trustee.



* Filed with the initial Filing of the Registration Statement.



    (b) Financial Statement Schedules:


    None are applicable.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to Item 14 hereof, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on June 6, 1996.

                                          COBB THEATRES, L.L.C.


                                          By:    /s/ ROBERT M. COBB

                                              ..................................
                                                       Robert M. Cobb
                                                President and Chief Executive
                                                           Officer


    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert M. Cobb and Ricky W. Thomas, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or his substitute may do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                              CAPACITY                     DATE
- ----------------------------------------  ---------------------------------   --------------

           /s/ ROBERT M. COBB             President and Chief Executive        June 6, 1996
 ........................................    Officer and Manager
             Robert M. Cobb

          /s/ RICKY W. THOMAS             Senior Vice President and Chief      June 6, 1996
 ........................................    Financial Officer (Principal
            Ricky W. Thomas                 Financial and Accounting
                                            Officer)

        /s/ ROWLAND C. COBB, JR.          Manager                              June 6, 1996
 ........................................
          Rowland C. Cobb, Jr.

         /s/ JEFFERSON R. COBB            Manager                              June 6, 1996
 ........................................
           Jefferson R. Cobb

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on June 6, 1996.

                                          COBB FINANCE CORP.

                                          By:    /s/ ROBERT M. COBB
                                              ..................................
                                                       Robert M. Cobb
                                                President and Chief Executive
                                                           Officer

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert M. Cobb and Ricky W. Thomas, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or his substitute may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                              CAPACITY                     DATE
- ----------------------------------------  ---------------------------------   --------------

           /s/ ROBERT M. COBB             President and Chief Executive           June 6, 1996
 ........................................    Officer and Director
             Robert M. Cobb

          /s/ RICKY W. THOMAS             Senior Vice President and Chief         June 6, 1996
 ........................................    Financial Officer (Principal
            Ricky W. Thomas                 Financial and Accounting
                                            Officer)

        /s/ ROWLAND C. COBB, JR.          Chairman of the Board                   June 6, 1996
 ........................................
          Rowland C. Cobb, Jr.

         /s/ JEFFERSON R. COBB            Director                                June 6, 1996
 ........................................
           Jefferson R. Cobb

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on June 6, 1996.



                                          R.C. COBB, INC.



                                          By:     /s/ ROBERT M. COBB

                                              ..................................


                                                       Robert M. Cobb
                                                President and Chief Executive
                                                           Officer



    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert M. Cobb and Ricky W. Thomas, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or his substitute may do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                              CAPACITY                     DATE
- ----------------------------------------  ---------------------------------   --------------

           /s/ ROBERT M. COBB             President and Chief Executive           June 6, 1996
 ........................................    Officer and Director
             Robert M. Cobb

          /s/ RICKY W. THOMAS             Senior Vice President and Chief         June 6, 1996
 ........................................    Financial Officer (Principal
            Ricky W. Thomas                 Financial and Accounting
                                            Officer)

        /s/ ROWLAND C. COBB, JR.          Chairman of the Board                   June 6, 1996
 ........................................
          Rowland C. Cobb, Jr.

         /s/ JEFFERSON R. COBB            Director                                June 6, 1996
 ........................................
           Jefferson R. Cobb

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on June 6, 1996.



                                          COBB THEATRES II, INC.



                                          By:   /s/ ROBERT M. COBB

                                              ..................................


                                                       Robert M. Cobb
                                                President and Chief Executive
                                                           Officer



    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert M. Cobb and Ricky W. Thomas, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or his substitute may do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                              CAPACITY                     DATE
- ----------------------------------------  ---------------------------------   --------------

           /s/ ROBERT M. COBB             President and Chief Executive          June 6, 1996
 ........................................    Officer and Director
             Robert M. Cobb

          /s/ RICKY W. THOMAS             Senior Vice President and Chief        June 6, 1996
 ........................................    Financial Officer (Principal
            Ricky W. Thomas                 Financial and Accounting
                                            Officer)

        /s/ ROWLAND C. COBB, JR.          Chairman of the Board                  June 6, 1996
 ........................................
          Rowland C. Cobb, Jr.

         /s/ JEFFERSON R. COBB            Director                               June 6, 1996
 ........................................
           Jefferson R. Cobb

                                   EXHIBIT INDEX
                                   -------------


EXHIBIT
  NO.                                         DESCRIPTION
- -------   ------------------------------------------------------------------------------------
 (2)-1    --R&J Stock Purchase Agreement, dated March 6, 1996, between R.C. Cobb, Inc. and the shareholders of R&J Concessions, Inc.*
 (2)-2    --Agreement and Articles of Merger, dated March 6, 1996, between R&J Concessions, and R.C. Cobb, Inc.*
 (3)-1    --Articles of Organization, dated January 15, 1996, of Cobb Theatres, L.L.C.
            Operating Agreement, dated March 4, 1996, of Cobb Theatres, L.L.C.*
 (3)-2    --Articles of Incorporation of Cobb Finance Corp.*
 (3)-3    --By-laws of Cobb Finance Corp.*
 (4)-1    --Indenture, dated as of March 6, 1996, among Cobb Theatres L.L.C., Cobb Finance
            Corp., and IBJ Shroder Bank & Trust Company.*
 (4)-2    --Pledge Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C. and IBJ
            Schroder Bank & Trust Company, as Collateral Agent.*
 (4)-3    --Security Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C., R.C.
            Cobb, Inc., Cobb Theatres II, Inc. and IBJ Schroder Bank & Trust Company, as
            Collateral Agent.*
 (4)-4    --Global 10 5/8% Senior Notes Due 2003, including Subsidiary Guarantees.
 (4)-5    --Registration Rights Agreement, dated as of March 6, 1996, by and among Cobb
            Theatres L.L.C., Cobb Finance Corp., R.C. Cobb, Inc., Cobb Theatres II, Inc.,
            Lehman Brothers Inc. and First Union Capital Markets Corp.*
 (5)      --Opinion of Haskell Slaughter & Young, L.L.C., as to the legality of New Senior
            Secured Notes being registered.
 (8)      --Opinion of Haskell Slaughter & Young, L.L.C., as to certain federal income tax consequences.

EXHIBIT
  NO.                                         DESCRIPTION
- -------   ------------------------------------------------------------------------------------
(10)-1    --Credit Agreement, dated as of March 6, 1996, among Cobb Theatres L.L.C., Cobb
            Finance Corp. and First Union National Bank of North Carolina, as Agent.*
(10)-2    --Unconditional Guaranty Agreement, dated as of March 6, 1996, executed by R.C.
            Cobb, Inc. and Cobb Theatres II, Inc., in favor of First Union National Bank of
            North Carolina, as Agent.*
(10)-3    --Facility A Revolving Credit Note, dated March 6, 1996, of Cobb Theatres L.L.C. and
            Cobb Finance Corp. in the principal amount of $7,500,000 drawn to the order of
            First Union Bank of North Carolina.*
(10)-4    --Facility B Revolving Credit Note, dated March 6, 1996, of Cobb Theatres L.L.C. and
            Cobb Finance Corp. in the principal amount of $7,500,000 drawn to the order of
            First Union National Bank of North Carolina.*
(10)- 5   --Aircraft Service Agreement, dated as of January 1, 1996, between R.C. Cobb, Inc.
            and Sipsey River, Inc.*
(10)-6    --Lease, dated January 21, 1986, between Tricob and R.C. Cobb, Inc., as amended, related to the Port Charlotte Theatre.*
(10)-7    --Agreement of Lease, dated February 8, 1983, between Tricob Realty and R.C. Cobb,
            Inc., as amended, related to the Huntsville Theatre.*
(10)-8    --Lease, dated August 13, 1985, between Tricob and R.C. Cobb, Inc., as amended, related to the Madison Square Theatre.*
(10)-9    --Lease Agreement, dated September 11, 1979, between Rowland C. Cobb, Jr. and R.C.
            Cobb, Inc., as amended, related to the headquarters building located in
            Birmingham, Alabama.*
(10)-10   --Purchase Agreement, dated February 29, 1996, among Cobb Theatres, L.L.C., Cobb
            Finance Corp., R.C. Cobb, Inc., Cobb Theatres II, Inc. and Lehman Brothers Inc.
            and First Union Capital Markets Corp.*
(12)      --Statement re: Computation of Ratio of Earnings to Fixed Charges.*
(21)      --Subsidiaries of the Registrants.*
(23)-1    --Consent of Ernst & Young LLP. See pages immediately following signature pages to the Registration Statement.
(23)-2    --Consent of LaRocca & Co., P.C. See pages immediately following signature pages to the Registration Statement.
(23)-3    --Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as
            Exhibit (5)).
(24)      --Powers of Attorney. See the signature page to the original filing of this
            Registration Statement on Form S-4.
(25)      --Form T-1 Statement of Eligibility of Trustee.*



* Filed with the initial Filing of the Registration Statement.



    (b) Financial Statement Schedules:


    None are applicable.